   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2002
                                                   REGISTRATION NO. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              SOUND FEDERAL BANCORP
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                  6712                          (APPLIED FOR)
   (State or Other Jurisdiction of          (Primary Standard Industrial            (I.R.S. Employer
   Incorporation or Organization)            Classification Code Number)           Identification No.)

                              300 MAMARONECK AVENUE
                           MAMARONECK, NEW YORK 10543
                                 (914) 698-6400
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              RICHARD P. MCSTRAVICK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              300 MAMARONECK AVENUE
                           MAMARONECK, NEW YORK 10543
                                 (914) 698-6400
  (Name, address, including zip code, and telephone number, including area code of Agent for Service)

                                   COPIES TO:
                                ALAN SCHICK, ESQ.
                                 ERIC LUSE, ESQ.
                              EDWARD A. QUINT, ESQ.
                       LUSE GORMAN POMERENK & SCHICK, P.C.
                     5335 WISCONSIN AVENUE, N.W., SUITE 400
                             WASHINGTON, D.C. 20015

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: : [X]

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                         CALCULATION OF REGISTRATION FEE
========================================= ================== ==================== ==================== =====================

                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
         TITLE OF EACH CLASS OF             AMOUNT TO BE       OFFERING PRICE          AGGREGATE         REGISTRATION FEE
      SECURITIES TO BE REGISTERED            REGISTERED           PER SHARE        OFFERING PRICE(1)
----------------------------------------- ------------------ -------------------- -------------------- ---------------------

Common Stock, $0.01 par value per share   13,225,000 shares        $ 10.00        $ 132,250,000              $ 12,167
----------------------------------------- ------------------ -------------------- -------------------- ---------------------

Participation Interests                   230,281 interests          --                   --                   --
========================================= ================== ==================== ==================== =====================

(1)   Estimated solely for the purpose of calculating the registration fee.
(2) The securities of Sound Federal Bancorp to be purchased by the Sound Federal Savings and Loan Association 401(k) Savings Plan in RSI Retirement Trust or as adopted by Sound Federal Savings and Loan Association are included in the amount shown for Common Stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                              SOUND FEDERAL BANCORP
        (HOLDING COMPANY FOR SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION)
                     UP TO 6,765,910 SHARES OF COMMON STOCK

      Sound Federal Bancorp is offering common stock for sale in connection with the conversion of Sound Federal, MHC from the mutual to the stock form of organization. The shares we are offering represent the ownership interest in Sound Federal Bancorp now owned by Sound Federal, MHC. The existing publicly held shares of Sound Federal Bancorp will be exchanged for new shares of common stock of Sound Federal Bancorp. All shares offered for sale are offered at a price of $10.00 per share. Our common stock will continue to trade on the Nasdaq National Market under the symbol "SFFS."

      IF YOU ARE OR WERE A DEPOSITOR OF SOUND FEDERAL SAVINGS AND LOAN
ASSOCIATION:
      o     You may have priority rights to purchase shares of common stock.
      IF YOU ARE CURRENTLY A STOCKHOLDER OF SOUND FEDERAL BANCORP:
      o Each of your shares of common stock will automatically be exchanged for between 1.7782 and 2.7667 new shares of Sound Federal Bancorp.
      o Your percentage ownership will remain essentially equivalent to your current percentage ownership interest in Sound Federal Bancorp.
      o You may also purchase additional shares in the offering after priority orders are filled.
      IF YOU ARE A PARTICIPANT IN THE SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION 401(K) SAVINGS PLAN IN RSI RETIREMENT TRUST:
      o You may direct that all or part of your current account balances in this plan be invested in shares of common stock.
      o You will be receiving separately a supplement to this prospectus that describes your rights under the plan.
      IF YOU FIT NONE OF THE CATEGORIES ABOVE, BUT ARE INTERESTED IN PURCHASING SHARES OF OUR COMMON STOCK:
      o You may purchase shares of common stock after priority orders are filled.

      We are offering up to 6,765,910 shares of the common stock for sale on a best efforts basis. We must sell a minimum of 5,000,890 shares to complete the offering and the exchange of existing shares. We may sell up to 7,780,737 shares because of regulatory considerations, demand for the shares or changes in market conditions without resoliciting subscribers. The offering is expected to terminate at 12:00 noon, New York Time, on December ____, 2002. We may extend this termination date without notice to you until February ____, 2003, unless the Office of Thrift Supervision approves a later date, which may not be beyond December ______, 2004.

      Keefe, Bruyette & Woods, Inc. will assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase common stock in the offering.

      The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond February ____, 2003. If the offering is extended beyond February ____, 2003, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to completion of the offering will be held in an escrow account at Sound Federal Savings and Loan Association and will earn interest at our passbook rate.

      Following the conversion, our directors and executive officers, together with their associates, are expected to own __________ shares of common stock, or _____% of our outstanding common stock if the shares are sold at the midpoint of the offering range.

                                OFFERING SUMMARY
                             PRICE: $10.00 PER SHARE

                                               MINIMUM            MAXIMUM
                                               -------            -------
          Number of shares:                     5,000,890          6,765,910
          Gross offering proceeds:           $ 50,008,900       $ 67,659,100
          Estimated offering expenses:       $  1,463,000       $  1,682,000
          Estimated net proceeds:            $ 48,545,900       $ 65,977,100
          Estimated net proceeds per share:  $       9.71       $       9.75

      THIS INVESTMENT INVOLVES A DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

                PLEASE READ "RISK FACTORS" BEGINNING ON PAGE __.

      THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          KEEFE, BRUYETTE & WOODS, INC.

                THE DATE OF THIS PROSPECTUS IS NOVEMBER __, 2002

             [INSERT MAP SHOWING SOUND FEDERAL SAVINGS' MARKET AREA]

                                TABLE OF CONTENTS


                                                                                             PAGE

SUMMARY........................................................................................1
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF SOUND FEDERAL BANCORP AND SUBSIDIARY........11
RISK FACTORS..................................................................................13
FORWARD-LOOKING STATEMENTS....................................................................17
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING...........................................17
OUR DIVIDEND POLICY...........................................................................19
MARKET FOR THE COMMON STOCK...................................................................19
HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE........................................21
CAPITALIZATION................................................................................22
PRO FORMA DATA................................................................................23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........29
BUSINESS OF SOUND FEDERAL BANCORP AND SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION..............43
SUPERVISION AND REGULATION....................................................................66
TAXATION......................................................................................72
MANAGEMENT OF SOUND FEDERAL BANCORP...........................................................73
BENEFICIAL OWNERSHIP OF COMMON STOCK..........................................................82
SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS.............................................82
THE CONVERSION................................................................................83
COMPARISON OF STOCKHOLDERS' RIGHTS...........................................................101
RESTRICTIONS ON ACQUISITION OF SOUND FEDERAL BANCORP.........................................106
DESCRIPTION OF CAPITAL STOCK OF SOUND FEDERAL BANCORP FOLLOWING THE CONVERSION...............108
TRANSFER AGENT...............................................................................109
EXPERTS......................................................................................109
LEGAL MATTERS................................................................................109
ADDITIONAL INFORMATION.......................................................................109
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................................F-1

                                     SUMMARY

      THE FOLLOWING SUMMARY EXPLAINS THE SIGNIFICANT ASPECTS OF THE CONVERSION, THE OFFERING AND THE EXCHANGE OF EXISTING SHARES OF SOUND FEDERAL BANCORP COMMON STOCK FOR NEW SHARES OF SOUND FEDERAL BANCORP COMMON STOCK. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR ADDITIONAL INFORMATION, YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

THE COMPANIES

      SOUND FEDERAL, MHC

      Sound Federal, MHC is the federally chartered mutual holding company of Sound Federal Bancorp. Sound Federal, MHC's principal business activity is the ownership of 2,810,510 shares of common stock of Sound Federal Bancorp. Upon the conclusion of the conversion, Sound Federal, MHC will cease to exist.

      SOUND FEDERAL BANCORP

      Sound Federal Bancorp is a federally chartered stock holding company that owns all of the outstanding common stock of Sound Federal Savings. As of June 30, 2002, Sound Federal Bancorp had 4,778,292 issued and outstanding shares of common stock. Sound Federal, MHC owned 2,810,510 shares of Sound Federal Bancorp's outstanding common stock. The remaining 1,967,782 shares are held by the public. At June 30, 2002, Sound Federal Bancorp had consolidated assets of $651.5 million, deposits of $544.6 million and stockholders' equity of $63.8 million. Following the conversion, Sound Federal Bancorp will cease to exist, but will be succeeded by a new Delaware corporation with the same name.

      SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

      Sound Federal Savings and Loan Association is a federally chartered savings association headquartered in Mamaroneck, New York. Sound Federal Savings' deposits are insured by the Federal Deposit Insurance Corporation. Sound Federal Savings was organized as a New York chartered savings bank in 1891 and became a federally chartered savings association in 1934. In July 2000, Sound Federal Bancorp and Sound Federal Savings completed the acquisition of Peekskill Financial Corporation and its wholly owned subsidiary, First Federal Savings Bank. At the completion of the conversion, we will change our name to "Sound Federal Savings." At June 30, 2002, Sound Federal Savings operated from nine locations in New York and Connecticut. In July 2002, we opened our tenth location in Somers, New York. A full description of our products and services begins on page _______ of this prospectus.

      The executive office of each of Sound Federal, MHC, Sound Federal Bancorp and Sound Federal Savings is located at 300 Mamaroneck Avenue, Mamaroneck, New York 10543. The telephone number at this address is (914) 698-6400.

OUR ORGANIZATIONAL STRUCTURE

      In 1998, Sound Federal Savings' mutual predecessor reorganized into the mutual holding company form of organization. As a part of the mutual holding company reorganization, we sold a minority of our common stock to our customers in a subscription offering. The majority of our outstanding shares were retained by Sound Federal, MHC. Sound Federal, MHC is a mutual holding company that has no stockholders. Sound Federal Bancorp owns 100% of the outstanding shares of Sound Federal Savings.

      Pursuant to the terms of our plan of conversion, we will convert from the mutual holding company form of ownership to the fully public form of corporate structure. As part of the conversion, we are offering for sale in a subscription offering and a community offering shares of common stock that represent the majority ownership interest of Sound Federal Bancorp that is currently held by Sound Federal, MHC. Upon the completion of the conversion and offering, Sound Federal, MHC will cease to exist, public stockholders of Sound Federal Bancorp will receive new shares of common stock in exchange for their existing shares of Sound Federal Bancorp and we will have completed the transition from partial to full public ownership.

      The following chart shows our current ownership structure, which is commonly referred to as the "two-tier" mutual holding company structure:


   -----------------------------                -----------------------------
        SOUND FEDERAL, MHC                           PUBLIC STOCKHOLDERS
   -----------------------------                -----------------------------
    58.8% of Sound                                             41.2% of Sound
    Federal Bancorp                                            Federal Bancorp
    common stock                                               common stock

                      ------------------------------------
                              SOUND FEDERAL BANCORP
                             (A FEDERAL CORPORATION)
                      ------------------------------------

                                           100% of common stock

                      ------------------------------------
                              SOUND FEDERAL SAVINGS
                      ------------------------------------

      After the conversion and offering are completed, our ownership structure will be as follows:

                      ------------------------------------
                              PUBLIC STOCKHOLDERS
                      ------------------------------------

                                           100% of common stock

                      ------------------------------------
                              SOUND FEDERAL BANCORP
                            (A DELAWARE CORPORATION)
                      ------------------------------------

                                           100% of common stock

                      ------------------------------------
                              SOUND FEDERAL SAVINGS
                      ------------------------------------

BUSINESS STRATEGY

      Our business strategy is to grow and enhance our profitability by:

      o operating a community-oriented financial institution that provides quality service by monitoring the needs of its customers and offering customers personalized services;

      o     emphasizing one-to-four family residential real estate lending;

      o maintaining appropriate levels of liquid investments and adjustable-rate mortgage-backed securities;

      o     maintaining asset quality; and

      o     expanding our market presence.

REASONS FOR THE CONVERSION

      The primary reasons for the conversion are to (i) obtain additional capital to support internal growth by increasing our lending in the communities we serve, (ii) continue our expansion within our market area and the contiguous counties, (iii) enhance stockholder returns through higher earnings and capital management strategies and (iv) facilitate acquisitions of other financial institutions as opportunities arise.

      As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enabling us to offer stock or cash consideration, or a combination thereof. We do not now have any specific acquisition or expansion plans.

TERMS OF THE CONVERSION AND OFFERING

      Pursuant to our plan of conversion, our organization will convert from a partially public to a fully public form of holding company structure. In connection with the conversion, we are selling in the offering common stock representing the ownership interest in Sound Federal Bancorp now owned by Sound Federal, MHC. We are selling between 5,000,890 and 6,765,910 shares of common stock to qualifying depositors and to the public, to the extent shares remain available. The number of shares to be sold may be increased up to 7,780,737 as a result of strong demand for the shares in the offering or positive changes in the market for financial institution stocks. Unless the number of shares to be sold is increased to more than 7,780,737 or decreased to less than 5,000,890, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling our stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering.

PERSONS WHO MAY ORDER STOCK IN THE OFFERING

      Under the plan of conversion, we are offering the shares of common stock of Sound Federal Bancorp in a "subscription offering" in the following descending order of priority:

      (1) First, depositors with accounts at Sound Federal Savings with aggregate balances of at least $50 on May 31, 2001.

      (2) Second, Sound Federal Bancorp's tax-qualified plans, including the employee stock ownership plan.

      (3) Third, depositors with accounts at Sound Federal Savings with aggregate balances of at least $50 on September 30, 2002.

      (4) Fourth, depositors of Sound Federal Savings as of October _________, 2002 and borrowers of Sound Federal Savings as of October 8, 1998 whose borrowings remained outstanding as of _________, 2002.

      The shares of common stock not purchased in the subscription offering will be offered in a "direct community offering," with a preference given first to public stockholders of Sound Federal Bancorp as of October _________, 2002, and then to natural persons residing in the New York counties of Westchester, Rockland and Putnam and the Connecticut county of Fairfield. The direct community offering, if it occurs at all, may begin concurrently with, during or promptly after the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or community offering through a "syndicated community offering" managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, orders received in the direct community offering or syndicated community offering.

HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PER SHARE STOCK PRICE

      The amount of common stock we are offering is based on an independent appraisal of the estimated market value of Sound Federal Bancorp, assuming the conversion and offering are completed. FinPro, Inc., the independent appraiser, has estimated that, as of September 10, 2002, this market value ranged from $85.0 million to $115.0 million, with a midpoint of $100.0 million. Based on this valuation, the ownership interest of Sound Federal, MHC being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Sound Federal Bancorp will range from 5,000,890 shares to 6,765,910 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The appraisal was based in part on Sound Federal Bancorp's financial condition and results of operations, the effect of the additional capital raised by the sale of common stock in the offering, and an analysis of a peer group of publicly-traded savings bank and thrift holding companies that FinPro, Inc. considered comparable to Sound Federal Bancorp.

      The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Sound Federal Bancorp. Compared to the average pricing of the peer group, Sound Federal Bancorp's pro forma pricing ratios at the maximum of the offering range indicated a premium of 11.1% on a price-to-earnings basis and a discount of 18.6% on a price-to-tangible book basis. The estimated appraised value and the resulting premium/ discount took into consideration the potential financial impact of the conversion.

                                                       PRO FORMA                         PRO FORMA
                                              PRICE-TO-EARNINGS MULTIPLE    PRICE-TO-TANGIBLE BOOK VALUE RATIO
                                             ----------------------------  ------------------------------------
    SOUND FEDERAL BANCORP
       Minimum of offering range...........              12.66x                            94.52%
       Maximum of offering range...........              16.67                            109.17

    VALUATION OF PEER GROUP COMPANIES AS
    OF SEPTEMBER 10, 2002
       Averages............................              15.00x                           134.13%
       Medians.............................              14.45                            124.14

      THE INDEPENDENT APPRAISAL DOES NOT INDICATE MARKET VALUE. DO NOT ASSUME OR EXPECT THAT THE VALUATION OF SOUND FEDERAL BANCORP AS INDICATED ABOVE MEANS THAT THE COMMON STOCK WILL TRADE AT OR ABOVE THE $10.00 PURCHASE PRICE AFTER THE CONVERSION.

      The independent appraisal will be updated prior to the completion of the conversion. If the market value changes to either below $85.0 million or above $132.3 million, subscribers will be notified and provided with the opportunity to modify or cancel their orders.

THE EXCHANGE OF EXISTING SHARES OF SOUND FEDERAL BANCORP COMMON STOCK

      If you are now a stockholder of Sound Federal Bancorp, your existing shares will be cancelled and exchanged for new shares of Sound Federal Bancorp. The number of shares you receive will be based on an exchange ratio determined at the completion of the conversion. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of Sound Federal Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.


                                             NEW SHARES TO BE EXCHANGED
                    NEW SHARES TO BE SOLD       FOR EXISTING SHARES OF                                    NEW SHARES TO
                       IN THIS OFFERING         SOUND FEDERAL BANCORP     TOTAL SHARES OF                BE RECEIVED FOR
                     --------------------      ----------------------     COMMON STOCK TO     EXCHANGE    100 EXISTING
                       AMOUNT     PERCENT       AMOUNT        PERCENT     BE OUTSTANDING       RATIO         SHARES
                     ---------    -------      ---------      -------     --------------       -----       -----------

Minimum........      5,000,890     58.8%       3,499,110        41.2%        8,500,000         1.7782         177
Midpoint.......      5,883,400     58.8%       4,116,600        41.2%       10,000,000         2.0920         209
Maximum........      6,765,910     58.8%       4,734,090        41.2%       11,500,000         2.4058         240
15% above Maximum    7,780,737     58.8%       5,444,263        41.2%       13,225,000         2.7667         276

      If you hold shares of Sound Federal Bancorp in "street name," you do not need to take any action to exchange the shares. If you hold Sound Federal Bancorp stock certificates after the conversion and offering are completed, you will receive a transmittal form with instructions to surrender stock certificates. New certificates of Sound Federal Bancorp common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

      New shares of Sound Federal Bancorp issued in exchange for existing shares are considered acquired in an initial public offering. Accordingly, such new shares cannot be owned on margin for 30 days after the offering. If a shareholder owns our stock on margin, the shares would have to be moved to a cash account prior to exchanging the old stock certificates for new stock certificates.

      No fractional shares of Sound Federal Bancorp common stock will be issued to any public stockholder of Sound Federal Bancorp. For each fractional share that would otherwise be issued, Sound Federal Bancorp will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price. Under federal regulations, current stockholders of Sound Federal Bancorp do not have dissenters' rights or appraisal rights in connection with the conversion.

DIFFERENCES IN STOCKHOLDERS' RIGHTS

      As a result of the conversion, existing stockholders of Sound Federal Bancorp, a federal corporation, will become stockholders of Sound Federal Bancorp, a Delaware corporation. The changes in stockholder rights result from differences in the Delaware certificate of incorporation and bylaws, and from distinctions between Delaware and federal law. In our mutual holding company form of organization, public stockholders are unable to compel the board of directors to take corporate actions that the board of directors determine are not in the best interests of stockholders. As a fully converted institution, the Board has determined to include in its certificate of incorporation and bylaws provisions that would make it more difficult for stockholders to compel the Board to take an action which the Board concludes are not in the best interests of Sound Federal Bancorp and its stockholders. THE DIFFERENCES IN STOCKHOLDER RIGHTS UNDER THE DELAWARE CERTIFICATE OF INCORPORATION AND BYLAWS ARE NOT MANDATED BY DELAWARE LAW BUT HAVE BEEN CHOSEN BY MANAGEMENT AS BEING IN THE BEST INTERESTS OF THE CORPORATION AND ALL OF ITS STOCKHOLDERS. The differences in stockholder rights include the following: (i) approval by at least 80% of outstanding shares required to remove a director for cause; (ii) the inability of stockholders to call special meetings; (iii) greater lead time required for stockholders to submit stockholder proposals; (iv) approval by at least 80% of outstanding shares required to amend the Certificate of Incorporation and Bylaws; (v) a residency requirement for directors; (vi) approval by at least 80% of outstanding shares required to approve business combinations involving an interested stockholder. As a result of including these provisions, stockholders as a whole will have more limited rights to compel actions. See "Comparison Of Stockholders' Rights" on page _____ for a discussion of these differences.

LIMITS ON HOW MUCH COMMON STOCK YOU MAY PURCHASE

      The minimum number of shares that may be purchased is 25.

      IF YOU ARE NOT NOW A SOUND FEDERAL BANCORP STOCKHOLDER:

      No individual may purchase more than 50,000 shares. If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed 50,000 shares:

      o     your spouse or relatives of you or your spouse living in your house;

      o companies, trusts or other entities in which you have an interest or hold a position; or

      o     other persons who may be acting in concert with you.

      IF YOU ARE NOW A SOUND FEDERAL BANCORP STOCKHOLDER:

      In addition to the above purchase limitations, there is an ownership limitation. Shares that you purchase in the offering individually and together with persons acting in concert with you as described above, PLUS new shares you and they receive in the exchange for existing Sound Federal Bancorp common stock, may not exceed 2% of the shares issued in the conversion, or 230,000 shares at the maximum of the offering range. Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.

HOW YOU MAY PURCHASE COMMON STOCK

      In the subscription offering and direct community offering, you may pay for your shares only by:

      (1)   personal check, bank check or money order; or

      (2) authorizing us to withdraw funds from Sound Federal Savings deposit accounts, including certificate of deposit accounts, designated on the stock order form.

      Sound Federal Savings is not permitted to lend funds to anyone for the purpose of purchasing our common stock in the offering. Additionally, you may not use a Sound Federal Savings line of credit to pay for common stock.

      You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, provided that we receive the stock order form before the end of the offering. We will pay interest at Sound Federal Savings' passbook savings rate, from the date funds are received until completion or termination of the conversion. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Sound Federal Savings must be in the deposit accounts at the time the stock order is received. However, funds will not be withdrawn from the deposit accounts until the completion of the offering and will earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be withdrawn or changed, except with our consent.

      You may subscribe for shares using funds in your individual retirement account at Sound Federal Savings or elsewhere. However, common stock must be held in a self-directed retirement account. By regulation, Sound Federal Savings' individual retirement accounts are not self-directed, so they cannot be invested in stock. If you wish to use some or all of the funds in your Sound Federal Savings individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the stock information center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your individual retirement account or other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

      We estimate net proceeds will be between $48.5 million and $66.0 million, or $76.0 million if the offering range is increased by 15%. Sound Federal Bancorp intends to retain approximately 50% of the net proceeds (between $24.3 million and $33.0 million, or $38.0 million if the offering range is increased by 15%). Approximately $24.3 million to $33.0 million of the net proceeds (or $38.0 million if the offering range is increased by 15%) will be invested in Sound Federal Savings.

      The net proceeds will be used for general corporate purposes. Sound Federal Bancorp may use the funds to pay cash dividends and repurchase shares of common stock. Funds invested in Sound Federal Savings will be used to obtain additional capital to support lending and to offer new products and banking services. The net proceeds also may be used for future business expansion through acquisitions or establishing new branches. We do not now have any specific acquisition or expansion plans. Initially, the net proceeds will be invested in short-term investments and investment-grade debt obligations, and mortgage-backed securities.

      A portion of the net proceeds also may be used to provide a loan to the employee stock ownership plan to fund the purchase of common stock in the offering.

YOU MAY NOT SELL OR TRANSFER YOUR SUBSCRIPTION RIGHTS

      If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, you may not add the names of others for joint stock registration unless they were eligible to purchase common stock in the subscription offering on the applicable date of eligibility.

DEADLINES FOR ORDERS OF COMMON STOCK

      If you wish to purchase shares, a properly completed stock order form, together with payment for the shares, must be received by Sound Federal Bancorp no later than 12:00 noon, New York Time, on December ____, 2002, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by delivery to the stock information center. Stock order forms may be delivered in person to our branch offices.

YOU MAY NOT REVOKE YOUR PURCHASE ORDER UNLESS THE OFFERING IS TERMINATED OR EXTENDED BEYOND FEBRUARY ____, 2003.

      Funds submitted in connection with the purchase of common stock in the offering will be held by Sound Federal Bancorp until the termination or completion of the offering, including any extension of the expiration date. Because completion of the offering will be subject to an update of the independent appraisal and other factors, there may be one or more delays in completing the offering. Orders submitted in the offering are irrevocable, and subscribers will have no access to subscription funds and/or shares of common stock unless the stock offering is terminated, or extended beyond February ____, 2003.

TERMINATION OF THE OFFERING

      The subscription offering will terminate at 12:00 noon, New York Time, on December ____, 2002. We expect that the community offering will terminate at the same time. We may extend this expiration date without notice to you, until February ____, 2003, unless regulators approve a later date. If the subscription offering and/or community offering extend beyond February ____, 2003, we will be required to resolicit subscriptions before proceeding with the offering.

STEPS WE MAY TAKE IF WE DO NOT RECEIVE ORDERS FOR THE MINIMUM NUMBER OF SHARES

      If we do not receive orders for at least 5,000,890 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the purchase limitations and we may seek regulatory approval to extend the offering beyond the December ____, 2002 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

PURCHASES BY OFFICERS AND DIRECTORS

      We expect our directors and executive officers, together with their families, to subscribe for 108,000 shares, which equals approximately 1.8% of the shares sold at the midpoint of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own _________ shares of common stock, or ___% of our outstanding common stock if shares are sold at the midpoint of the offering range.

BENEFITS TO MANAGEMENT AND POTENTIAL DILUTION TO STOCKHOLDERS RESULTING FROM THE CONVERSION

      Our employee stock ownership plan expects to purchase up to 8% of the shares we sell in the offering, or 541,273 shares, assuming we sell the maximum of the shares proposed to be sold. If we sell more shares than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to the total of 8% of the shares sold. We reserve the right to purchase common stock in the open market following the offering in order to fund the employee stock ownership plan. This plan is a tax-qualified retirement plan for all eligible employees. Assuming the plan purchases 541,273 shares in the offering, we will recognize additional compensation expense of $5,412,730 over a period of 20 years, or approximately $271,000 per year, from the consummation of the conversion, assuming the shares have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

      We also intend to implement two stock-based incentive plans no earlier than six months after the conversion, and stockholder approval of such plans would be required. The recognition and retention plan is a restricted stock plan that would reserve an amount equal to 4% of the shares sold in the offering, or 270,636 shares at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If the shares awarded under the recognition and retention plan come from authorized but unissued shares, stockholders would experience dilution of approximately 2.3% in their ownership interest in Sound Federal Bancorp. The second plan would be a stock option plan, and would reserve an amount equal to 10% of the shares sold in the offering, or up to 676,591 shares at the maximum of the offering range, for key employees and directors upon their exercise. If the shares issued upon the exercise of options come from authorized but unissued shares, stockholders would experience dilution of approximately 5.6% in their ownership interest in Sound Federal Bancorp. Awards made under these plans would be subject to vesting over a period of years.

      We also will convert options previously awarded under our current stock option plan into options to purchase Sound Federal Bancorp common stock, with the number and exercise price to be adjusted, based on the exchange ratio. The term and vesting period of the previously awarded options will remain unchanged.

      The following table summarizes the number of shares and aggregate dollar value of grants that are expected under the new stock recognition and retention plan and the new stock option plan as a result of the conversion. A portion of the stock grants shown in the table below may be made to non-management employees.


                                    NUMBER OF SHARES TO BE AWARDED, GRANTED OR
                                                    PURCHASED
                                    -------------------------------------------    DILUTION
                                                                     AS A          RESULTING           VALUE OF GRANTS (1)
                                                                  PERCENTAGE         FROM         ---------------------------
                                         AT             AT         OF COMMON      ISSUANCE OF         AT               AT
                                      MINIMUM        MAXIMUM      STOCK TO BE     SHARES FOR        MINIMUM         MAXIMUM
                                    OF OFFERING    OF OFFERING    SOLD IN THE    STOCK BENEFIT    OF OFFERING     OF OFFERING
                                       RANGE          RANGE         OFFERING         PLANS           RANGE           RANGE
                                    ------------   -----------   -------------   -------------    ------------    -----------

Employee stock ownership plan...       400,071       541,273            8%            N/A         $4,000,710     $  5,412,730
Recognition and retention plan..       200,036       270,636            4%            2.3%         2,000,360        2,706,360
Stock option plan...............       500,089       676,591           10%            5.6%                --               --
                                    ----------    ----------       ------                         ----------     ------------
   Total........................     1,100,196     1,488,500          22%             7.9%        $6,001,070      $ 8,119,090
                                    ==========    ==========      ======                          ==========      ===========

------------------------------
(1) The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted. As a result, value can be realized under an option only if the market price of the common stock increases after the option grant.

MARKET FOR COMMON STOCK

      Existing publicly held shares of our common stock trade on the Nasdaq National Market under the symbol "SFFS." Upon completion of the conversion, the new shares of common stock of Sound Federal Bancorp will replace existing shares and will be traded on the Nasdaq National Market. For a period of 20 trading days following completion of our offering, our symbol will be "SFFSD." Thereafter it will be "SFFS." Keefe, Bruyette & Woods, Inc. currently intends to remain a market maker in the common stock and will assist us in obtaining additional market makers.

OUR DIVIDEND POLICY

      Sound Federal Bancorp currently pays a cash dividend of $0.09 per share per quarter, or $0.36 per share per year. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect such dividends to equal $0.20 per share per year, which represents an annual dividend yield of 2.0% based upon a price of $10.00 per share. The amount of dividends that we intend to pay after the conversion will approximately preserve or increase the per share dividend amount, adjusted to reflect the exchange ratio, that Sound Federal Bancorp stockholders currently receive. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

TAX CONSEQUENCES

      The conversion will not be a taxable transaction to Sound Federal, MHC, Sound Federal Bancorp, Sound Federal Savings, existing stockholders of Sound Federal Bancorp, or persons eligible to subscribe in the offering, with respect to federal or state income tax.

CONDITIONS TO COMPLETION OF THE CONVERSION

      We cannot complete our conversion and related offering unless:

      o The plan of conversion is approved by at least A MAJORITY OF VOTES ELIGIBLE to be cast by members of Sound Federal, MHC (depositors of Sound Federal Savings);

      o The plan of conversion is approved by the holders of at least TWO-THIRDS OF THE OUTSTANDING SHARES of Sound Federal Bancorp common stock;

      o The plan of conversion is approved by at least A MAJORITY OF THE VOTES CAST by stockholders of Sound Federal Bancorp common stock, not including those shares held by Sound Federal, MHC;

      o     We sell at least the minimum number of shares offered; and

      o We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

      Sound Federal, MHC intends to vote its ownership interest in favor of the conversion. At June 30, 2002, Sound Federal, MHC owned 58.8% of the outstanding common stock of Sound Federal Bancorp. In addition, as of October __, 2002, directors and executive officers of Sound Federal Bancorp and their associates owned _______ shares of Sound Federal Bancorp, or ___% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

ADDITIONAL INFORMATION

      Our branch personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion, please call the stock information center at (___) ___-____, between 8:30 a.m. and 3:00 p.m. Monday through Wednesday and Friday, and between 8:30 a.m. and 6:00 p.m. on Thursday, New York Time.

      TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF DECEMBER ____, 2002 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO DECEMBER ____, 2002 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO DECEMBER ____, 2002.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                     OF SOUND FEDERAL BANCORP AND SUBSIDIARY

      The following tables set forth selected consolidated historical financial and other data of Sound Federal Bancorp for the periods and at the dates indicated. On October 8, 1998, Sound Federal Savings was reorganized from a mutual savings bank into a mutual holding company structure. Prior to that date, Sound Federal Bancorp had no significant assets, liabilities or operations and, accordingly, the financial and other data prior to that date represents the consolidated financial condition and results of operations of Sound Federal Savings. The information is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Sound Federal Bancorp and subsidiary beginning at page F-2 of this prospectus. The information at March 31, 2000, 1999, and 1998 and for the years ended March 31, 1999 and 1998 was derived in part from audited consolidated financial statements which are not included in this prospectus. The information at and for the three months ended June 30, 2002 and 2001 is unaudited. However, in the opinion of management of Sound Federal Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended June 30, 2002, are not necessarily indicative of the results that may be expected for future periods.

                                       AT OR FOR THE THREE                       AT OR FOR THE YEARS ENDED
                                       MONTHS ENDED JUNE 30,                              MARCH 31,
                                     -----------------------    ------------------------------------------------------------
                                         2002         2001         2002       2001(1)       2000         1999         1998
                                     ---------     ---------    ---------    ---------   ---------    ---------    ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  FINANCIAL CONDITION:
  Total assets.................      $ 651,465     $ 549,040    $ 623,985    $ 552,934   $ 332,344    $ 295,311    $ 254,749
  Loans, net...................        437,419       320,730      418,368      293,807     180,932      143,536      128,558
  Mortgage-backed securities:
     Available for sale........        101,615       137,206      104,134      115,931      24,980       16,531           --
     Held to maturity..........             --            --           --       25,177      32,210       41,739       53,421
  Other securities:
     Available for sale........         42,227        43,047       46,097       41,595      37,385       22,871        2,994
     Held to maturity..........             --            --           --        3,038       3,448        3,851       11,477
  Deposits.....................        544,626       471,167      519,905      473,546     275,772      237,279      219,913
  Equity.......................         63,820        57,424       61,015       56,929      52,689       54,984       31,901

  RESULTS OF OPERATIONS:
   Net interest income.........      $   6,285     $   4,026    $  18,906    $  14,568   $  10,668    $   9,312    $   8,875
   Provision for loan losses...             75            25          175          208         100          272          155
   Non-interest income.........            170           196          731          382         294          171          186
   Contribution of common stock to
     charitable foundation(2)..             --            --           --           --          --        1,022           --
   Other non-interest expense(3)         2,843         2,334       10,316       10,033       7,027        4,898        3,956
                                     ---------     ---------    ---------    ---------   ---------    ---------    ---------
   Income before income tax expense      3,537         1,863        9,146        4,709       3,835        3,291        4,950
   Income tax expense..........          1,376           688        3,376        2,050       1,443        1,350        2,065
                                     ---------     ---------    ---------    ---------   ---------    ---------    ---------
   Net income(3)...............      $   2,161     $   1,175    $   5,770    $   2,659   $   2,392    $   1,941    $   2,885
                                     =========     =========    =========    =========   =========    =========    =========

 PERFORMANCE RATIOS:
   Return on average assets....           1.36%         0.86%        1.01%        0.56%       0.77%        0.70%        1.16%
   Return on average equity....          14.03          8.73         9.85         4.89        4.48         4.53         9.47
   Average interest rate spread(4)        4.02          2.90         3.31         2.96        2.99         3.01         3.29
   Net interest margin(5)......           4.19          3.13         3.51         3.26        3.55         3.51         3.69
   Efficiency ratio(6).........          44.04         59.04        52.72        64.80       62.19        51.65        43.66
   Dividend payout ratio(7)(8).          15.22         28.00        22.58        50.00       58.33          --           --

                                                                                                 (FOOTNOTES ON FOLLOWING PAGE)

                                       AT OR FOR THE THREE                       AT OR FOR THE YEARS ENDED
                                       MONTHS ENDED JUNE 30,                              MARCH 31,
                                     -----------------------    ------------------------------------------------------------
                                         2002         2001         2002       2001(1)       2000         1999         1998
                                     ---------     ---------    ---------    ---------   ---------    ---------    ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

 PER COMMON SHARE DATA(8):
  Basic earnings per share(3)(9)     $    0.46     $    0.25    $    1.24    $    0.56   $    0.48    $    0.10    $      --
  Diluted earnings per share...           0.46          0.25         1.23         0.56        0.48         0.10           --
  Diluted earnings per share
    before goodwill amortization          0.46          0.25         1.23         0.72        0.48         0.10           --
  Book value per share(10).....          13.36         12.05        12.78        11.83       10.53        10.55           --
  Tangible book value per share          10.43          9.12         9.85         8.93       10.53        10.55           --
  Dividends per share(11)......           0.07          0.07         0.28         0.28        0.28           --           --

 CAPITAL RATIOS:
  Equity to total assets
    (consolidated).............           9.80%        10.46%        9.78%       10.30%      15.85%       18.62%       12.52%
  Tier 1 leverage capital (bank
    only)......................           6.63%         6.65%        6.54%        6.35%      13.72%       14.76%       12.52%

 ASSET QUALITY DATA:
  Total non-performing loans...      $     952     $   1,126    $     755    $     933   $     969    $   1,091    $  1,958
  Total non-performing assets..      $     952     $   1,245    $     869    $   1,130   $   1,024    $   1,379    $  2,087

 ASSET QUALITY RATIOS:
  Non-performing loans to total
    loans......................           0.22%         0.35%        0.18%        0.31%       0.53%        0.75%        1.50%
  Non-performing assets to total
    assets.....................           0.15          0.23         0.14         0.20        0.31         0.47         0.82
  Allowance for loan losses to
    total loans at end of period          0.52          0.64         0.53         0.69        0.65         0.75         0.75
  Allowance for loan losses to
    non-performing loans.......         241.18        184.01       294.20       219.40      122.60       100.27        50.26
  Ratio of net charge-offs to
    average loans outstanding..             --            --           --         0.05          --         0.12         0.01

 OTHER DATA:
  Number of full service offices             9             8            9            8           5            5            3

-----------------------
(1) Information at or for the year ended March 31, 2001 includes the acquisition of Peekskill Financial Corporation, which was completed in July 2000. At the time of the acquisition, Peekskill Financial Corporation had total assets of $201.5 million and total deposits of $152.4 million.
(2) Represents the expense recognized for the fair value of common shares contributed to establish the Sound Federal Savings and Loan Association Charitable Foundation.
(3) Non-interest expense for the year ended March 31, 2001 includes goodwill amortization of $765,000 arising from the acquisition of Peekskill Financial Corporation. We adopted Statement of Financial Accounting Standards No. 142 effective April 1, 2001 and, accordingly, goodwill is no longer amortized as an expense. If goodwill had not been amortized during the year ended March 31, 2001, net income would have been $3.4 million, and basic and diluted earnings per share both would have been $0.72. See
      Note 2 of the Notes to Consolidated Financial Statements.
(4) Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) Represents the net interest income as a percent of average interest-earning assets.
(6) Computed by dividing non-interest expense (other than the special charge described in (2) above) by the sum of net interest income and non-interest income.
(7) Dividend payout ratio is calculated by dividing cash dividends per share for the period by net income per share for the period.
(8) Dividend payout ratio and income per share data are not presented for the year ended March 31, 1998, since no stock was outstanding prior to the initial public offering of Sound Federal Bancorp in October 1998.
(9) Amount for fiscal 1999 was computed for the six-month period following the stock offering based on net income of $529,000 for that period and 5,041,690 average common shares. Excluding the after-tax impact of the contribution to the charitable foundation, earnings per common share would have been $0.22 for the six-month period.
(10)  Computed based on total common shares issued, less treasury shares.
(11) The following table sets forth historical dividend information for the periods indicated:

                                FOR THE THREE MONTHS
                                   ENDED JUNE 30,             FOR THE YEARS ENDED MARCH 31,
                                --------------------   -------------------------------------------
                                  2002        2001       2002        2001        2000       1999
                                --------    --------   --------    --------    --------   --------
                                                          (IN THOUSANDS)
     Dividends paid to public
       stockholders...........  $    138    $    140   $    517    $    580    $    611   $     --
     Dividends paid to Sound
       Federal, MHC...........        --          --         --          --         393         --
                                --------    --------   --------    --------    --------   --------
     Total dividends paid.....  $    138    $    140   $    517    $    580    $  1,004   $     --
                                ========    ========   ========    ========    ========   ========

No dividends were paid during the year ended March 31, 1998, as no stock was outstanding during that period. Payments listed above exclude cash dividends waived by Sound Federal, MHC during the same periods of $197,000, $197,000, $787,000, $787,000 and $394,000, respectively. Sound Federal, MHC, began waiving dividends in October 1999, and, as of June 30, 2002, had waived dividends totaling $2.2 million.

                                  RISK FACTORS

--------------------------------------------------------------------------------
You should consider carefully the following risk factors in evaluating an investment in the common stock.
--------------------------------------------------------------------------------

CHANGES IN INTEREST RATES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      At June 30, 2002, $367.3 million, or 83.7% of our total loans consisted of fixed-rate loans. If interest rates rise, the amount of interest we pay on deposits is likely to increase more quickly than the amount of interest we receive on our loans and investments. This could cause our interest rate spread, net interest income and profits to decrease, or could result in losses. If interest rates continue to fall, however, many borrowers may refinance more quickly, and competitive factors could prohibit our lowering interest rates on deposit accounts any further. Although we have changed our lending priorities as part of an effort to shorten the maturities or repricing of our interest earning assets and, therefore, better match the maturities or repricing of our interest-bearing liabilities, there can be no assurance that we will do so successfully in the future.

      Management monitors interest rate sensitivity through the use of a model that estimates the change in the present value of expected cash receipts and cash payments from our assets, liabilities, and off-balance sheet items in response to a range of assumed changes in market interest rates. Based on the composition of our interest earning assets and interest bearing liabilities as of June 30, 2002, in the event of an instantaneous and permanent 200 basis point increase in interest rates we would expect to experience a 27.7% decrease in the present value of cash flows (cash receipts from interest earnings assets minus cash payments from interest bearing liabilities).

CHANGES IN THE VALUE OF GOODWILL COULD REDUCE OUR EARNINGS.

      On July 18, 2000, we completed our acquisition of Peekskill Financial Corporation. We recorded the assets acquired and liabilities assumed from Peekskill Financial Corporation at their fair values at the closing date. The excess amount we paid for Peekskill Financial Corporation over the fair value of the net assets acquired was recorded as goodwill, which is an intangible asset. At June 30, 2002, the balance of goodwill on our balance sheet was $14.0 million.

      We are required by generally accepted accounting principles to test goodwill for impairment at least annually. Testing for impairment of goodwill involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions utilized. If our goodwill were impaired and we were required to charge-off the goodwill, the pro forma impact on our stockholders' equity would be approximately $1.40 per share, assuming we issue shares based on the midpoint of the valuation range.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, OUR EARNINGS COULD DECREASE.

      Our loan customers may not repay their loans according to their terms and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses that have been incurred in our loan portfolio, resulting in additions to our allowance. In addition, the federal banking regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs could have a material adverse effect on our results of operations and financial condition.

OUR RETURN ON STOCKHOLDERS' EQUITY WILL BE REDUCED AS A RESULT OF THE OFFERING.

      Net income divided by average stockholders' equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively impact the value of our common stock. For the year ended March 31, 2002 and the three months ended June 30, 2002, our return on average equity was 9.85% and 14.03%, respectively. On a pro forma basis, however, at the maximum of the offering range, our return on average equity would have been 7.77% for the three months ended June 30, 2002, which is lower than the industry average of 8.78% and the comparable group average of 10.25% for this period.

THE IMPLEMENTATION OF STOCK-BASED BENEFIT PLANS MAY DILUTE YOUR OWNERSHIP INTEREST.

      We intend to adopt a stock option plan and recognition and retention plan following the offering. These stock benefit plans will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares. While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest of 7.9% in the event newly issued shares are used to fund stock options and stock awards made under the recognition and retention plan.

OUR RECOGNITION AND RETENTION PLAN WILL INCREASE OUR COSTS, WHICH WILL REDUCE OUR PROFITABILITY AND STOCKHOLDERS' EQUITY.

      We intend to implement a recognition and retention plan after the offering. Under this plan, our officers and directors may be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares sold in the offering. We must recognize expense for shares awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recognition and retention plan may not be implemented until at least six months after the offering. If the plan is adopted within twelve months after the offering, it is subject to Office of Thrift Supervision regulations. Assuming the shares of common stock to be awarded under the plan are repurchased in the open market and cost the same as the purchase price in the offering, the reduction to stockholders' equity from the plan would be between $2.0 million at the minimum of the offering range and $3.1 million at the adjusted maximum of the offering range, and the reduction in earnings per share for the three months ended June 30, 2002 and the year ended March 31, 2002 would be $0.01 and $0.03, respectively.

STRONG COMPETITION WITHIN OUR MARKET AREA MAY LIMIT OUR GROWTH AND
PROFITABILITY.

      Competition in the banking and financial services industry is intense. We compete in our market area with commercial banks, savings institutions, mortgage banks, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Many of these competitors have substantially greater resources and lending limits than we have and may offer certain services that we do not provide. Our profitability depends upon our continued ability to successfully compete in our market area.

THE FUTURE PRICE OF THE COMMON STOCK MAY BE LESS THAN THE PURCHASE PRICE IN THE OFFERING.

      We cannot assure you that if you purchase common stock in the offering you will be able to sell it later at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.

WE HAVE BROAD DISCRETION IN ALLOCATING THE PROCEEDS OF THE OFFERING. OUR FAILURE TO EFFECTIVELY UTILIZE SUCH PROCEEDS COULD REDUCE OUR PROFITABILITY.

      Sound Federal Bancorp intends to contribute approximately 50% of the net proceeds of the offering to Sound Federal Savings. Sound Federal Bancorp may use the remaining net proceeds to finance the acquisition of other financial institutions, pay dividends to stockholders, repurchase common stock, purchase investment securities, or for other general corporate purposes. Sound Federal Bancorp expects to use a portion of the net proceeds to fund the employee stock ownership plan purchases of shares in the offering. Sound Federal Savings may use the proceeds it receives to establish or acquire new branches, acquire financial institutions, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND WE MAY BE ADVERSELY AFFECTED BY CHANGES IN LAWS AND REGULATIONS.

      We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. As a savings and loan holding company, Sound Federal Bancorp is subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and determination of the level of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations or legislation, may have a material impact on our operations.

VARIOUS FACTORS MAY MAKE TAKEOVER ATTEMPTS MORE DIFFICULT TO ACHIEVE.

      Our board of directors has no current intention to sell control of Sound Federal Bancorp. Provisions of our certificate of incorporation and bylaws, federal and state regulations and various other factors may make it more difficult for companies or persons to acquire control of Sound Federal Bancorp without the consent of our board of directors. It is possible, however, that you would want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

      o OFFICE OF THRIFT SUPERVISION REGULATIONS. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. The charter of Sound Federal Savings also will include a provision for a period of five years after the conversion, that prohibits any person from acquiring or offering to acquire, directly or indirectly, more than 10% of any class of equity security of Sound Federal Savings.

      o CERTIFICATE OF INCORPORATION AND STATUTORY PROVISIONS. Provisions of the certificate of incorporation and bylaws of Sound Federal Bancorp and the corporate law of the State of Delaware, may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also make more difficult the removal of our current board of directors or management, or the appointment of new directors. These provisions include: limitations on voting rights of beneficial owners of more than 10% of our common stock; supermajority voting requirements for certain business combinations; and the election of directors to staggered terms of three years. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

      o REQUIRED CHANGE IN CONTROL PAYMENTS. We have entered into employment agreements with certain executive officers that will require payments to be made to them in the event their employment is terminated following a change in control of Sound Federal Bancorp or Sound Federal Savings. These payments may have the effect of increasing the costs of acquiring Sound Federal Bancorp, thereby discouraging future attempts.

THE RIGHTS OF STOCKHOLDERS AS A WHOLE UNDER OUR DELAWARE CERTIFICATE OF INCORPORATION AND BYLAWS ARE MORE LIMITED THAN UNDER OUR FEDERAL CHARTER AND BYLAWS

      As a result of the conversion, existing stockholders of Sound Federal Bancorp, a federal corporation in the mutual holding company structure, will become stockholders of Sound Federal Bancorp, a Delaware corporation with no mutual holding company parent. The rights of stockholders of the new Delaware corporation as a whole will be more limited than the rights stockholders currently have. The differences in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders.

      For example, Sound Federal Bancorp's current stockholders must submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Sound Federal Bancorp at least five days before the date of any such meeting. Sound Federal Bancorp's Delaware bylaws generally provide, however, that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Sound Federal Bancorp at least 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders. Similarly, special meetings of Sound Federal Bancorp's current stockholders may be called by the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. Sound Federal Bancorp's Delaware certificate of incorporation provides that special meetings of the stockholders of Sound Federal Bancorp may be called only by a majority vote of the total authorized directors. See "Comparison Of Stockholders' Rights" for a discussion of these differences.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

      o     statements of our goals, intentions and expectations;

      o statements regarding our business plans, prospects, growth and operating strategies;

      o statements regarding the asset quality of our loan and investment portfolios; and

      o     estimates of our risks and future costs and benefits.

      These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among(other things, the following important factors that could affect the actual outcome of future events:

      o general economic conditions, either nationally or in our market areas, that are worse than expected;

      o significantly increased competition among depository and other financial institutions;

      o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

      o     adverse changes in the securities markets;

      o legislative or regulatory changes that adversely affect our business;

      o our ability to enter new markets successfully and capitalize on growth opportunities;

      o     changes in consumer spending, borrowing and savings habits;

      o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

      o     changes in our organization, compensation and benefit plans.

      Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss some of these uncertainties and others in "Risk Factors" beginning on page __.

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

      Although we cannot determine what the actual net proceeds from the sale of the common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $48.5 million and $66.0 million, or $76.0 million if the offering range is increased by 15%. Sound Federal Bancorp estimates that it will invest in Sound Federal Savings between $24.3 million and $33.0 million, or $38.0 million if the offering range is increased by 15%. Sound Federal Bancorp intends to retain approximately 50% of the net proceeds. Sound Federal Savings will, in all instances, receive at least 50% of the net proceeds from the offering.

      A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and anticipated distribution of the net proceeds is as follows:

                                                                                                ADJUSTED
                                                 MINIMUM        MIDPOINT          MAXIMUM        MAXIMUM
                                               ------------    -----------      -----------    -----------
                                                                     (IN THOUSANDS)

      Offering proceeds..................      $     50,009    $    58,834      $    67,659    $    77,807
      Less offering expenses.............             1,463          1,573            1,682          1,808
                                               ------------    -----------      -----------    -----------
      Net offering proceeds..............      $     48,546    $    57,261      $    65,977    $    75,999
                                               ============    ===========      ===========    ===========

      Distribution of net proceeds:
      To Sound Federal Savings...........      $     24,273    $    28,631      $    32,989    $    38,000
      Retained by Sound Federal Bancorp..      $     24,273    $    28,630      $    32,988    $    37,999

      Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Sound Federal Savings' deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares not purchased in the subscription offering and community offering.

SOUND FEDERAL BANCORP MAY USE THE PROCEEDS IT RETAINS FROM THE OFFERING:

      o     to invest in securities;

      o     to pay cash dividends to stockholders;

      o     to repurchase its common stock;

      o to finance the acquisition of financial institutions or branches or other financial service companies, although we do not currently have any specific acquisition plans; and

      o     for other general corporate purposes.

      Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

SOUND FEDERAL SAVINGS MAY USE THE PROCEEDS IT RECEIVES FROM THE OFFERING:

      o to fund new loans, including single-family mortgage loans, multi-family residential and commercial mortgage loans, commercial business loans, construction loans and consumer loans;

      o to expand its retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions, or other financial service companies, although we do not currently have any specific acquisition plans;

      o     to support new products and services;

      o     to invest in securities; and

      o     for other general corporate purposes.

                               OUR DIVIDEND POLICY

      Sound Federal Bancorp currently pays a cash dividend of $0.09 per share per quarter, or $0.36 per share per year. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect such dividends to equal $0.20 per share per year, which represents an annual dividend yield of 2.0%, based upon a stock price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to approximately preserve or increase the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their Sound Federal Bancorp common stock. The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

      Under the rules of the Office of Thrift Supervision, Sound Federal Savings will not be permitted to pay dividends on its capital stock to Sound Federal Bancorp, its sole stockholder, if Sound Federal Savings' stockholder's equity would be reduced below the amount of the liquidation account. See "The Conversion--Liquidation Rights." For information concerning federal and state law and regulations regarding the ability of Sound Federal Savings to make capital distributions, including the payment of dividends, to Sound Federal Bancorp, see "Taxation--Federal Taxation" and "Supervision and Regulation--Federal Banking Regulation."

      Unlike Sound Federal Savings, Sound Federal Bancorp is not restricted by Office of Thrift Supervision regulations on the payment of dividends to its stockholders, although the source of dividends will depend on the net proceeds retained by Sound Federal Bancorp and earnings thereon, and, as necessary, upon dividends received from Sound Federal Savings. Sound Federal Bancorp, however, is subject to the requirements of Delaware law, which generally limits dividends to an amount equal to the excess of its stockholders' equity over its statutory capital or, if there is no excess, to its net earnings for the current and/or immediately preceding fiscal year.

      Additionally, we have committed to the Office of Thrift Supervision that during the one-year period following the completion of the conversion, Sound Federal Bancorp will not take any action to declare an extraordinary dividend to our stockholders that would be treated by such stockholders as a tax-free return of capital for federal income tax purposes, without prior approval of the Office of Thrift Supervision.

      See "Selected Consolidated Financial and Other Data of Sound Federal Bancorp and Subsidiary" for information regarding our historical dividend payments.

                           MARKET FOR THE COMMON STOCK

      Sound Federal Bancorp common stock is currently listed on the Nasdaq National Market under the symbol "SFFS," and there is an established market for such common stock. At November __, 2002, we had _____________ market makers, including Keefe, Bruyette & Woods, Inc. Upon completion of the conversion, the new shares of common stock of Sound Federal Bancorp will replace existing shares and be traded on the Nasdaq National Market. Keefe, Bruyette & Woods, Inc. intends to remain a market maker in Sound Federal Bancorp common stock following the conversion. Keefe, Bruyette & Woods, Inc. also will assist Sound Federal Bancorp in obtaining other market makers after the conversion. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained. For a period of 20 trading days following completion of our offering, our symbol will be "SFFSD," after which it will be "SFFS."

      The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

      The following table sets forth the high and low trading prices for Sound Federal Bancorp common stock and cash dividends paid per share for the periods indicated. As of June 30, 2002, there were 1,967,782 publicly held shares of Sound Federal Bancorp common stock issued and outstanding. In connection with the conversion, each existing share of common stock of Sound Federal Bancorp will be converted into a number of new shares of common stock, based upon the exchange ratio that is described in other parts of this prospectus.

      FISCAL YEAR ENDING                                         DIVIDEND PAID
      MARCH 31, 2003              HIGH               LOW           PER SHARE
      --------------           ---------          --------      --------------

      Third quarter (through   $                  $              $
        November ___, 2002)
      Second quarter                                                 0.09
      First quarter                23.849           15.020           0.07

      FISCAL YEAR ENDED                                          DIVIDEND PAID
      MARCH 31, 2002              HIGH               LOW           PER SHARE
      --------------           ---------          --------      --------------

      Fourth quarter           $   15.450         $ 13.050        $  0.07
      Third quarter                13.430           11.670           0.07
      Second quarter               15.100           11.100           0.07
      First quarter                11.500           10.000           0.07

      FISCAL YEAR ENDED                                          DIVIDEND PAID
      MARCH 31, 2001              HIGH               LOW           PER SHARE
      --------------           ---------          --------      --------------

      Fourth quarter           $   10.560         $  8.625        $  0.07
      Third quarter                 9.188            8.688           0.07
      Second quarter                9.250            8.250           0.07
      First quarter                 9.000            8.250           0.07

      On June 13, 2002, the business day immediately preceding the public announcement of the conversion, and on November __, 2002, the closing prices of Sound Federal Bancorp common stock as reported on the Nasdaq National Market were $19.10 per share and $_____ per share, respectively. At November __, 2002, Sound Federal Bancorp had approximately _____ stockholders of record. On the effective date of the conversion, all publicly held shares of Sound Federal Bancorp common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Sound Federal Bancorp common stock determined pursuant to the exchange ratio. See "The Conversion-Share Exchange Ratio." Options to purchase shares of Sound Federal Bancorp common stock will be converted into options to purchase a number of shares of Sound Federal Bancorp common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock."

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

      At June 30, 2002, Sound Federal Savings exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Sound Federal Savings at June 30, 2002 and the pro forma regulatory capital of Sound Federal Savings, assuming the indicated number of shares were sold as of such date at $10.00 per share and Sound Federal Savings received 50% of the net conversion proceeds.

                                     SOUND FEDERAL                              PRO FORMA AT JUNE 30, 2002
                                   SAVINGS HISTORICAL ------------------------------------------------------------------------------
                                           AT                                                                    MAXIMUM AS ADJUSTED
                                     JUNE 30, 2002         MINIMUM             MIDPOINT           MAXIMUM              (1)
                                   -----------------  ------------------   -----------------  -----------------  -------------------
                                              PERCENT             PERCENT            PERCENT            PERCENT             PERCENT
                                                OF                  OF                  OF                OF                  OF
                                              ASSETS              ASSETS             ASSETS             ASSETS              ASSETS
                                   AMOUNT      (2)     AMOUNT      (2)      AMOUNT     (2)     AMOUNT     (2)     AMOUNT      (2)
                                  --------   -------  --------   -------   --------  -------  --------  -------  --------   -------
                                                                       (DOLLARS IN THOUSANDS)

Equity capital..................  $ 57,811     8.88%  $ 79,084     11.77%  $ 82,912   12.27%  $ 86,740   12.76%  $ 91,142    13.32%

Tangible capital (3)............  $ 42,113     6.63%  $ 63,386      9.66%  $ 67,214   10.18%  $ 71,042   10.70%  $ 75,444    11.29%
Tangible requirement............     9,528     1.50      9,846      1.50      9,904    1.50      9,961    1.50     10,027     1.50
                                  --------   ------   --------   -------   --------  ------   --------  ------   --------   ------
Excess..........................  $ 32,585     5.13%  $ 53,540     8.16%   $ 57,310    8.68%  $ 61,081    9.20%  $ 65,417     9.79%
                                  ========   ======   ========   ======    ========  ======   ========  ======   ========   ======

Core (leverage) capital (3).....  $ 42,113     6.63%  $ 63,386     9.66%   $ 67,214   10.18%  $ 71,042   10.70%  $ 75,444    11.29%
Core (leverage) requirement (4).    25,405     4.00     26,256     4.00      26,410    4.00     26,563    4.00     26,739     4.00
                                  --------   ------   --------   ------    --------  ------   --------  ------   --------   ------
Excess..........................  $ 16,708     2.63%  $ 37,130     5.66%   $ 40,804    6.18%  $ 44,479    6.70%  $ 48,705     7.29%
                                  ========   ======   ========   ======    ========  ======   ========  ======   ========   ======

Total risk-based capital (3)(5).  $ 44,410    13.78%  $ 65,683    19.73%   $ 69,511   20.76%  $ 73,339   21.77%  $ 77,741    22.93%
Risk-based requirement..........    25,788     8.00     26,639     8.00      26,792    8.00     26,946    8.00     27,122     8.00
                                  --------   ------   --------   ------    --------  ------   --------  ------   --------   ------
Excess..........................  $ 18,622     5.78%  $ 39,044    11.73%   $ 42,719   12.76%  $ 46,393   13.77%  $ 50,619    14.93%
                                  ========   ======   ========   ======    ========  ======   ========  ======   ========   ======

--------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market or general financial conditions following the commencement of the offering.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) Pro forma capital levels assume repayment by Sound Federal Savings of the additional loan to the ESOP to enable it to purchase 8% of the common stock sold in the offering.
(4) The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(5) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk-weighting.

                                 CAPITALIZATION

      The following table presents the historical consolidated capitalization of Sound Federal Bancorp at June 30, 2002 and the pro forma consolidated capitalization of Sound Federal Bancorp after giving effect to the conversion, based upon the assumptions set forth in the "Pro Forma Data" section.

                                                                                                                13,225,000
                                                              8,500,000        10,000,000      11,500,000       MAXIMUM AS
                                                               MINIMUM          MIDPOINT        MAXIMUM          ADJUSTED
                                                  SOUND         SHARES           SHARES          SHARES           SHARES
                                                 FEDERAL      OUTSTANDING,     OUTSTANDING,    OUTSTANDING,     OUTSTANDING,
                                                 BANCORP       5,000,890        5,883,400       6,765,910        7,780,737
                                                HISTORICAL    SHARES SOLD      SHARES SOLD     SHARES SOLD      SHARES SOLD
                                                 AT JUNE     $10.00 PER        $10.00 PER      $10.00 PER        $10.00 PER
                                                   2002         SHARE             SHARE           SHARE          SHARE (1)
                                               -----------   ------------     ------------    ------------     ------------
                                                                          (DOLLARS IN THOUSANDS)

 Deposits (2)............................      $   544,626   $    544,626     $    544,626    $    544,626     $    544,626
 Borrowings..............................           34,967         34,967           34,967          34,967           34,967
                                               -----------   ------------     ------------    ------------     ------------
   Total deposits and borrowings.........      $   579,593   $    579,593     $    579,593    $    579,593     $    579,593
                                               ===========   ============     ============    ============     ============

 Stockholders' equity:
  Preferred stock, $0.01 par value,
    1,000,000 shares authorized
    (post-conversion) (3)................               --             --               --              --               --
   Common stock $0.01 par value,
    24,000,000 shares authorized
    (post-conversion); shares to be
    issued as reflected (3) (4)..........              522             85              100             115              132
   Additional paid-in capital (3)........           22,596         71,952           80,652          89,416           99,358
   Retained earnings (5).................           44,589         44,589           44,589          44,589           44,589
   Accumulated comprehensive
    income, net of taxes.................            1,728          1,728            1,728           1,728            1,728
 Less:
   Treasury stock........................           (4,350)        (4,350)          (4,350)         (4,350)          (4,350)
   Common stock held by employee
     stock ownership plan................           (1,057)        (1,057)          (1,057)         (1,057)          (1,057)
   Common stock awards under the
    recognition and retention plan.......             (208)          (208)            (208)           (208)            (208)
   Common stock to be acquired by
    employee stock ownership plan (7)....               --         (4,001)          (4,708)         (5,413)          (6,225)
   Common stock to be acquired by
    recognition and retention plan (8)...               --         (2,000)          (2,354)         (2,706)          (3,112)
                                               -----------   ------------     ------------    ------------     ------------
     Total stockholders' equity..........      $    63,820   $    106,738     $    114,392    $    122,051     $    130,855
                                               ===========   ============     ============    ============     ============
     Total stockholders' equity as a
       percentage of total assets........             9.80%         15.37%           16.29%          17.20%           18.21%
     Tangible stockholders' equity as
       a percentage of total assets......             7.65%         13.36%           14.30%          15.23%           16.27%

-----------------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market or general financial conditions following the commencement of the subscription and community offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3) Sound Federal Bancorp has 10,000,000 authorized shares of preferred stock and 20,000,000 authorized shares of common stock, par value $0.10 per share. Pro forma Sound Federal Bancorp common stock and additional paid-in capital have been increased to reflect the number of shares of Sound Federal Bancorp common stock to be outstanding. Pro forma additional paid-in capital reflects consolidation of $373,000 of capital from Sound Federal, MHC.
(4) No effect has been given to the issuance of additional shares of Sound Federal Bancorp common stock pursuant to an additional stock option plan. If this plan is implemented, an amount equal to 10% of the shares of Sound Federal Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. No effect has been given to the exercise of options currently outstanding. See "Management of Sound Federal Bancorp-Stock Benefit Plans."
(5) The retained earnings of Sound Federal Savings will be substantially restricted after the conversion. See "The Conversion-Liquidation Rights" and "Supervision and Regulation-Federal Banking Regulation."
(6) Pro forma data assumes the cancellation of treasury stock as a result of the conversion and exchange of shares.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

-----------------------------------------
(7) Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Sound Federal Bancorp. The loan will be repaid principally from Sound Federal Savings' contributions to the employee stock ownership plan. The amount of stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders' equity.
(8) Assumes a number of shares of common stock equal to 4% of the common stock to be sold in the offering will be purchased by the recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of stock relative to the subscription price in the offering. As Sound Federal Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the recognition and retention plan, the credit to capital will be offset by a charge to operations. Implementation of the recognition and retention plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares of Sound Federal Bancorp, the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 8,700,036, 10,235,336, 11,770,636 and 13,536,229, respectively, total stockholders' equity would be $108.7 million, $116.7 million, $124.8 million and $134.0 million, respectively, and total stockholders' ownership in Sound Federal Bancorp would be diluted by approximately 5.6%.

                                 PRO FORMA DATA

      The following table summarizes historical data of Sound Federal Bancorp and pro forma data of Sound Federal Bancorp at or for the three months ended June 30, 2002 and the year ended March 31, 2002, based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the common stock following the conversion. No effect has been given in the table to the possible issuance of additional shares pursuant to the current outstanding stock option plan or for the possible issuance of additional shares pursuant to any stock option plan or stock recognition and retention plan that may be adopted by our stockholders no earlier than six months after the conversion. Moreover, pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of Sound Federal Savings, to the tax effect of the recapture of the bad debt reserve. See "The Conversion-Liquidation Rights."

      The net proceeds in the tables are based upon the following assumptions:

      (1) all shares of common stock will be sold in the subscription and community offerings;

      (2) 108,000 shares of common stock will be purchased by our executive officers and directors, and their immediate families;

      (3) our employee stock ownership plan will purchase 8.0% of the shares of common stock sold in the offering with a loan from Sound Federal Bancorp. The loan will be repaid in substantially equal principal payments over a period of 20 years;

      (4) Keefe, Bruyette & Woods, Inc. will receive an aggregate fee equal to 1.35% of the dollar amount of common stock sold in the subscription and community offerings. No fee will be paid with respect to shares of common stock purchased by the employee stock ownership plan and by our officers, directors and employees, and their immediate families; and

      (5) total expenses of the offering, including the marketing fees to be paid to Keefe, Bruyette & Woods, Inc., will be between $1.5 million at the minimum of the offering range and $1.8 million at the maximum of the offering range, as adjusted.

      Pro forma consolidated net earnings of Sound Federal Bancorp for the three months ended June 30, 2002 and the year ended March 31, 2002 has been calculated as if the estimated net proceeds received by Sound Federal Bancorp and Sound Federal Savings had been invested at an assumed interest rate of 3.34% (2.04% on an after-tax basis) for the three months ended June 30, 2002 and for the year ended March 31, 2001. The reinvestment rate was based on the three-year treasury note rate. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that Sound Federal Bancorp will retain 50% of the estimated net conversion proceeds. The actual net proceeds from the sale of common stock will not be determined until the conversion is completed. However, we currently estimate the net proceeds to be between $48.5 million and $66.0 million, or $76.0 million if the offering range is increased by 15%. It is assumed that all shares will be sold in the subscription offering and community offering.

      The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amounts of assets and liabilities of Sound Federal Bancorp. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock.

                                                                           AT OR FOR THE THREE MONTHS ENDED JUNE 30, 2002
                                                                             BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                                   -----------------------------------------------------------
                                                                                                                   7,780,737
                                                                   5,000,890       5,883,400       6,765,910       SHARES (1)
                                                                     SHARES          SHARES          SHARES       15% ABOVE
                                                                   MINIMUM OF      MIDPOINT OF     MAXIMUM OF     MAXIMUM OF
                                                                    ESTIMATED      ESTIMATED       ESTIMATED       ESTIMATED
                                                                   PRICE RANGE    PRICE RANGE     PRICE RANGE     PRICE RANGE
                                                                   ------------   ------------    ------------    ------------
                                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Gross proceeds.................................................   $     50,009   $     58,834    $     67,659    $     77,807
 Expenses.......................................................         (1,463)        (1,573)         (1,682)         (1,808)
                                                                   ------------   ------------    ------------    ------------
    Estimated net proceeds......................................         48,546         57,261          65,977          75,999
 Common stock acquired by employee stock ownership plan (2).....         (4,001)        (4,708)         (5,413)         (6,235)
 Common stock acquired by recognition and retention plan (3)....         (2,000)        (2,354)         (2,706)         (3,112)
 Assets received from the MHC...................................            373            373             373             373
                                                                   ------------   ------------    ------------    ------------
    Estimated net proceeds, as adjusted.........................   $     42,918   $     50,564    $     58,231    $     67,005
                                                                   ============   ============    ============    ============

 FOR THE THREE MONTHS ENDED JUNE 30, 2002
 Consolidated net earnings:
    Historical..................................................   $      2,161   $      2,161    $      2,161    $      2,161
 Pro forma adjustments:
    Income on adjusted net proceeds.............................            217            256             295             340
    Employee stock ownership plan (2)...........................            (31)           (36)            (41)            (48)
    Recognition and retention plan (3)..........................            (61)           (72)            (83)            (95)
                                                                   ------------   ------------    ------------    ------------
      Pro forma net earnings....................................   $      2,286   $      2,309    $      2,332    $      2,358
                                                                   ============   ============    ============    ============

 Earnings per share (4):
    Historical..................................................   $       0.27   $       0.23    $       0.20    $       0.18
 Pro forma adjustments:
    Income on adjusted net proceeds.............................           0.03           0.03            0.03            0.03
    Employee stock ownership plan (2)...........................             --             --              --              --
    Recognition and retention plan (3)..........................          (0.01)         (0.01)          (0.01)          (0.01)
                                                                   ------------   ------------    ------------    ------------
      Pro forma earnings per share (4) (5)......................   $       0.29   $       0.25    $       0.22    $       0.20
                                                                   ============   ============    ============    ============

 Pro forma price to earnings....................................           8.62x         10.00x          11.36x          12.5x

 Number of shares used in earnings per share calculations.......      7,921,673      9,319,615      10,717,558      12,325,193

 AT JUNE 30, 2002 Stockholders' equity:
    Historical..................................................   $     63,820   $     63,820    $     63,820    $     63,820
    Estimated net proceeds......................................         48,546         57,261          65,977          75,999
    MHC capital consolidation...................................            373            373             373             373
    Common stock acquired by employee stock ownership plan (2)..         (4,001)        (4,708)         (5,413)         (6,225)
    Common stock acquired by recognition and retention plan (3).         (2,000)        (2,354)         (2,706)         (3,112)
                                                                    ------------   ------------    ------------    ------------
        Pro forma stockholders' equity (6)......................        106,738        114,392         122,051         130,855
    Intangible assets...........................................        (13,970)       (13,970)        (13,970)        (13,970)
                                                                   ------------   ------------    ------------    ------------
        Pro forma tangible stockholders' equity.................   $     92,768   $    100,422    $    108,081    $    116,885
                                                                   ============   ============    ============    ============

 Stockholders' equity per share (7):
    Historical..................................................   $       7.51   $       6.38    $       5.55    $       4.83
    Estimated net proceeds......................................           5.71           5.73            5.74            5.75
    MHC capital consolidation...................................           0.04           0.04            0.03            0.03
    Common stock acquired by employee stock ownership plan (2)..          (0.47)         (0.47)          (0.47)          (0.47)
    Common stock acquired by recognition and retention plan (3).   $      (0.24)  $      (0.24)   $      (0.24)   $      (0.24)
                                                                   ------------   ------------    ------------    ------------
        Pro forma stockholders' equity per share (6) (7)........   $      12.55   $      11.44    $      10.61    $       9.90
                                                                   ============   ============    ============    ============
    Intangible assets...........................................          (1.64)         (1.40)          (1.21)          (1.06)
                                                                   ------------   ------------    ------------    ------------
        Pro forma tangible stockholders' equity per share.......   $      10.91   $      10.04    $       9.40    $       8.84
                                                                   ============   ============    ============    ============

 Offering price as percentage of pro forma stockholders'
    equity per share............................................          79.68%         87.41%          94.25%         101.01%
 Offering price as percentage of pro forma tangible
    stockholders' equity per share..............................          91.66%         99.60%         106.38%         113.12%

 Number of shares used in book value per share calculations.....      8,500,000     10,000,000      11,500,000      13,225,000

                                                                                                       (FOOTNOTES ON NEXT PAGE)

--------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market and financial conditions following the commencement of the offering.
(2) Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from the net proceeds of the offering retained by Sound Federal Bancorp. Sound Federal Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal of the debt. Sound Federal Savings' total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Sound Federal Savings, the fair value of the common stock remains that the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.9%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes (i) that 9,700, 11,411, 13,123 and 15,092 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and
      (ii) in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(3) If approved by Sound Federal Bancorp's stockholders, the recognition and retention plan intends to purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the recognition and retention plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Sound Federal Bancorp or through open market purchases. The funds to be used by the recognition and retention plan to purchase the shares will be provided by Sound Federal Bancorp. The table assumes that (i) the recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 5% of the amount contributed to the recognition and retention plan is amortized as an expense during the three months ended June 30, 2002 and (iii) the recognition and retention plan expense reflects an effective combined federal and state tax rate of 38.9%. Assuming stockholder approval of the plan and that the plan shares are awarded through the use of authorized but unissued shares of common stock, stockholders would have their voting interests diluted by approximately 2.3%.
(4) Per share figures include publicly held shares of Sound Federal Bancorp common stock that will be exchanged for new shares of Sound Federal Bancorp common stock in the conversion. See "The Conversion-Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See note 2 above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(5) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Sound Federal Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares equal to 10% of the shares sold in the offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests by approximately 5.6%.
(6) The retained earnings of Sound Federal Savings will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion-Liquidation Rights" and "Supervision and Regulation-Federal Banking Regulation-Capital Distributions."
(7) Per share figures include publicly held shares of Sound Federal Bancorp common stock that will be exchanged for new shares of Sound Federal Bancorp common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.7782, 2.0920, 2.4058 and 2.7667, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

                                                                          AT OR FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                                                             BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                                   -----------------------------------------------------------
                                                                                                                   7,780,737
                                                                   5,000,890       5,883,400       6,765,910       SHARES (1)
                                                                     SHARES          SHARES          SHARES       15% ABOVE
                                                                   MINIMUM OF      MIDPOINT OF     MAXIMUM OF     MAXIMUM OF
                                                                    ESTIMATED      ESTIMATED       ESTIMATED       ESTIMATED
                                                                   PRICE RANGE    PRICE RANGE     PRICE RANGE     PRICE RANGE
                                                                   ------------   ------------    ------------    ------------
                                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Gross proceeds.................................................   $     50,009   $     58,834    $     67,659    $     77,807
 Expenses.......................................................         (1,463)        (1,573)         (1,682)         (1,808)
                                                                   ------------   ------------    ------------    ------------
    Estimated net proceeds......................................         48,546         57,261          65,977          75,999
 Common stock acquired by employee stock ownership plan (2).....         (4,001)        (4,708)         (5,413)         (6,235)
 Common stock acquired by recognition and retention plan (3)....         (2,000)        (2,354)         (2,706)         (3,112)
 Assets received from the MHC...................................            373            373             373             373
                                                                   ------------   ------------    ------------    ------------
    Estimated net proceeds, as adjusted.........................   $     42,918   $     50,564    $     58,231    $     67,005
                                                                   ============   ============    ============    ============

 FOR THE YEAR ENDED MARCH 31, 2002
 Consolidated net earnings:
    Historical..................................................   $      5,770   $      5,770    $      5,770    $      5,770
 Pro forma adjustments:
    Income on adjusted net proceeds.............................            868          1,024           1,180           1,360
    Employee stock ownership plan (2)...........................           (122)          (144)           (165)           (190)
    Recognition and retention plan (3)..........................           (244)          (288)           (331)           (380)
                                                                   ------------   ------------    ------------    ------------
      Pro forma net earnings....................................   $      6,272   $      6,362    $      6,454    $      6,560
                                                                   ============   ============    ============    ============

 Earnings per share (4):
    Historical..................................................   $       0.73   $       0.62    $       0.54    $       0.47
 Pro forma adjustments:
    Income on adjusted net proceeds.............................           0.11           0.11            0.11            0.11
    Employee stock ownership plan (2)...........................          (0.02)         (0.02)          (0.02)          (0.02)
    Recognition and retention plan (3)..........................          (0.03)         (0.03)          (0.03)          (0.03)
                                                                   ------------   ------------    ------------    ------------
      Pro forma earnings per share (4) (5)......................   $       0.79   $       0.68    $       0.60    $       0.53
                                                                   ============   ============    ============    ============

 Pro forma price to earnings....................................          12.66x         14.71x          16.67x          18.87x
 Number of shares used in earnings per share calculations.......      7,950,772      9,353,850      10,756,928      12,370,468

 AT MARCH 31, 2002
 Stockholders' equity:
    Historical..................................................   $     61,015   $     61,015    $     61,015    $     61,015
    Estimated net proceeds......................................         48,546         57,261          65,977          75,999
    MHC capital consolidation...................................            373            373             373             373
    Common stock acquired by employee stock ownership plan (2)..         (4,001)        (4,708)         (5,413)         (6,225)
    Common stock acquired by recognition and retention plan (3).         (2,000)        (2,354)         (2,706)         (3,112)
                                                                   ------------   ------------    ------------    ------------
        Pro forma stockholders' equity (6)......................        103,933        111,589         119,246         128,050
    Intangible assets...........................................        (13,970)       (13,970)        (13,970)        (13,970)
                                                                   ------------   ------------    ------------    ------------
        Pro forma tangible stockholders' equity.................   $     89,963   $     97,619    $    105,276    $    114,080
                                                                   ============   ============    ============    ============

 Stockholders' equity per share (7):
    Historical..................................................   $       7.18   $       6.10    $       5.31    $       4.61
    Estimated net proceeds......................................           5.71           5.73            5.74            5.75
    MHC capital consolidation...................................           0.04           0.04            0.03            0.03
    Common stock acquired by employee stock ownership plan (2)..          (0.47)         (0.47)          (0.47)          (0.47)
    Common stock acquired by recognition and retention plan (3).          (0.24)         (0.24)          (0.24)          (0.24)
                                                                   ------------   ------------    ------------    ------------
        Pro forma stockholders' equity per share (6) (7)........   $      12.22   $      11.16    $      10.37    $       9.68
                                                                   ============   ============    ============    ============
    Intangible assets...........................................          (1.64)         (1.40)          (1.21)          (1.06)
                                                                   ------------   ------------    ------------    ------------
        Pro forma tangible stockholders' equity per share.......   $      10.58   $       9.76    $       9.16    $       8.62
                                                                   ============   ============    ============    ============

 Offering price as percentage of pro forma stockholders'
    equity per share............................................          81.83%         89.61%          96.43%         103.31%
 Offering price as percentage of pro forma tangible
    stockholders' equity per share..............................          94.52%        102.46%         109.17%         116.01%

 Number of shares used in book value per share calculations.....      8,500,000     10,000,000      11,500,000      13,225,000

                                                                                                       (FOOTNOTES ON NEXT PAGE)

---------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market and financial conditions following the commencement of the offering.
(2) Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from the net proceeds of the offering retained by Sound Federal Bancorp. Sound Federal Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal of the debt. Sound Federal Savings' total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Sound Federal Savings, the fair value of the common stock remains that the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.9%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes (i) that 38,000, 45,646, 52,493 and 60,367 shares were committed to be released during the twelve months ended March 31, 2002 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and (ii) in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(3) If approved by Sound Federal Bancorp's stockholders, the stock recognition and retention plan intends to purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the recognition and retention plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Sound Federal Bancorp or through open market purchases. The funds to be used by the recognition and retention plan to purchase the shares will be provided by Sound Federal Bancorp. The table assumes that (i) the recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the recognition and retention plan is amortized as an expense during the year ended March 31, 2002 and (iii) the recognition and retention plan expense reflects an effective combined federal and state tax rate of 38.9%. Assuming stockholder approval of the plan and that the plan shares are awarded through the use of authorized but unissued shares of common stock, stockholders would have their voting interests diluted by approximately 2.3%.
(4) Per share figures include publicly held shares of Sound Federal Bancorp common stock that will be exchanged for new shares of Sound Federal Bancorp common stock in the conversion. See "The Conversion-Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See note 2 above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(5) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Sound Federal Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares equal to 10% of the shares sold in the offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests by approximately 5.6%.
(6) The retained earnings of Sound Federal Savings will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion-Liquidation Rights" and "Supervision and Regulation-Federal Banking Regulation-Capital Distributions."
(7) Per share figures include publicly held shares of Sound Federal Bancorp common stock that will be exchanged for new shares of Sound Federal Bancorp common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.7782, 2.0920, 2.4058 and 2.7667, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      The discussion and analysis that follows focuses on the factors affecting our consolidated financial condition at June 30, 2002 and March 31, 2002 and 2001, and our consolidated results of operations for the three months ended June 30, 2002 and 2001 and for the years ended March 31, 2002, 2001 and 2000. The consolidated financial statements and related notes beginning at page F-1 of this prospectus should be read in conjunction with this discussion.

GENERAL

      Our principal business has historically consisted of offering savings and other deposits to the general public and using the funds from these deposits to make loans secured by residential real estate. Our results of operations depend primarily upon our net interest income, which is the difference between income earned on interest-earning assets, such as loans and investments, and the interest expense paid on deposits. To a much lesser degree, our operations are affected by non-interest income, such as banking service charges and fees. Net income is also affected by, among other things, provisions for loan losses and non-interest expenses. Our principal non-interest expenses consist of compensation and benefits, occupancy and equipment, data processing service fees, advertising and promotion and other expenses, such as ATM expenses, professional fees and insurance premiums. Our results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates; government legislation and policies affecting fiscal affairs, housing and financial institutions; monetary policies of the Federal Reserve System; and the actions of bank regulatory authorities.

CRITICAL ACCOUNTING POLICIES

      Accounting policies considered particularly critical to our financial results include the allowance for loan losses and accounting for goodwill. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the allowance for loan losses considered necessary. Management considers accounting for goodwill to be a critical policy because goodwill must be tested for impairment at least annually using a "two-step" approach that involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions utilized.

MANAGEMENT OF MARKET RISK

      Our most significant form of market risk is interest rate risk. Our assets consist primarily of fixed-rate mortgage loans, which have longer maturities than our liabilities, which consist primarily of deposits. Our interest rate risk management program focuses primarily on evaluating and managing the composition of assets and liabilities in the context of various interest rate scenarios. Factors beyond management's control, such as market interest rates and competition, also have an impact on interest income and interest expense. We do not own any trading assets and have not engaged in hedging transactions such as interest rate swaps and caps.

      We attempt to manage interest rate risk and to minimize the exposure of earnings to changes in market interest rates. During the low interest rate environment that has existed in recent years, we have followed the following strategies to manage interest rate risk: (i) purchasing adjustable rate mortgage-backed securities guaranteed by Fannie Mae or Ginnie Mae and (ii) maintaining a high level of liquid interest-earning assets such as short-term federal funds sold. In addition, in fiscal 2002, we began to originate a higher volume of three-, five- and seven-year adjustable-rate mortgage loans, which reprice annually after the initial term. By investing in short-term, liquid securities we believe we are better positioned to react to increases in market interest rates. However, investments in shorter term securities generally bear lower yields than longer term investments. Thus, during the sustained period of declining interest rates, these strategies have resulted in lower levels of interest income than would be obtained by investing in longer term fixed rate loans. Management believes, however, that maintaining a significant portion of our assets in short-term investments, enables us to take advantage of increases in interest rates, reduces the exposure of earnings to interest rate fluctuations and enhances long-term profitability.

      Management monitors interest rate sensitivity through the use of a model that estimates the change in Sound Federal Savings' net portfolio value ("NPV") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. Management is not aware of any known trends that would significantly affect the timing or amount of the expected cash flows utilized in the NPV model. The model estimates the effect on NPV of instantaneous and permanent 100 to 300 basis point increases and a 100 basis point decrease in market interest rates, with no effect given to any steps that management might take to counter the effect of interest rate movements. We historically estimated the effect on NPV of 100 to 300 basis point decreases in interest rates. However, given the current low level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate NPV for interest rate decreases of greater than 100 basis points.

      The table below sets forth, as of June 30, 2002, the estimated changes in Sound Federal Savings' NPV that would result from the designated instantaneous changes in interest rates.

                 CHANGES IN                   ESTIMATED INCREASE
                  INTEREST                   (DECREASE) IN NPV(1)
                   RATES       ESTIMATED   ------------------------
               (BASIS POINTS)     NPV         AMOUNT       PERCENT
               -------------- ------------ -----------  -----------
                               (DOLLARS IN THOUSANDS)

                    +300      $   43,942   $  (33,028)      (42.9)%
                    +200          55,627      (21,343)      (27.7)
                    +100          67,353       (9,617)      (12.5)
                      0           76,970           --          --
                    -100          80,038        3,068         4.0

      -------------------
      (1) Represents the increase (decrease) in the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.

      Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

      The above table indicates that at June 30, 2002, in the event of a 100 basis point decrease in interest rates, we would expect to experience a 4.0% increase in NPV. In the event of a 200 basis point increase in interest rates, we would expect to experience a 27.7% decrease in NPV. Subsequent to June 30, 2002, there have been no significant changes in our interest rate risk exposures or how those exposures would be managed.

      Certain shortcomings are inherent in the NPV methodology. Modeling changes in NPV requires that management make certain assumptions that may or may not reflect the manner in which yields and costs will actually respond to changes in market interest rates. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates. In this regard, the NPV table presented assumes that (i) the composition of the interest sensitive assets and liabilities existing at the beginning of a period will remain constant over the period being measured and (ii) a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of interest rate risk exposure at a particular point in time, these measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income, and will differ from actual results. Additionally, the interest rate risk guidelines established by the Board of Directors are not strict limitations. While a goal of the Asset/Liability Management Committee and the Board of Directors is to limit projected NPV changes within the Board's guidelines, we will not necessarily limit projected changes in NPV if the required action would present a disproportionate risk to continued profitability.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2002 AND MARCH 31, 2002

      ASSETS. Assets totaled $651.5 million at June 30, 2002 as compared to $624.0 million at March 31, 2002. The increase in assets reflects increases in loans and in cash and cash equivalents, partially offset by a decrease in securities. Net loans increased $19.0 million, or 4.6%, to $437.4 million at June 30, 2002 as compared to $418.4 million at March 31, 2002. The increase in net loans primarily reflects our continued strong level of loan originations, which totaled $52.5 million during the quarter ended June 30, 2002, and which were partially offset by loan principal repayments of $33.9 million during the quarter. Cash and cash equivalents increased $15.2 million, or 56.9%, to $42.0 million at June 30, 2002, as compared to $26.8 million at March 31, 2002. These increases were funded by an increase of $24.7 million in deposits and the $33.9 million in loan principal repayments. Securities, consisting of mortgage-backed securities (including collateralized mortgage obligations), U.S. Government and agency securities and mutual funds, decreased $6.4 million, or 4.3%, to $143.8 million at June 30, 2002 from $150.2 million at March 31, 2002. The decrease in securities reflects the reinvestment into liquid assets as securities were called or matured during the quarter.

      LIABILITIES. Deposits totaled $544.6 million at June 30, 2002 as compared to $519.9 million at March 31, 2002. Certificates of deposit increased $12.5 million to $324.8 million from $312.3 million, savings and club accounts increased $4.8 million to $123.4 million from $118.6 million and money market accounts increased $5.6 million to $41.6 million from $36.0 million. Borrowings totaled $35.0 million at June 30, 2002, as compared to $34.9 million at March 31, 2002. Borrowings at June 30, 2002 consisted of Federal Home Loan Bank borrowings.

      STOCKHOLDERS' EQUITY. Stockholders' equity increased $2.8 million to $63.8 million at June 30, 2002 as compared to $61.0 million at March 31, 2002. The increase in stockholders' equity reflects $2.2 million in net income and an increase of $627,000 in accumulated other comprehensive income, partially offset by dividends paid of $138,000.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2002 AND 2001

      ASSETS. Assets totaled $624.0 million at March 31, 2002 as compared to $552.9 million at March 31, 2001. Net loans increased $124.6 million, or 42.4%, to $418.4 million at March 31, 2002 as compared to $293.8 million at March 31, 2001. The increase in total loans was a result of our increased loan originations. We originated loans with principal balances of $219.9 million during fiscal 2002 compared to $86.6 million originated in fiscal 2001. This increase was funded principally by a decrease of $35.5 million in securities to $150.2 million, an increase of $46.4 million in total deposits to $519.9 million and an increase of $20.2 million in borrowings.

      LIABILITIES. Deposits increased $46.4 million, or 9.8%, to $519.9 million at March 31, 2002 as compared to $473.5 million at March 31, 2001. Certificates of deposit increased $16.6 million to $312.3 million from $295.7 million, savings and club accounts increased $10.2 million to $118.6 million from $108.4 million, money market accounts increased $7.7 million to $36.0 million from $28.3 million and NOW accounts increased $8.9 million to $47.6 million from $38.7 million. The increase in deposits was due primarily to growth in our New Rochelle branch, which opened in December 2001, as well as growth in other branches due to our efforts to market certificates of deposit. Borrowings increased $20.2 million to $34.9 million at March 31, 2002 from $14.7 million at March 31, 2001. We borrowed funds from the Federal Home Loan Bank to fund loan growth.

      STOCKHOLDERS' EQUITY. Total stockholders' equity increased $4.1 million to $61.0 million at March 31, 2002 as compared to $56.9 million at March 31, 2001. The increase in stockholders' equity reflects net income of $5.8 million during the year ended March 31, 2002, which was partially offset by a decrease of $1.2 million in accumulated other comprehensive income, dividends paid of $517,000 and treasury stock purchases of $483,000.

AVERAGE BALANCE SHEETS

      The following tables set forth average balance sheets, average yields and costs, and certain other information for the three months ended June 30, 2002 and 2001 and the years ended March 31, 2002, 2001 and 2000. The tables reflect the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing interest income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively), as well as the net yield on interest-earning assets. Management believes that the use of monthly average balances rather than daily average balances did not have a material effect on the data presented. No tax-equivalent adjustments were made, as the effect thereof was not material. Nonaccrual loans were included in the computation of average balances, but have been included in the tables as loans having a zero yield. The yields set forth below include the effect of deferred origination fees and costs, and purchase discounts and premiums that are amortized or accreted to interest income.

                                                                           FOR THE THREE MONTHS ENDED JUNE 30,
                                          AT JUNE 30,      -------------------------------------------------------------------
                                              2002                       2002                              2001
                                    ---------------------  -------------------------------  ----------------------------------
                                                  AVERAGE    AVERAGE               AVERAGE    AVERAGE                 AVERAGE
                                    OUTSTANDING    YIELD/  OUTSTANDING              YIELD/  OUTSTANDING                YIELD/
                                      BALANCE       RATE     BALANCE    INTEREST     RATE     BALANCE     INTEREST      RATE
                                    -----------   -------  -----------  --------   -------  -----------   --------   ---------
                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1).......................   $   437,419     7.12%  $   426,530  $  7,614     7.16%  $   305,697   $  5,813     7.63%
  Mortgage-backed securities(2)..        98,662     6.03        97,513     1,512     6.22       138,427      2,482     7.19
  Other securities(2)............        42,195     4.98        44,287       528     4.78        38,780        665     6.88
  Federal funds and other
    overnight deposits(3)........        35,370     1.63        28,963       105     1.45        27,544        307     4.47
  Certificates of deposit........            --      --             --        --      --          1,856         22     4.75
  Other(4).......................         4,299     4.52         4,225        65     6.17         3,834         76     7.95
                                    -----------            -----------  --------            -----------   --------
   Total interest-earning assets.       617,945     6.47       601,518     9,824     6.55       516,138      9,365     7.28
                                                                        --------                          --------
Non-interest earning assets......        33,520                 33,262                           31,856
                                    -----------            -----------                      -----------
   Total assets..................   $   651,465            $   634,780                      $   547,994
                                    ===========            ===========                      ===========

Interest-bearing liabilities:
  Passbook and club accounts.....   $   123,397     1.00%  $   118,692  $    311     1.05%  $   107,822   $    511     1.90%
  Money market accounts..........        41,560     1.34        35,980       148     1.65        31,523        185     2.35
  NOW accounts...................        48,514     0.75        47,206        86     0.73        37,015         94     1.02
  Certificates of deposit........       324,773     3.15       320,550     2,558     3.20       293,506      4,264     5.83
  Borrowings.....................        34,967     4.18        34,938       416     4.78        14,724        269     7.33
  Mortgage escrow funds..........         4,402     2.00         4,427        20     1.81         4,697         16     1.37
                                    -----------            -----------  --------            -----------   --------
   Total interest-bearing
    liabilities..................       577,613     2.43       561,793     3,539     2.53       489,287      5,339     4.38
                                                                        --------                          --------
Non-interest bearing
    liabilities..................        10,032                 11,200                            4,729
                                    -----------            -----------                      -----------
   Total liabilities.............       587,645                572,993                          494,016
Stockholders' equity.............        63,820                 61,787                           53,978
                                    -----------            -----------                      -----------
   Total liabilities and
    stockholders' equity.........   $   651,465            $   634,780                      $   547,994
                                    ===========            ===========                      ===========
Net interest income..............                                       $  6,285                          $  4,026
                                                                        ========                          ========
Average interest rate spread(5)..                   4.04%                            4.02%                             2.90%
Net earning assets(6)............   $    40,332            $    39,725                      $    26,851
                                    ===========            ===========                      ===========
Net interest margin(7)...........                                                    4.19%                             3.13%
Ratio of interest-earning assets
    to interest-bearing
    liabilities..................          1.07x                  1.07x                            1.05x

                                                                                         (FOOTNOTES BEGIN ON FOLLOWING PAGE)

                                                                    FOR THE YEARS ENDED MARCH 31,
                                ---------------------------------------------------------------------------------------------------
                                              2002                              2001                             2000
                                --------------------------------  -------------------------------   -------------------------------
                    (             AVERAGE                AVERAGE   AVERAGE                AVERAGE    AVERAGE              AVERAGE
                                OUTSTANDING               YIELD/  OUTSTANDING              YIELD/   OUTSTANDING              YIELD/
                                  BALANCE     INTEREST     RATE     BALANCE     INTEREST    RATE      BALANCE     INTEREST   RATE
                                -----------   --------   -------  -----------   --------   ------   -----------   --------  -------
                                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1)....................  $   342,447   $ 25,560     7.46%  $   253,320   $ 19,837    7.83%   $   162,753   $12,427    7.64%
  Mortgage-backed
    securities(2).............      120,307      8,629     7.17       114,185      8,194    7.18         56,951     3,353    5.89
  Other securities(2).........       42,357      2,209     5.22        42,864      3,143    7.33         38,628     2,443    6.32
  Federal funds and other
    overnight deposits(3).....       28,537        777     2.72        25,769      1,577    6.12         27,855     1,472    5.28
  Certificates of deposit.....          865         43     4.97         5,836        437    7.47         11,316       654    5.78
  Other(4)....................        3,716        227     6.11         5,440        388    7.13          3,033       187    6.17
                                -----------   --------            -----------   --------            -----------   -------
   Total interest-earning
    assets....................      538,229     37,445     6.96       447,414     33,576    7.50        300,536    20,536    6.83
                                              --------                          --------                          -------
Non-interest earning assets...       32,907                            28,225                            11,161
                                -----------                       -----------                       -----------
   Total assets...............  $   571,136                       $   475,639                       $   311,697
                                ===========                       ===========                       ===========

Interest-bearing liabilities:
  Passbook and club accounts..  $   109,469   $  1,609     1.47%  $    94,032   $  2,420    2.57%   $    60,144   $ 1,245    2.07%
  Money market accounts.......       36,126        674     1.87        26,849        631    2.35         18,929       510    2.69
  NOW accounts................       38,954        360     0.92        32,658        470    1.44         24,232       370    1.53
  Certificates of deposit.....      302,786     14,760     4.87       249,145     14,487    5.81        151,511     7,696    5.08
  Borrowings..................       16,348      1,065     6.51        12,030        927    7.71             86         8    9.30
  Mortgage escrow funds.......        4,314         71     1.64         3,508         73    2.08          2,069        39    1.89
                                -----------   --------            -----------   --------            -----------   -------
   Total interest-bearing
    liabilities...............      507,997     18,539     3.65       418,222     19,008    4.54        256,971     9,868    3.84
                                              --------                          --------                          -------
Non-interest bearing
  liabilities.................        4,545                             3,109                             1,366
                                -----------                       -----------                       -----------
      Total liabilities.......      512,542                           421,331                           258,377
Stockholders' equity..........       58,594                            54,308                            53,360
                                -----------                       -----------                       -----------
   Total liabilities and
    stockholders' equity......  $   571,136                       $   475,639                       $   311,697
                                ===========                       ===========                       ===========
Net interest income...........                $ 18,906                          $ 14,568                          $10,668
                                              ========                          ========                          =======
Average interest rate
spread(5).....................                             3.31%                            2.96%                            2.99%
Net earning assets(6).........  $    30,232                       $    29,192                       $    43,565
                                ===========                       ===========                       ===========
Net interest margin(7)........                             3.51%                            3.26%                            3.55%
Ratio of interest-earning
  assets to interest-bearing
  liabilities.................         1.06x                             1.07x                             1.17x

---------------------------
(1) Balances are net of construction loans in process and the allowance for loan losses.
(2)   Average outstanding balances are based on amortized cost.
(3) Other overnight deposits represents Sound Federal Savings' interest-earning demand account at the Federal Home Loan Bank of New York.
(4)   Consists primarily of Federal Home Loan Bank stock.
(5) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net earning assets represent total interest-earning assets less total interest-bearing liabilities.
(7) Net interest margin represents net interest income divided by average total interest-earning assets.

RATE/VOLUME ANALYSIS

      The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities, with respect to (i) changes attributable to changes in volume (i.e., changes in balances multiplied by the prior-period rate) and (ii) changes attributable to rate (i.e., changes in rate multiplied by prior-period balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                                      YEAR ENDED MARCH 31,
                              THREE MONTHS ENDED JUNE 30,     -------------------------------------------------------------------
                                     2002 VS. 2001                     2002 VS. 2001                       2001 VS. 2000
                            ------------------------------    --------------------------------    -------------------------------
                            INCREASE(DECREASE)                 INCREASE (DECREASE)                INCREASE (DECREASE)
                                  DUE TO            TOTAL           DUE TO                              DUE TO
                            -------------------   INCREASE    --------------------   INCREASE     ------------------     INCREASE
                            VOLUME       RATE    (DECREASE)   VOLUME       RATE     (DECREASE)    VOLUME      RATE      (DECREASE)
                                                                   (IN THOUSANDS)
Interest-earning
 assets:
  Loans...................  $ 4,045    $(2,244)  $   1,801    $ 6,698    $  (975)   $   5,723     $ 7,093    $   317    $   7,410
  Mortgage-backed
    securities............     (666)      (304)       (970)       446        (11)         435       3,974        867        4,841
  Other securities........      474       (611)       (137)       (37)      (897)        (934)        285        415          700
  Federal funds and
    other overnight
    deposits..............      103       (305)       (202)       154       (954)        (800)       (116)       221          105
  Certificates of
    deposit...............      (88)        66         (22)      (282)      (112)        (394)       (373)       156         (217)
  Other...................       39        (50)        (11)      (111)       (50)        (161)        169         32          201
                            -------    -------   ---------    -------    -------    ---------     -------    -------    ---------

     Total
      interest-earning
      assets..............    3,907     (3,448)        459      6,868     (2,999)       3,869      11,032      2,008       13,040
                            -------    -------   ---------    -------    -------    ---------     -------    -------    ---------

Interest-bearing
 liabilities:
  Passbook and club
    accounts..............      301       (501)       (200)       349     (1,160)        (811)        822        353        1,175
  Money market
    accounts..............      130       (167)        (37)       183       (140)          43         191        (70)         121
  NOW accounts............      102       (110)         (8)        83       (193)        (110)        123        (23)         100
  Certificates of
    deposit...............    2,330     (4,036)     (1,706)     2,830     (2,557)         273       5,553      1,238        6,791
  Borrowings..............      716       (569)        147        297       (159)         138         920         (1)         919
  Mortgage escrow
    funds.................       (6)        10           4         15        (17)          (2)         30          4           34
                            -------    -------   ---------    -------    -------    ---------     -------    -------    ---------

    Total
     interest-bearing
     liabilities..........    3,573     (5,373)     (1,800)     3,757     (4,226)        (469)      7,639      1,501        9,140
                            -------    -------   ---------    -------    -------    ---------     -------    -------    ---------

Net interest income.......  $   334    $ 1,925   $   2,259    $ 3,111    $ 1,227    $   4,338     $ 3,393    $   507    $   3,900
                            =======    =======   =========    =======    =======    =========     =======    =======    =========

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2002 AND 2001

      NET INCOME. Net income amounted to $2.2 million, or $0.46 per common share, for the quarter ended June 30, 2002, as compared to $1.2 million, or $0.25 per common share, for the quarter ended June 30, 2001. The increase in net income was due primarily to an increase of $2.3 million in net interest income, partially offset by increases of $509,000 in non-interest expense and $688,000 in income tax expense.

      INTEREST INCOME. Interest income totaled $9.8 million during the quarter ended June 30, 2002 as compared to $9.4 million for the same period in the prior year. This increase was due to an increase of $85.4 million in average interest-earning assets to $601.5 million during the quarter ended June 30, 2002 as compared to $516.1 million for the same quarter in the prior year, offset partially by a decrease of 73 basis points in the average yield on interest-earning assets to 6.55% from 7.28%. The increase in the average balance of interest-earning assets was due primarily to an increase in loans and other securities, partially offset by decreases in mortgage-backed securities. The decrease in the average yield on interest-earning assets reflects the origination of fixed-rate loans and the repricing of our adjustable-rate securities portfolio during periods of declining interest rates, and particularly during the second half of calendar 2001.

      LOANS. Interest income on loans increased $1.8 million, or 31.0%, to $7.6 million for the quarter ended June 30, 2002 as compared to $5.8 million for the same quarter in 2001. This increase was due to an increase of $120.8 million in the average balance of loans to $426.5 million from $305.7 million, partially offset by a 47 basis point decrease in the average yield earned to 7.16% from 7.63%.

      The growth of the loan portfolio was principally a result of increased mortgage loan originations, as borrowers sought to take advantage of the lowest market interest rates in 40 years. The low market interest rates created a robust housing market and also compelled many consumers to refinance their existing mortgage loans. We originated $52.5 million of loans during the quarter ended June 30, 2002, as compared to $47.4 million for the same quarter in the prior year. These loans were originated at lower rates than the yields being earned on the existing loan portfolio. As a result, the average yield earned on the loan portfolio decreased during fiscal 2002 and the first quarter of fiscal 2003. The yield on the loan portfolio may decrease further until market interest rates begin to increase.

      MORTGAGE-BACKED SECURITIES. Interest on mortgage-backed securities decreased $970,000, or 39.1%, to $1.5 million for the quarter ended June 30, 2002, due primarily to a decrease of $40.9 million in the average balance to $97.5 million and a decrease of 97 basis points in the average yield to 6.22% from 7.19%. The lower average balances in the current year reflect principal repayments and prepayments on mortgage-backed securities, which we used to fund loan growth.

      OTHER SECURITIES. Interest on other securities decreased $137,000, or 20.6%, to $528,000 for the quarter ended June 30, 2002, as compared to $665,000 for the same quarter in 2001, due to a 210 basis point decrease in the average yield to 4.78% from 6.88%, which was partially offset by an increase of $5.5 million in the average balance to $44.3 million. The decrease in the average yield earned reflects the decrease in market interest rates during fiscal 2002.

      FEDERAL FUNDS SOLD AND OTHER OVERNIGHT DEPOSITS. For the quarter ended June 30, 2002, interest on Federal funds sold and other overnight deposits decreased $202,000, or 65.8%, to $105,000, reflecting a 302 basis point decrease in the average yield earned to 1.45%, partially offset by an increase of $1.4 million in the average balance to $29.0 million. The decrease in the average yield earned reflects the decrease in market interest rates during fiscal 2002.

      INTEREST EXPENSE. Interest expense decreased $1.8 million, or 33.7%, to $3.5 million for the quarter ended June 30, 2002, as compared to $5.3 million for the quarter ended June 30, 2001. The decrease in interest expense was due to a decrease in the average cost of liabilities to 2.53% from 4.38%, reflecting the decrease in market interest rates during fiscal 2002. The average balance of interest-bearing liabilities increased $72.5 million to $561.8 million for the quarter ended June 30, 2002, from $489.3 million for the same quarter in the prior year.

      Interest expense on certificates of deposit decreased $1.7 million, or 40.0%, to $2.6 million for the 2002 quarter as compared to $4.3 million for the same quarter in 2001. The decrease was due primarily to a 263 basis point decrease in the average cost to 3.20% from 5.83%, offset partially by an increase of $27.1 million in the average balance of certificates of deposit to $320.6 million from $293.5 million in the same quarter in the prior year. Interest on savings accounts amounted to $311,000 for the current quarter as compared to $511,000 for the quarter ended June 30, 2001, a decrease of $200,000, or 39.1%. The decrease was a result of an 85 basis point decrease in the average cost of savings accounts to 1.05% from 1.90%, offset partially by an increase of $10.9 million in the average balance of savings accounts to $118.7 million. Interest expense on other deposits (NOW and money market accounts) amounted to $234,000 for the quarter ended June 30, 2002 as compared to $279,000 for the same quarter in the prior year. The average cost of these accounts decreased 50 basis points to 1.13% and the average balance increased $14.6 million to $83.2 million. The increase in deposits reflects growth throughout our branch network, as well as the opening of our New Rochelle branch in December 2001.

      For the quarter ended June 30, 2002, interest expense on borrowings amounted to $416,000 as compared to $269,000 in the prior year. The average balance of borrowings for the current quarter was $34.9 million and the average cost was 4.78%. For the quarter ended June 30, 2001, the average balance of borrowings was $14.7 million and the average cost was 7.33%. We used the increase in Federal Home Loan Bank borrowings to fund loan originations during fiscal 2002.

      NET INTEREST INCOME. Net interest income for the quarter ended June 30, 2002 amounted to $6.3 million, an increase of $2.3 million, or 56.1% from the same period in the prior year. The interest rate spread was 4.02% and 2.90% for the quarters ended June 30, 2002 and 2001, respectively. The net interest margin for those periods was

4.19% and 3.13%, respectively. The increases in the interest rate spread and net interest margin were the result of declining market interest rates during calendar 2001. The decrease in market interest rates reduced the cost of our interest-bearing liabilities faster than the rates on our interest-earning assets. However, if market interest rates decrease further, our interest rate spread and net interest margin may decrease since market and competitive factors could inhibit our ability to lower interest rates on deposit accounts any further. In addition, if interest rates increase, the cost of our interest-bearing liabilities will increase faster than the rates on our interest-earning assets, also causing decreases in our net interest rate spread and net interest margin.

      PROVISION FOR LOAN LOSSES. Management regularly reviews our loan portfolio and makes provisions for loan losses in amounts required to maintain the allowance for loan losses in accordance with generally accepted accounting principles. The allowance consists of known and inherent losses that are both probable and estimable at the date of the financial statements. The allowance for loan losses consists of amounts allocated to specific nonperforming loans and to loans in each major portfolio category. Loan categories such as single-family residential mortgage loans, which represented 90.7% of total loans at June 30, 2002, are generally evaluated on an aggregate or "pool" basis. Our allowance for loan losses is predominately determined on a pool basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of our historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in our market area.

      The provision for loan losses was $75,000 for the quarter ended June 30, 2002, as compared to $25,000 for the quarter ended June 30, 2001. Non-performing loans amounted to $952,000, or 0.22% of total loans at June 30, 2002, as compared to $1.1 million, or 0.35% of total loans at June 30, 2001. The allowance for loan losses amounted to $2.3 million, or 0.52% of total loans at June 30, 2002, and $2.2 million, or 0.53% of total loans at March 31, 2002.

      NON-INTEREST INCOME. Non-interest income totaled $170,000 and $196,000 for the quarters ended June 30, 2002 and 2001, respectively. Non-interest income consists principally of service charges on deposit accounts, late charges on loans and various other service fees. Service fees amounted to $170,000 for the quarter ended June 30, 2002 as compared to $139,000 for the same quarter in 2001. Service fees include fees of $41,000 and $15,000 generated by Mamaroneck Advisors, Inc. during the three months ended June 30, 2002 and 2001, respectively. Mamaroneck Advisors, Inc. is our service corporation that sells investment and insurance products. Non-interest income for the quarter ended June 30, 2001 included a gain on the sale of real estate owned of $57,000.

      NON-INTEREST EXPENSE. Non-interest expense totaled $2.8 million for the quarter ended June 30, 2002 as compared to $2.3 million for the quarter ended June 30, 2001. The increase was due primarily to increases of $203,000 in compensation and benefits, $123,000 in occupancy and equipment and $154,000 in other non-interest expenses. The increase in compensation and benefits was primarily due to a new branch location opened in December 2001, increased costs related to lending operations and overall internal growth. Occupancy and equipment expense was higher in the 2002 quarter as a result of refund of $125,000 for property taxes related to branch locations that reduced expenses for the quarter ended June 30, 2001. Other non-interest expense increased primarily due to the new branch location and internal growth to support lending and branch operations.

      INCOME TAXES. Income tax expense amounted to $1.4 million and $688,000 for the quarters ended June 30, 2002 and 2001, respectively. The effective tax rates for those same periods were 38.9% and 36.9%, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2002 AND 2001

      NET INCOME. Net income amounted to $5.8 million, or diluted earnings per share of $1.23, for the year ended March 31, 2002 as compared to $2.7 million, or $0.56 per share for the prior year. This increase was due primarily to an increase of $4.3 million in net interest income and an increase of $349,000 in non-interest income, partially offset by an increase of $283,000 in non-interest expense and an increase of $1.3 million in income tax expense.

      We completed the acquisition of Peekskill Financial Corporation on July 18, 2000. This transaction was accounted for as a purchase business combination. Accordingly, our operating results for the year ended March 31,

2001 include the effect of the acquired business for the period of approximately nine months after the acquisition date. In addition, our operating results for fiscal 2001 include $765,000 in goodwill amortization expense prior to the adoption, effective April 1, 2001, of a new accounting standard that prohibits further amortization of goodwill. If goodwill had not been amortized in fiscal 2001, net income and earnings per share would have been $3.4 million and $0.72, respectively.

      INTEREST INCOME. Interest income totaled $37.4 million for the year ended March 31, 2002 as compared to $33.6 million for the prior year. The increase was due to an increase of $90.8 million in average interest-earning assets to $538.2 million as compared to $447.4 million for the prior year, partially offset by a 54 basis point decrease in the average yield on interest-earning assets to 6.96%. The increase in the average balance of interest-earning assets was due primarily to growth in the loan portfolio, which was funded by deposits and redemptions of securities. The increase in the average balance of interest-earning assets was also due to the assets acquired from Peekskill Financial Corporation being included in the average balance for the entire 2002 fiscal year. The decrease in the average yield on interest-earning assets reflects declining market interest rates during 2001.

      LOANS. Interest income on loans increased $5.7 million, or 28.9%, to $25.6 million during fiscal 2002 as compared to $19.8 million for 2001. This increase was due to an increase of $89.1 million in the average balance of loans to $342.4 million, partially offset by a 37 basis point decrease in the average yield earned to 7.46%.

      The growth of the loan portfolio was principally a result of the lowest mortgage interest rates in forty years. The low market interest rates created a robust housing market and also compelled many consumers to refinance existing mortgage loans. We originated $219.9 million of loans during the year ended March 31, 2002 as compared to $86.6 million in the prior year. These loans were originated at lower rates than the yields being earned on the existing loan portfolio. As a result, the average yield earned on the loan portfolio decreased during fiscal 2002. The yield on the loan portfolio may decrease further until market interest rates begin to increase.

      MORTGAGE-BACKED SECURITIES. Interest on mortgage-backed securities amounted to $8.6 million for the year ended March 31, 2002 as compared to $8.2 million for the prior year. The average balance of mortgage-backed securities increased $6.1 million to $120.3 million and the average yield remained virtually unchanged at 7.17%. The increase in the average balance was a result of the securities acquired in the acquisition of Peekskill Financial Corporation being included in the average balance for the entire 2002 fiscal year, as compared to only a portion of the 2001 fiscal year following the acquisition.

      OTHER SECURITIES. Interest on other securities decreased $934,000, or 29.7%, to $2.2 million for the year ended March 31, 2002, as compared to $3.1 million for the prior year, due to a decrease of $507,000 in the average balance of other securities to $42.4 million and a 211 basis point decrease in the average yield earned to 5.22%. The decreases in average balance and average yield earned in the 2002 fiscal year primarily reflect the issuer redemptions of securities as interest rates decreased during fiscal 2002. The proceeds from these redemptions were used to fund loan originations.

      FEDERAL FUNDS AND OTHER OVERNIGHT DEPOSITS. For the year ended March 31, 2002, interest on Federal funds and other overnight deposits decreased $800,000 to $777,000, reflecting a 340 basis point decrease in the average yield earned to 2.72%, partially offset by an increase of $2.8 million in the average balance to $28.5 million. Other overnight deposits consist of a demand deposit at the Federal Home Loan Bank of New York, which earns interest at a rate approximating the Federal funds rate. The decrease in the average yield earned reflects the declining interest rate environment during 2001.

      CERTIFICATES OF DEPOSIT. Interest on certificates of deposit decreased $394,000 to $43,000 for the year ended March 31, 2002 from $437,000 for the year ended March 31, 2001. The average outstanding balance of certificates of deposit decreased to $865,000 for the year ended March 31, 2002 from $5.8 million for the year ended March 31, 2001.

      INTEREST EXPENSE. Interest expense for the year ended March 31, 2002 totaled $18.5 million, as compared to $19.0 million for the year ended March 31, 2001. The decrease in interest expense reflects the decrease in the cost of interest-bearing liabilities. The average balance of interest-bearing liabilities increased $89.8 million, to

$508.0 million for the year ended March 31, 2002 from $418.2 million for the prior year. The average cost of these liabilities decreased 89 basis points to 3.65%. The decrease in the cost of interest-bearing liabilities was the result of declining market interest rates. The increase in average interest-bearing liabilities was due primarily to the deposits of Peekskill Financial Corporation being included in the average balance for the entire 2002 fiscal year, as compared to only a portion of the 2001 fiscal year following the acquisition, and to deposits received at the New Rochelle branch, which opened in December 2001.

      Interest expense on certificates of deposit totaled $14.8 million for the year ended March 31, 2002 year as compared to $14.5 million for the prior year. The increase was due primarily to an increase of $53.7 million in the average balance of certificates of deposit to $302.8 million for the year ended March 31, 2002 as compared to $249.1 million for the prior year. This increase was partially offset by a 94 basis point decrease in the average cost to 4.87%. The decrease in the average cost was due to a decrease in market interest rates during 2001. The increase in the average balance of time deposits was primarily a result of the time deposits of Peekskill Financial Corporation being included in the average balance for the entire 2002 fiscal year, as compared to only a portion of the 2001 fiscal year following the acquisition, and the new branch, which opened in December 2001. Certificates of deposit amounted to $312.3 million at March 31, 2002 as compared to $295.7 million at March 31, 2001.

      Interest expense on savings accounts amounted to $1.6 million for the year ended March 31, 2002, as compared to $2.4 million for the year ended March 31, 2001. The average balance of savings accounts increased $15.4 million to $109.5 million, and the average cost decreased 110 basis points to 1.47%. The increase in the average balance of savings accounts was primarily a result of savings accounts of Peekskill Financial Corporation being included in the average balance for the entire 2002 fiscal year, as compared to only a portion of the 2001 fiscal year following the acquisition, and an increase in the number of savings accounts. The decrease in the average cost was due to decreases in market interest rates during 2001. Savings accounts amounted to $118.6 million at March 31, 2002 as compared to $108.4 million at March 31, 2001.

      Interest expense on other deposits (NOW and money market accounts) amounted to $1.0 million for the year ended March 31, 2002 as compared to $1.1 million for the prior year. The average balance of these accounts increased $15.6 million to $75.1 million and the average cost decreased 47 basis points to 1.38%, reflecting the lower level of interest rates in fiscal 2002 compared to 2001. Other deposits amounted to $89.0 million at March 31, 2002 as compared to $69.4 million at March 31, 2001.

      For the year ended March 31, 2002, interest paid on borrowings amounted to $1.1 million, as compared to $927,000 for the prior year. The average balance of borrowings for fiscal 2002 was $16.3 million and the average cost was 6.51%. For the year ended March 31, 2001, the average balance of borrowings was $12.0 million and the average cost was 7.71%. The increase in borrowings consisted of Federal Home Loan Bank borrowings that were a component of Peekskill Financial Corporation's management strategy and that we assumed in the acquisition, as well as Federal Home Loan Bank borrowings we used to fund loan originations during fiscal 2002. Borrowings amounted to $34.9 million at March 31, 2002 and had a weighted average coupon rate of 4.17%. The average cost of the borrowings was higher than the average coupon rate as a result of the amortization of purchase accounting adjustments made to the carrying values of the borrowings assumed from Peekskill Financial Corporation.

      NET INTEREST INCOME. Net interest income amounted to $18.9 million for the year ended March 31, 2002 as compared to $14.6 million for 2001. The interest rate spread was 3.31% and 2.96% and the net interest margin was 3.51% and 3.26% for the respective years. The increase in interest rate spread and net interest margin were the result of decreasing market interest rates during calendar 2001. The decrease in market interest rates reduced the cost of our interest-bearing liabilities faster than the rates on our interest-earning assets.

      PROVISION FOR LOAN LOSSES. The provision for loan losses was $175,000 for the year ended March 31, 2002 as compared to $208,000 for the prior year. Non-performing loans amounted to $755,000, or 0.18% of total loans at March 31, 2002 as compared to $933,000, or 0.32% of total loans at March 31, 2001. The allowance for loan losses amounted to $2.2 million and $2.0 million at March 31, 2002 and 2001, respectively. Charge-offs, net of recoveries, amounted to $1,000 for the year ended March 31, 2002 as compared to $133,000 for the year ended March 31, 2001.

      NON-INTEREST INCOME. Non-interest income totaled $731,000 and $382,000 for the years ended March 31, 2002 and 2001, respectively. Service fees amounted to $662,000 for the year ended March 31, 2002, as compared to $354,000 for fiscal 2001. The increase in service fees was due to increased levels of service charges on deposit accounts, fees earned from the sale of investment products and various other service fees. We began selling investment products during fiscal 2002. Non-interest income for the year ended March 31, 2002 included a gain of $69,000 on the sale of real estate owned as compared to $28,000 for fiscal 2001.

      NON-INTEREST EXPENSE. Non-interest expense totaled $10.3 million for the year ended March 31, 2002, as compared to $10.0 million for the year ended March 31, 2001. Compensation and benefits increased $484,000, data processing fees increased $230,000 and other non-interest expenses increased $451,000. The increases were substantially offset by a decrease of $71,000 in occupancy and equipment, a decrease of $46,000 in advertising and promotion and the absence of $765,000 in goodwill amortization. As described in Note 2 of the Notes to Consolidated Financial Statements, we ceased amortizing goodwill as an expense effective April 1, 2001, when we adopted a new financial accounting standard. Occupancy and equipment expense for fiscal 2002 was reduced by a refund of $170,000 of real estate taxes related to branch locations.

      INCOME TAXES. Income tax expense amounted to $3.4 million and $2.1 million for the years ended March 31, 2002 and 2001, respectively. The effective tax rates for those same periods were 36.9% and 43.5%, respectively. The higher effective tax rate in the 2001 fiscal year was primarily the result of the non-deductibility of goodwill amortization.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2001 AND 2000

      NET INCOME. Net income amounted to $2.7 million, or $0.56 per common share for the year ended March 31, 2001 as compared to $2.4 million, or $0.48 per common share for the year ended March 31, 2000. The increase in net income was due primarily to an increase of $3.9 million in net interest income, substantially offset by an increase of $3.0 million in non-interest expense and an increase of $607,000 in income tax expense.

      The results for the year ended March 31, 2001 reflect increases in income and expense largely attributable to the acquisition of Peekskill Financial Corporation, as the related operating results are included for approximately nine months of the 2001 fiscal year.

      INTEREST INCOME. For the year ended March 31, 2001, interest income totaled $33.6 million as compared to $20.5 million for the prior fiscal year. The increase was due to an increase of $146.9 million in the average balance of interest-earning assets to $447.4 million and a 67 basis point increase in the yield earned to 7.50%. The increase in the average balance of interest-earning assets was due primarily to the acquisition of Peekskill Financial Corporation. The increase in the average yield on interest-earning assets reflects fixed-rate loan growth and adjustable-rate security repricings during periods of rising interest rates (particularly the first half of calendar 2000), as well as higher-yielding securities recorded in the acquisition of Peekskill Financial Corporation.

      LOANS. For the year ended March 31, 2001, interest income on loans increased $7.4 million, or 59.6%, to $19.8 million as compared to $12.4 million for fiscal 2000. This increase was due to an increase of $90.6 million in the average balance of loans to $253.3 million and a 19 basis point increase in the yield earned to 7.83%. The growth of the loan portfolio was principally a result of the acquisition, as Peekskill Financial Corporation had net loans of $67.3 million at the acquisition date, as well as our efforts to expand the loan products we offer and the markets we serve, and the strong demand for fixed rate loans, our primary mortgage loan product. We originated $82.5 million of fixed rate loans for the year ended March 31, 2001 as compared to $62.3 million in the prior year.

      MORTGAGE-BACKED SECURITIES. Interest income from mortgage-backed securities increased $4.8 million, to $8.2 million for the year ended March 31, 2001, due primarily to an increase of $57.2 million in the average balance of mortgage-backed securities to $114.2 million and an increase of 129 basis points in the average yield to 7.18%. The higher average balances in the 2001 fiscal year reflects securities acquired in the acquisition of Peekskill Financial Corporation. At March 31, 2001, mortgage-backed securities had a total carrying value of $141.1 million, of which $83.7 million were adjustable rate securities. The increases in market interest rates during the first half of fiscal 2001 resulted in our adjustable rate securities repricing to higher rates. However, recent declines in interest rates caused these securities to reprice to lower rates and also cause repayments of principal amounts to accelerate.

      OTHER SECURITIES. Interest income from other securities increased $700,000, to $3.1 million for the year ended March 31, 2001 as compared to $2.4 million for the year ended March 31, 2000, due to an increase of $4.2 million in the average balance of other securities to $42.9 million and a 101 basis point increase in the average yield earned to 7.33%. The higher average balances in the 2001 fiscal year reflect the impact of securities acquired in the acquisition of Peekskill Financial Corporation, net of sales of securities which were made in order to fund a portion of the acquisition.

      FEDERAL FUNDS. Interest income from Federal funds increased $105,000, to $1.6 million, reflecting an 84 basis point increase in the average yield earned to 6.12%, partially offset by a decrease of $2.1 million in the average balance to $25.8 million. The lower level of Federal funds in the 2001 fiscal year reflects the utilization of Federal funds to fund a portion of the cost of acquiring Peekskill Financial Corporation.

      INTEREST EXPENSE. For the year ended March 31, 2001, interest expense totaled $19.0 million, as compared to $9.9 million for the year ended March 31, 2000. The average balance of interest-bearing liabilities increased $161.2 million to $418.2 million for the year ended March 31, 2001 from $257.0 million in the prior year. The average cost of these liabilities increased 70 basis points to 4.54%. The increase in interest-bearing liabilities was due primarily to the acquisition of Peekskill Financial Corporation. The increase in the cost of interest-bearing liabilities was due to borrowings that were assumed in the acquisition, an increase in the amount of certificates of deposit in relation to total deposits and, to a lesser extent, an increase in interest rates during calendar year 2000. Certificates of deposit carry interest rates that are higher than those for other deposit accounts. For the year ended March 31, 2001, the average balance of time deposits accounted for 61.9% of average total deposits as compared to 59.5% for the prior year.

      Interest expense on certificates of deposit totaled $14.5 million for the year ended March 31, 2001 as compared to $7.7 million for the prior fiscal year. The increase was due to an increase of $97.6 million in the average balance of certificates of deposit and a 73 basis point increase in the average cost to 5.81%.

      Interest on savings accounts amounted to $2.4 million for the year ended March 31, 2001 as compared to $1.2 million for the prior fiscal year. The average balance of savings accounts increased $33.9 million to $94.0 million, and the average cost increased 50 basis points to 2.57%.

      Interest expense on other deposits (NOW and money market accounts) amounted to $1.1 million for the year ended March 31, 2001 as compared to $880,000 for the prior fiscal year. The average balance of these accounts increased $16.3 million to $59.5 million, and the average cost decreased 19 basis points to 1.85%.

      For the year ended March 31, 2001, interest on borrowings amounted to $927,000 as compared to $8,000 for the prior year. The average balance of borrowings for the year ended March 31, 2001 was $12.0 million and the average cost was 7.71%. The increase in borrowings consisted of securities repurchase agreements with the Federal Home Loan Bank that were a component of Peekskill Financial Corporation's management strategy and that we assumed in the acquisition.

      NET INTEREST INCOME. Net interest income for the year ended March 31, 2001 amounted to $14.6 million as compared to $10.7 million for the prior fiscal year. The interest rate spread was 2.96% and 2.99%, respectively. The net interest margin was 3.26% for the year ended March 31, 2001 as compared to 3.55% for the 2000 fiscal year. The decrease in net interest margin was primarily a result of a decrease in the ratio of interest-earning assets to interest-bearing liabilities, to 1.07 for fiscal 2001 from 1.17 for the prior year. The lower ratio in the 2001 fiscal year reflects higher levels of non-earning assets (primarily goodwill) and the use of earning assets to fund stock repurchases. In addition, the decreases in interest rate spread and net interest margin were also caused by the rising market interest rates during the first half of calendar 2000. While the yield on interest-earning assets increased as a result of the rising market interest rates, the cost of interest-bearing liabilities grew faster as borrowings and time deposits accounted for a greater percentage of these funds. The average balances of time deposits and borrowings accounted for 62.4% of interest-bearing liabilities during fiscal 2001 as compared to 59.0% during the prior year.

      PROVISION FOR LOAN LOSSES. The provision for loan losses was $208,000 for the year ended March 31, 2001 as compared to $100,000 for the prior year. Non-performing loans amounted to $933,000, or 0.32% of total loans at March 31, 2001 as compared to $969,000, or 0.53% of total loans at March 31, 2000. The allowance for loan losses amounted to $2.0 million and $1.2 million at March 31, 2001 and 2000, respectively. The increase in the allowance for loan losses was primarily a result of Peekskill Financial Corporation's allowance for loan losses that was transferred in the acquisition. Charge-offs, net of recoveries, amounted to $133,000 for the year ended March 31, 2001 as compared to $6,000 for the year ended March 31, 2000.

      NON-INTEREST INCOME. Non-interest income amounted to $382,000 and $294,000 for the years ended March 31, 2001 and 2000, respectively. For the years ended March 31, 2001 and 2000, service fees amounted to $354,000 and $192,000, respectively. The year ended March 31, 2001 included net gains on the sale of real estate owned of $28,000, as compared to $102,000 in the prior year.

      NON-INTEREST EXPENSE. Non-interest expense totaled $10.0 million for fiscal 2001 as compared to $7.0 million for fiscal 2000. This increase was due primarily to increases of $1.2 million in compensation and benefits, $708,000 in occupancy and equipment costs, $211,000 in data processing service fees, $101,000 in advertising and promotion, and $765,000 in goodwill amortization, partially offset by a decrease of $13,000 in other non-interest expenses.

      The increases in non-interest expenses were due primarily to the acquisition, as well as continuing internal growth. In addition to ongoing expenses attributable to the acquired operations, non-interest expense for the 2001 fiscal year includes $216,000 in costs related to the conversion of Peekskill Financial Corporation's operations to our data processing system and customer service costs incurred during the conversion process, and a charge of $148,000 for benefits that vested under our recognition and retention plan for participants who retired during the year. Other non-interest expense for fiscal 2000 included $225,000 related to the establishment of a real estate investment trust.

      INCOME TAX EXPENSE. Income tax expense amounted to $2.1 million and $1.4 million for the fiscal years ended March 31, 2001 and 2000, respectively. The effective tax rate for those same periods was 43.5% and 37.6%, respectively. The higher effective tax rate in the 2001 fiscal year was primarily due to the amortization of goodwill, which was not deductible for tax purposes.

IMPACT OF INFLATION AND CHANGING PRICES

      The Consolidated Financial Statements and related Notes have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, nearly all of our assets and liabilities are financial in nature. As a result, our net income is directly impacted by changes in interest rates, which are influenced by inflationary expectations. Our ability to match the interest sensitivity of our financial assets to the interest sensitivity of our financial liabilities as part of our interest rate risk management program may reduce the effect that changes in interest rates have on our net income. Changes in interest rates do not necessarily move to the same extent as changes in prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of our assets and liabilities are critical to the maintenance of acceptable levels of net income. Management believes that by maintaining a significant portion of our assets in short-term investments and adjustable rate mortgage-backed securities, we will be able to redeploy our assets in a rising interest rate environment.

LIQUIDITY AND CAPITAL RESOURCES

      Our liquidity management objective is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses our ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

      Our primary investing activities are the origination of mortgage loans, and the purchase of short-term investments, government agency bonds and adjustable rate mortgage-backed securities. These activities are funded primarily by deposit growth and principal repayments on loans, mortgage-backed securities and other investment securities. During the three months ended June 30, 2002 and the fiscal year ended March 31, 2002, we originated loans of $52.5 million and $219.9 million, respectively, and purchased securities of $13.3 million and $57.7 million, respectively. These disbursements in the three months ended June 30, 2002 and the fiscal year ended March 31, 2002, respectively, were funded by $20.8 million and $90.2 million in principal payments, maturities and calls of securities; $33.9 million and $95.0 million in loan principal repayments; $0 and $20.0 million in borrowings; and increased deposits of $24.7 million and $46.4 million.

      At June 30, 2002, we had outstanding loan origination commitments of $65.6 million. If we require funds beyond our internal funding capabilities, additional borrowings are available from the Federal Home Loan Bank of New York. At June 30, 2002, approximately $270.4 million in certificates of deposit were scheduled to mature within one year. Our experience has been that a substantial portion of our maturing certificate of deposit accounts are renewed.

      Office of Thrift Supervision regulations also require savings associations, such as Sound Federal Savings, to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the Office of Thrift Supervision regulations; a leverage ratio requirement of 4.0% of core capital to such adjusted total assets; and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. We satisfied these minimum capital standards at June 30, 2002 with tangible and leverage capital ratios of 6.6% and a total risk-based capital ratio of 13.8%, and we were classified as a well-capitalized institution for regulatory purposes. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association multiplies its assets and credit equivalent amounts for certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the U.S. Government or its agencies to 100% for assets such as consumer and commercial loans, as assigned by the Office of Thrift Supervision capital regulations. These capital requirements, which are applicable to Sound Federal Savings only, do not consider additional capital retained by Sound Federal Bancorp.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

      Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", requires entities to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities were permitted to reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. As amended, SFAS No. 133 was effective for fiscal years beginning after June 15, 2000. We adopted SFAS No. 133 on April 1, 2001 and reclassified all of our held-to-maturity securities to the available-for-sale portfolio. We have not engaged in derivatives and hedging activities covered by the new standard, nor do we expect to do so in the foreseeable future.

      In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually using a "two-step" approach that involves the identification of reporting units and the estimation of fair values. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

      We adopted SFAS Nos. 141 and 142 as of April 1, 2001. As a result, we ceased recording goodwill amortization. Goodwill resulting from the acquisition of Peekskill Financial Corporation totaled $15.2 million, and the remaining balance at June 30, 2002 was $14.0 million. As of April 1, 2001 (the date of adoption of SFAS No. 142) and as of June 30, 2002, we were not required to recognize any impairment of our goodwill. The elimination of goodwill amortization increased our net income and earnings per share subsequent to March 31, 2001. See Notes 2 and 3 of the Notes to the Consolidated Financial Statements.

      SFAS No. 143, "Accounting for Asset Retirement Obligations," is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management does not expect that the adoption of this pronouncement will impact our results of operations or financial condition.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of this pronouncement did not affect our results of operations or financial condition.

      SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002. Among other things, the standard changes the income statement classification of gains and losses from early extinguishments of debts. Management does not expect that the provisions of this statement will impact our results of operations or financial condition.

      SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in June 2002 and requires that a liability be recognized for these costs only when incurred, while existing practice calls for recognition of a liability when an entity commits to an exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 and is not expected to impact our results of operations or financial condition.

                        BUSINESS OF SOUND FEDERAL BANCORP
                 AND SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

GENERAL

SOUND FEDERAL BANCORP

      Sound Federal Bancorp is a federal corporation that was organized in October 1998. Sound Federal Bancorp's principal asset is its investment in Sound Federal Savings. Sound Federal Bancorp is majority owned by Sound Federal, MHC, a federally-chartered mutual holding company. On October 8, 1998, Sound Federal Bancorp sold 2,299,508 shares of its common stock to the public, issued 2,810,510 shares of common stock to Sound Federal, MHC, and contributed 102,200 shares of common stock to the Sound Federal Savings and Loan Association Charitable Foundation. As of June 30, 2002, 1,967,782 shares of common stock were held by public stockholders other than Sound Federal, MHC. At June 30, 2002, Sound Federal Bancorp had total consolidated assets of $651.5 million, total deposits of $544.6 million, and total stockholders' equity of $63.8 million.

SOUND FEDERAL SAVINGS

      Sound Federal Savings is a federally chartered savings association headquartered in Mamaroneck, New York. Sound Federal Savings' deposits are insured by the Federal Deposit Insurance Corporation. Sound Federal Savings was organized as a New York chartered savings bank in 1891 and became a federally chartered savings association in 1934. In July 2000, Sound Federal Bancorp and Sound Federal Savings completed the acquisition of Peekskill Financial Corporation and its wholly owned subsidiary, First Federal Savings Bank. At June 30, 2002, Sound Federal Savings operated from nine locations in New York and Connecticut. In July 2002, we opened our tenth branch location in Somers, New York.

BUSINESS STRATEGY

      Our business strategy is designed to continue our profitable operations consistent with safety and soundness guidelines and principles. The strategies we employ to achieve our objective are (i) operating a community-oriented financial institution that provides quality service by monitoring the needs of its customers and offering customers personalized services; (ii) emphasizing one-to-four family residential real estate lending; (iii) maintaining appropriate levels of liquid investments and adjustable-rate securities; (iv) maintaining asset quality; and (v) expanding our market presence.

      COMMUNITY ORIENTED INSTITUTION. We were established in Mamaroneck, New York in 1891 and have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate and we are dedicated to providing quality service to our customers. We believe that we can be more effective than many of our competitors in serving our communities because of our ability to promptly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability of senior management, which has an average tenure in the savings and loan industry of over 21 years.

      EMPHASIS ON RESIDENTIAL REAL ESTATE LENDING. We have emphasized the origination of one-to-four family residential loans within Westchester and Rockland Counties in New York and Fairfield County in Connecticut. As of June 30, 2002, approximately $351.5 million, or 80.2% of our loan portfolio consisted of one-to-four family mortgage loans. We have historically emphasized the origination of fixed-rate residential mortgage loans, although beginning in fiscal 2002 we have attempted to increase our origination of adjustable-rate mortgage loans. Of the $219.9 million loans originated in fiscal 2002, $161.2 million had fixed rates of interest.

      MAINTAINING APPROPRIATE LEVELS OF LIQUID INVESTMENTS AND ADJUSTABLE-RATE SECURITIES. Because we have historically emphasized the origination of fixed rate residential mortgage loans, we have sought to manage our interest rate risk by maintaining other assets in liquid investments and adjustable rate securities. In order to be better positioned to redeploy assets profitably in a rising interest rate environment, management has determined to invest a significant portion of our assets in liquid investments. At June 30, 2002, our securities portfolio totaled $143.8 million, or 22.1% of total assets, all of which are classified as available for sale. We maintain a portion of our assets in U.S. Government and agency securities and other interest-earning assets, consisting of federal funds sold and other overnight deposits. At June 30, 2002, U.S. Government and agency securities due in five years or less totaled $11.2 million, and total cash and cash equivalents (consisting of federal funds sold, overnight deposits and cash and due from banks) totaled $42.0 million, or 6.5% of our assets. In addition, $75.8 million, or 74.6%, of our mortgage-backed securities portfolio had adjustable rates of interest.

      MAINTAINING ASSET QUALITY. Our high asset quality is a result of our conservative underwriting standards, the diligence of our loan collection personnel and the stability of the local economy. In addition, we also invest in mortgage-backed securities issued by Ginnie Mae, Freddie Mac and Fannie Mae and other investment securities, primarily U.S. Government securities and federal agency obligations. Our ratio of nonperforming assets to total assets was 0.15%, 0.14% and 0.20% at June 30, 2002, March 31, 2002 and March 31, 2001,
respectively.

      EXPANDING OUR MARKET PRESENCE. Since our mutual holding company reorganization in 1998 we have sought to expand our presence in our market area and the contiguous areas. At the time of our mutual holding company reorganization, we operated from our main office in Mamaroneck and two branches, all of which were located in Southern Westchester County. A principal component of our branch expansion has been to identify attractive locations for opening new branches that either complement our existing operations or provide access to new customers within our market area. Since our reorganization we have expanded our branch network through the acquisition of Peekskill Financial Corporation and its wholly-owned subsidiary, First Federal Savings Bank, and a controlled strategy of opening new branches. Our acquisition of Peekskill Financial Corporation added three branches in Northern Westchester County.

      We have opened new branch offices in Westchester and Rockland Counties, New York and in Fairfield County, Connecticut. As a consequence of our efforts, we have grown to ten branch locations as of July 2002, and have expanded our market area to include Rockland and Fairfield Counties. We intend to continue to expand our branch franchise in a prudent and disciplined manner. We expect to open one branch per year over the next five years. However, we have no existing commitments to use any of the net proceeds from this offering for branch expansion.

COMPETITION

      Sound Federal Savings has significant competition in originating loans from savings and loan associations, savings banks, mortgage banking companies, insurance companies and commercial banks, many of which have greater financial and marketing resources than Sound Federal Savings. Sound Federal Savings also faces significant competition in attracting deposits from savings and loan associations, savings banks, commercial banks and credit unions. Sound Federal Savings faces additional competition for deposits from common stock mutual funds, money market funds and other corporate and government securities funds, and from other financial service providers such as brokerage firms and insurance companies.

      Sound Federal Savings attracts and retains deposits by offering personalized service, convenient office locations and competitive interest rates. Loan originations are obtained primarily through (i) direct contacts by employees with individuals, businesses and attorneys in Sound Federal Savings' community, (ii) mortgage brokers, (iii) personalized service that Sound Federal Savings provides borrowers and (iv) competitive pricing. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that management cannot readily predict.

      As of June 30, 2001, the latest date for which deposit market share information is available, Sound Federal Savings had deposits of $426.3 million in Westchester County. These deposits represented 2.1% of all bank and thrift deposits in Westchester County as of that date, making us the ninth largest financial institution out of 30 financial institutions in terms of deposits in that county. As of June 30, 2001, we had deposits of $17.0 million in Rockland County, representing 0.3% of all bank and thrift deposits in Rockland County as of that date, making us the 30th largest financial institution out of 30 financial institutions in terms of deposits in that county. As of June 30, 2001, we had deposits of $39.1 million in Fairfield County. These deposits represented 0.2% of all bank and thrift deposits in Fairfield County as of that date, making us the 23rd largest financial institution out of 30 financial institutions in terms of deposits in that county.

MARKET AREA

      Sound Federal Savings is a community-oriented financial institution that offers a variety of financial products and services from its main office and branch offices. Sound Federal Savings' loan origination activities are primarily concentrated in Westchester County, New York and Fairfield County, Connecticut. Most of Sound Federal Savings' deposit customers are residents of Westchester County. Sound Federal Savings also obtains deposits from persons in Rockland County and Fairfield County. Sound Federal Savings' market area consists of middle income and upper income communities. Significant employers headquartered in Westchester County include IBM and Pepsico. However, the local economy is not dependent upon any single employer, but rather is affected by the general economy of the New York City metropolitan area.

      From 1990 to 2001, Westchester County, Rockland County and Fairfield County experienced annual population growth of 6.0%, 8.8% and 7.2%, respectively. This growth exceeded the overall population growth rate of 1.4% in the United States during that same period. From 1990 to 2001, median household income grew in Westchester County, Rockland County and Fairfield County by 58.0%, 51.3% and 67.8%, respectively. During that same period, median household income grew by 43.5% in the State of New York, 45.8% in the State of Connecticut and 49.6% in the United States.

LENDING ACTIVITIES

      Historically, our principal lending activity has been the origination of fixed-rate first mortgage loans for the purchase or refinancing of one-to-four family residential real property. In fiscal 2002, we began to originate adjustable-rate mortgage loans with fixed-rates for initial terms of three, five and seven years. After the initial terms, the interest rate on the loan adjusts annually. We currently retain all one-to-four family residential mortgage loans that we originate, although we may sell such loans on a servicing-retained basis in the future. One-to-four family residential mortgage loans represented $351.5 million, or 80.2%, of our loan portfolio at June 30, 2002. Home equity lines of credit represented $45.9 million, or 10.5%, of our loan portfolio at June 30, 2002. We also offer multi-family mortgage loans, commercial mortgage loans and construction loans. Multi-family mortgage loans totaled $6.9 million, or 1.6% of the loan portfolio, at June 30, 2002. Commercial mortgage loans totaled approximately $29.8 million, or 6.8% of the loan portfolio, at June 30, 2002. Construction loans totaled $1.9 million, or 0.4% of the loan portfolio, at June 30, 2002. We also originate consumer loans, which primarily consist of automobile, passbook, home improvement and secured personal loans. Consumer loans totaled $2.4 million, or 0.5% of the loan portfolio, at June 30, 2002.

      LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.


                                                                                      AT MARCH 31,
                                                      ----------------------------------------------------------------------------
                                  AT JUNE 30, 2002          2002                2001                 2000               1999
                                 ------------------   -----------------   -----------------   -----------------  -----------------
                                  AMOUNT    PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT   AMOUNT   PERCENT
                                 --------   -------   --------  -------   --------  -------   --------  -------  --------  -------
                                                                      (DOLLARS IN THOUSANDS)
Mortgage loans:
  One-to-four family..........  $ 351,509    80.2%   $ 334,683   79.7%   $ 221,617    75.1%  $ 138,375    76.1%  $ 119,015   82.3%
  Home equity lines of credit.     45,867    10.5       47,889   11.4       47,315    16.0      24,337    13.4      16,441   11.4
  Multi-family................      6,900     1.6        8,347    2.0        3,959     1.3       4,621     2.5         396    0.3
  Commercial..................     29,764     6.8       23,701    5.6       16,771     5.7      10,795     5.9       5,930    4.1
  Construction................      1,944     0.4        3,733    0.9        3,659     1.2       2,922     1.6       1,821    1.3
                                ---------  ------    --------- ------    ---------  ------   ---------  ------   --------- ------
     Total mortgage loans.....    435,984    99.5      418,353   99.6      293,321    99.3     181,050    99.5     143,603   99.4
                                ---------  ------    --------- ------    ---------  ------   ---------  ------   --------- ------

Consumer loans:
  Automobile loans............        427     0.1          785    0.2        1,154     0.4         467     0.3         609    0.4
  Other (1)...................      2,005     0.4          684    0.2          746     0.3         353     0.2         395    0.2
                                ---------  ------    --------- ------    ---------  ------   ---------  ------   --------- ------
     Total consumer loans.....      2,432     0.5        1,469    0.4        1,900     0.7         820     0.5       1,004    0.6
                                ---------  ------    --------- ------    ---------  ------   ---------  ------   --------- ------

     Total loans..............    438,416   100.0%     419,822  100.0%     295,221   100.0%    181,870   100.0%    144,607  100.0%
                                           ======              ======               ======              ======             ======

Allowance for loan losses.....     (2,296)              (2,221)             (2,047)             (1,188)             (1,094)
Deferred loan origination
  costs (fees), net...........      1,299                  767                 633                 250                  23
                                ---------            ---------           ---------           ---------           ---------
    Total loans, net..........  $ 437,419            $ 418,368           $ 293,807           $ 180,932           $ 143,536
                                =========            =========           =========           =========           =========


                                 ------------------
                                        1998
                                 ------------------
                                  AMOUNT    PERCENT
                                 --------   -------
Mortgage loans:
  One-to-four family..........   $ 109,207   84.1%
  Home equity lines of credit.      13,138   10.1
  Multi-family................         412    0.3
  Commercial..................       3,811    3.0
  Construction................       1,227    0.9
                                 --------- ------
     Total mortgage loans.....     127,795   98.4
                                 --------- ------

Consumer loans:
  Automobile loans............       1,011    0.8
  Other (1)...................       1,016    0.8
                                 --------- ------
     Total consumer loans.....       2,027    1.6
                                 --------- ------

     Total loans..............     129,822  100.0%
                                           ======

Allowance for loan losses.....        (984)
Deferred loan origination
  costs (fees), net...........        (280)
                                 ---------
    Total loans, net..........   $ 128,558
                                 =========


----------------------------------
(1) Primarily secured personal loans, loans secured by deposit accounts and home improvement loans.

      The following table sets forth the composition of our loan portfolio by fixed and adjustable rates at the dates indicated.

                                                                                       AT MARCH 31,
                                                      ----------------------------------------------------------------------------
                                  AT JUNE 30, 2002          2002                2001                 2000               1999
                                 ------------------   -----------------   -----------------   -----------------  -----------------
                                  AMOUNT    PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT   AMOUNT   PERCENT
                                 --------   -------   --------  -------   --------  -------   --------  -------  --------  -------
                                                                      (DOLLARS IN THOUSANDS)
Fixed Rate Loans:
Mortgage loans:
  One-to-four family..........  $ 281,813    64.3%   $ 272,203   64.8%   $ 215,202    72.9%  $ 135,912    74.7%  $ 116,113   80.3%
  Home equity lines of credit.     45,710    10.4       47,724   11.4       46,908    15.9      23,940    13.2      15,590   10.8
  Multi-family................      6,900     1.6        8,347    2.0        3,959     1.3       4,621     2.5         396    0.3
  Commercial..................     28,504     6.5       23,296    5.6       16,771     5.7      10,740     5.9       5,930    4.1
  Construction................      1,944     0.4        3,733    0.9        3,659     1.2       2,922     1.6       1,821    1.3
                                ---------  ------    --------- ------    ---------  ------   ---------  ------   --------- ------

     Total mortgage loans.....    364,871    83.2      355,303   84.6      286,499    97.0     178,135    97.9     139,850   96.8
Consumer loans................      2,432     0.5        1,469    0.4        1,900     0.7         820     0.5       1,004    0.6
                                ---------  ------    --------- ------    ---------  ------   ---------  ------   --------- ------
     Total fixed rate loans...    367,303    83.7      356,772   85.0      288,399    97.7     178,955    98.4     140,854   97.4
                                ---------  ------    --------- ------    ---------  ------   ---------  ------   --------- ------

Adjustable Rate Loans:
Mortgage loans:
  One-to-four family..........     69,696    15.9       62,480   14.9        6,415     2.2       2,463     1.4       2,902    2.0
  Home equity lines of credit.        157     0.1          165     --          407     0.1         397     0.2         851    0.6
  Commercial..................      1,260     0.3          405    0.1           --      --          55      --          --     --
                                ---------  ------    --------- ------    ---------  ------   ---------  ------   --------- ------
     Total adjustable rate
       loans..................     71,113    16.3       63,050   15.0        6,822     2.3       2,915     1.6       3,753    2.6
                                ---------  ------    --------- ------    ---------  ------   ---------  ------   --------- ------

Total loans...................    438,416   100.0%     419,822  100.0%     295,221   100.0%    181,870   100.0%    144,607  100.0%
                                           ======              ======               ======              ======             ======

Allowance for loan losses......    (2,296)              (2,221)             (2,047)             (1,188)             (1,094)
Deferred loan origination
    costs (fees), net..........     1,299                  767                 633                 250                  23
                                ---------            ---------           ---------           ---------           ---------
     Total loans, net.......... $ 437,419            $ 418,368           $ 293,807           $ 180,932           $ 143,536
                                =========            =========           =========           =========           =========


                                 ------------------
                                        1998
                                 ------------------
                                  AMOUNT    PERCENT
                                 --------   -------
Fixed Rate Loans:
Mortgage loans:
  One-to-four family..........  $ 103,887   80.0%
  Home equity lines of credit.     12,094    9.3
  Multi-family................        412    0.3
  Commercial..................      3,811    3.0
  Construction................      1,227    1.0
                                --------- ------

     Total mortgage loans.....    121,431  93.6
Consumer loans................      2,027   1.6
                                --------- ------
     Total fixed rate loans...    123,458   95.1
                                --------- ------

Adjustable Rate Loans:
Mortgage loans:
  One-to-four family..........      5,320    4.1
  Home equity lines of credit.      1,044    0.7
  Commercial..................         --     --
                                --------- ------
     Total adjustable rate
       loans..................      6,364    4.8
                                --------- ------

Total loans...................    129,822  100.0%
                                          ======

Allowance for loan losses......      (984)
Deferred loan origination
    costs (fees), net..........      (280)
                                ---------
     Total loans, net.......... $128, 558
                                =========


-------------------------------
(1) Primarily secured personal loans, loans secured by deposit accounts and home improvement loans.

      LOAN MATURITY SCHEDULE. The following table summarizes the contractual maturities of our loan portfolio at March 31, 2002. Loans with adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The table reflects the entire unpaid principal balance of a loan in the maturity period that includes the final payment date, and accordingly, does not reflect the effects of scheduled payments, possible prepayments or enforcement of due-on-sale clauses.

                                                                                           MULTI-FAMILY AND
                       ONE-TO-FOUR FAMILY (1)     COMMERCIAL           CONSTRUCTION            CONSUMER               TOTAL
                       -------------------    --------------------  --------------------  -------------------  --------------------
                                  WEIGHTED               WEIGHTED              WEIGHTED              WEIGHTED              WEIGHTED
                                  AVERAGE                AVERAGE               AVERAGE               AVERAGE               AVERAGE
                        AMOUNT      RATE       AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE
                       --------   --------    --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Due During the Years
 Ending March 31,
2003(2)............    $     959    7.65%     $   1,021     7.09%   $   3,733     7.63%   $     616     5.42%   $   6,329     7.33%
2004...............        1,452    8.29          1,181     7.79           --      --           619     7.18        3,252     7.89
2005...............          854    8.09            919     7.47           --      --         1,191     7.74        2,964     7.76
2006 to 2008.......        5,530    7.45          3,931     7.90           --      --            --      --         9,461     7.63
2009 to 2012.......       18,804    7.35         12,163     8.40           --      --         4,408     7.80       35,375     7.77
2013 to 2017.......       74,771    6.52          1,507     8.31           --      --         1,005     7.44       77,283     6.57
2018 and following.      280,202    5.96          2,979     7.49           --      --         1,977     7.62      285,158     5.99
                       ---------              ---------             ---------             ---------             ---------
     Total.........    $ 382,572    6.18%     $  23,701     8.07%   $   3,733     7.63%   $   9,816     7.53%   $ 419,822     6.33%
                       =========              =========             =========             =========             =========

----------------
(1)   Includes home equity lines of credit.
(2)   Includes demand loans having no stated maturity.

         The following table sets forth the dollar amount of all fixed rate and adjustable rate loans at March 31, 2002 that are contractually due after March 31, 2003.

                                             FIXED      ADJUSTABLE       TOTAL
                                          -----------   ----------    ----------
                                                      (IN THOUSANDS)

  One-to-four family......................$   319,133   $   62,480    $ 381,613
  Commercial..............................     22,275          405       22,680
  Construction............................         --           --           --
  Multi-family and consumer...............      9,200           --        9,200
                                          -----------   ----------    ---------
     Total................................$   350,608   $   62,885    $ 413,493
                                          ===========   ==========    =========

      ONE-TO-FOUR FAMILY RESIDENTIAL LOANS. Our primary lending activity is the origination of one-to-four family residential mortgage loans secured by property located in our primary lending area. Generally, one-to-four family residential mortgage loans are made in amounts up to 95% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required for loans with a loan-to-value ratio over 80%. Generally, fixed-rate loans are originated for terms of up to 30 years. One-to-four family loans are offered with a monthly or bi-weekly payment feature. We have not historically sold loans that we originate.

      We primarily originate fixed-rate loans; however, we also offer adjustable rate mortgage loans with a fixed rate for initial terms of three, five and seven years and then subsequent one year adjustment periods. At June 30, 2002, 80.2% of our one-to-four family residential loans had fixed interest rates. The interest rate on adjustable rate mortgage loans is indexed to the one-year constant maturity Treasury bill. Our adjustable rate mortgage loans currently provide for maximum rate adjustments of 2.00% per year and 5.00% over the term of the loan. We do not offer adjustable rate mortgage loans with initial interest rates that are below market, referred to as "teaser rates." Residential adjustable rate mortgage loans amortize over terms of up to 30 years.

      Adjustable rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the terms of the ARM loans, and, therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At June 30, 2002, 19.8% of our one-to-four family residential loans had adjustable interest rates.

      All one-to-four family residential mortgage loans we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower, without our consent, sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

      All one-to-four family residential mortgage borrowers are required to obtain title insurance. We also require homeowner's insurance, fire and casualty insurance and, where appropriate, flood insurance.

      At June 30, 2002, approximately $351.5 million, or 80.2% of our loan portfolio, consisted of one-to-four family residential loans. Approximately $952,000 of such loans (representing 10 loans) were nonperforming loans at that date. See "Nonperforming and Problem Assets."

      HOME EQUITY LINES OF CREDIT. We offer home equity lines of credit that are secured by the borrower's primary residence. The borrower is permitted to draw on the home equity line of credit during the first five years after it is originated and may repay the outstanding balance over a term not to exceed 20 years from the date the line of credit is originated. Virtually all of our home equity lines of credit are originated with fixed rates of interest. Home equity lines of credit are generally underwritten under the same criteria that we use to underwrite one-to-four family fixed-rate loans. Home equity lines of credit may be underwritten with a loan-to-value ratio of 80% when combined with the principal balance of the existing mortgage loan, however, the maximum principal amount of a home equity line of credit may not exceed $500,000 unless approved by the Board of Directors. We appraise the property securing the loan at the time of the loan application in order to determine the value of the property securing the home equity line of credit. At the time we close a home equity line of credit, we file a mortgage to perfect our security interest in the underlying collateral. At June 30, 2002, the outstanding balances of home equity lines of credit totaled $45.9 million, or 10.5% of our loan portfolio.

      COMMERCIAL MORTGAGE LOANS. At June 30, 2002, $29.8 million, or 6.8%, of our total loan portfolio consisted of commercial mortgage loans. Commercial mortgage loans are secured by office buildings, private schools, religious facilities and other commercial properties. We generally originate fixed-rate commercial mortgage loans with maximum terms of up to 20 years. The maximum loan-to-value ratio of commercial mortgage loans is 75%. At June 30, 2002, we had 62 commercial mortgage loans, the largest of which had a principal balance of $1.8 million and was secured by a combination of office building and retail stores. As of June 30, 2002, there were no nonperforming commercial mortgage loans.

      In underwriting commercial mortgage loans, we review a number of factors, such as the expected net operating income generated by the real estate to ensure that it is at least 125% of the amount of the monthly debt service; the age and condition of the collateral; the financial resources and income level of the borrower; and the borrower's business experience. Personal guarantees are typically required from commercial mortgage borrowers.

      Loans secured by commercial real estate generally are larger than one-to-four family residential loans and involve a greater degree of risk. Commercial mortgage loans can involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on the results of operations and management of the properties or underlying businesses, and may be affected to a greater extent by adverse conditions in the real estate market or in the economy in general. Accordingly, the nature of commercial real estate loans makes them more difficult to monitor and evaluate.

      MULTI-FAMILY MORTGAGE LOANS. Loans secured by multi-family real estate totaled approximately $6.9 million, or 1.6% of the total loan portfolio at June 30, 2002. Multi-family mortgage loans generally are secured by multi-family rental properties (including mixed-use buildings and walk-up apartments). At June 30, 2002, we had 14 multi-family mortgage loans, the largest of which had a principal balance of $1.0 million. Multi-family mortgage loans generally are offered with both fixed and adjustable interest rates, although in the current interest rate environment we have not recently originated adjustable rate multi-family loans. Multi-family loans are originated for terms of up to 30 years.

      In underwriting multi-family mortgage loans, we consider a number of factors, which include the net operating income projected to be generated by the real estate to ensure that it is at least 125% of the amount of the monthly debt service; the age and condition of the collateral; the financial resources and income level of the borrower; and the borrower's experience in owning or managing similar properties. Multi-family mortgage loans are originated in amounts up to 75% of the appraised value of the property securing the loan. Personal guarantees are obtained when possible from multi-family mortgage borrowers.

      Loans secured by multi-family real estate generally involve a greater degree of credit risk than one-to-four family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

      CONSTRUCTION LENDING. To a limited extent, we originate residential construction loans to local home builders, generally with whom we have an established relationship, and to individuals who have a contract with a builder for the construction of their residence. Construction loans are disbursed as certain portions of the project are completed. Our construction loans are secured by property located in our market area. At June 30, 2002, we had construction loans totaling $1.9 million, or 0.4% of total loans.

      Our construction loans to home builders generally have fixed interest rates, are for a term of 12 months and have a maximum loan to value ratio of 80%. Loans to builders are made on either a pre-sold or speculative (unsold) basis. Construction loans to individuals are generally originated pursuant to the same policy guidelines regarding loan-to-value ratios and interest rates that are used in connection with loans secured by one-to-four family residential real estate. Construction loans to individuals who intend to occupy the completed dwelling may be converted to permanent financing after the construction phase is completed.

      We generally limit the number of outstanding loans on unsold homes under construction to individual builders, with the amount dependent on the financial strength, including existing borrowings, of the builder and prior sales of homes in the development. Prior to making a commitment to fund a construction loan, we require an appraisal of the property from a qualified appraiser approved by us, and all appraisals are reviewed by management. Loan proceeds are disbursed after an inspection of the property based on a percentage of completion. Monthly payment of accrued interest is required.

      Construction loans are generally considered to involve a higher degree of risk than single-family permanent mortgage loans because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. If the estimate of construction costs is inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion is inaccurate, the value of the property may be insufficient to assure full repayment. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the repayment of the loan depends on the builder's ability to sell the property prior to the time that the construction loan is due. We have attempted to minimize these risks by, among other things, limiting its construction lending primarily to residential properties and generally requiring personal guarantees from the principals of its corporate borrowers.

      CONSUMER LENDING. Our consumer loans primarily consist of automobile loans, secured personal loans, passbook loans and home improvement loans. At June 30, 2002, consumer loans totaled $2.4 million, or 0.5% of the total loan portfolio.

      Consumer loans generally have shorter terms and higher interest rates than one-to-four family mortgage loans. While consumer loans expand the products and services we offer, these loans generally involve greater credit risk than residential mortgage loans because of the difference in the underlying collateral. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage to, loss of or depreciation in the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower's personal financial stability. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

      Our underwriting procedures for consumer loans include an assessment of the applicant's credit history and the ability to meet existing and proposed debt obligations. Although the applicant's creditworthiness is the primary consideration, the underwriting process also includes a comparison of the value of the security, to the proposed loan amount.

      LOAN APPROVAL PROCEDURES AND AUTHORITY. The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of borrowers. Loans of up to $1.5 million may be approved by two of three designated lending officers acting together. All loans in excess of $1.5 million must be approved by the Board of Directors. In addition, the Board of Directors reviews and confirms all loan commitments. We will generally not originate a loan with a principal balance in excess of $2.0 million.

      We require appraisals of real property securing loans. Appraisals are performed by independent appraisers, who are approved by the Board of Directors annually. We require fire and extended coverage insurance in amounts adequate to protect our principal balance. Where appropriate, flood insurance is also required. Private mortgage insurance is required for all residential mortgage loans with loan-to-value ratios greater than 80%.

      ORIGINATION OF LOANS. We originate mortgage loans pursuant to underwriting standards that generally conform with the Fannie Mae guidelines. Loan origination activities are primarily concentrated in Westchester County, New York and Fairfield County, Connecticut. New loans are generated primarily from mortgage brokers, customer referrals, local real estate agents, local attorneys and other parties with whom we do business, and from the efforts of employees and advertising.

      The following table sets forth our loan originations, principal repayments and other portfolio activity for the periods indicated. We did not purchase or sell any loans during the periods indicated.

                                                       THREE MONTHS ENDED JUNE 30,           YEARS ENDED MARCH 31,
                                                         -----------------------      ------------------------------------
                                                           2002          2001           2002          2001          2000
                                                         ---------     ---------      ---------     ---------    ---------
                                                                                  (IN THOUSANDS)

Unpaid  principal  balances at  beginning of period...   $ 419,822     $ 295,221      $ 295,221     $ 181,870    $ 144,607
                                                         ---------     ---------      ---------     ---------    ---------
Loans acquired in acquisition of Peekskill
  Financial Corporation(1)............................          --            --             --        67,845           --

LOANS ORIGINATED BY TYPE:
Fixed rate:
    Mortgage loans:
      One-to-four family..............................      24,638        23,088        107,782        35,623       32,403
      Advances under home equity lines of credit......       7,679         7,020         27,214        34,890       16,676
      Multi-family....................................          --           150          4,823           440        4,404
      Commercial......................................       6,872         4,702         15,288         5,887        4,466
      Construction....................................         934         3,788          4,892         4,216        3,678
    Consumer loans....................................       1,014           463          1,244         1,471          679
                                                         ---------     ---------      ---------     ---------    ---------
      Total fixed rate................................      41,137        39,211        161,243        82,527       62,306

Adjustable rate mortgage loans:
    One-to-four family................................      10,539         8,193         58,609         4,114           --
    Commercial........................................         855            --             --            --           55
                                                         ---------     ---------      ---------     ---------    ---------
      Total loans originated..........................      52,531        47,404        219,852        86,641       62,361
                                                         ---------     ---------      ---------     ---------    ---------

PRINCIPAL REPAYMENTS:
    Mortgage loans....................................     (33,886)      (20,103)       (93,308)      (39,925)     (24,111)
    Consumer loans....................................         (51)         (265)        (1,675)         (758)        (863)
                                                         ---------     ---------      ---------     ---------    ---------
      Total principal repayments......................     (33,937)      (20,368)       (94,983)      (40,683)     (24,974)
                                                         ---------     ---------      ---------     ---------    ---------

Charge-offs...........................................          --            --            (15)         (162)          (6)
Transfers to real estate owned........................          --          (118)          (253)         (290)        (118)
                                                         ---------     ---------      ---------     ---------    ---------
Unpaid principal balances at end of period............     438,416       322,139        419,822       295,221      181,870

Allowance for loan losses.............................      (2,296)       (2,072)        (2,221)       (2,047)      (1,188)
Deferred loan origination costs (fees), net...........       1,299           663            767           633          250
                                                         ---------     ---------      ---------     ---------    ---------
Net loans at end of period............................   $ 437,419     $ 320,730      $ 418,368     $ 293,807    $ 180,932
                                                         =========     =========      =========     =========    =========

-----------------
(1)   Represents primarily fixed-rate one-to-four family mortgage loans.

NONPERFORMING AND PROBLEM ASSETS

      After a mortgage loan becomes fifteen days past due, we deliver a computer generated delinquency notice to the borrower. When loans become 30 days past due, we send additional delinquency notices and we attempt to make personal contact with the borrower by letter or telephone to establish acceptable repayment schedules. The Board of Directors is advised of all loans delinquent 60 days or more. The Board will consider the borrower's willingness to comply with the loan terms, our actions to date, and the value of the loan collateral in determining what actions, if any, are to be taken. Generally, when a mortgage loan is 90 days delinquent and no acceptable resolution has been reached, we will send the borrower a demand letter. If the delinquency is not cured within 120 days, we will generally refer the matter to our attorney. Generally, management will begin foreclosure proceedings on any loan after it is delinquent over 120 days unless management is engaged in active discussions with the borrower.

      Mortgage loans are reviewed on a regular basis and such loans are placed on nonaccrual status when they become 90 days delinquent. When loans are placed on nonaccrual status, unpaid accrued interest is fully reserved, and further income is recognized only to the extent of interest payments actually received.

      NONPERFORMING ASSETS. The table below sets forth the amounts and categories of our nonperforming assets at the dates indicated. At each date presented, we had no troubled debt restructurings (which involve forgiving a portion of interest or principal or making loans at rates significantly less than current market rates).

                                                                               AT MARCH 31,
                                            AT JUNE 30,   --------------------------------------------------------
                                              2002         2002        2001         2000        1999        1998
                                            --------     --------    --------     --------    --------    --------
                                                                    (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Mortgage loans:
     One-to-four family(1)...............   $    952     $    755    $    933     $    969    $  1,077    $  1,721
     Commercial..........................          c           --          --           --          --         236
  Consumer loans.........................         --           --          --           --          14           1
                                            --------     --------    --------     --------    --------    --------
     Total nonaccrual loans..............        952          755         933          969       1,091       1,958

Real estate owned:
  One-to-four family.....................         --          144         197           55         288         129
                                            --------     --------    --------     --------    --------    --------

     Total nonperforming assets..........   $    952     $    869    $  1,130     $  1,024    $  1,379    $  2,087
                                            ========     ========    ========     ========    ========    ========

Ratios:
     Nonperforming loans to total loans..       0.22%        0.18%       0.31%        0.53%       0.75%       1.50%
     Nonperforming assets to total assets       0.15%        0.14%       0.20%        0.31%       0.47%       0.82%
     Ratio of net charge-offs to average
       loans outstanding.................         --%          --%       0.05%          --%       0.12%       0.01%

----------------
(1)   Includes home equity lines of credit.

      For the three months ended June 30, 2002 and for the year ended March 31, 2002, gross interest income that would have been recorded had nonaccrual loans been current in accordance with their original terms amounted to $20,000 and $67,000 respectively. Interest amounts on such loans that were included in interest income totaled $6,600 for the three months ended June 30, 2002 and $20,000 for the year ended March 31, 2002.

      The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

                                                   LOANS DELINQUENT FOR:
                                 ----------------------------------------------------     ------------------------
                                       60-89 DAYS                 90 DAYS AND OVER                  TOTAL
                                 -----------------------      -----------------------     ------------------------
                                   NUMBER        AMOUNT         NUMBER        AMOUNT        NUMBER         AMOUNT
                                 ---------     ---------      ---------     ---------     ---------      ---------
                                                                (DOLLARS IN THOUSANDS)
   AT JUNE 30, 2002
   One-to-four family........            5     $     930             10     $     952            15      $   1,882
   Consumer..................           --            --             --            --            --             --
                                 ---------     ---------      ---------     ---------     ---------      ---------
        Total................            5     $     930             10     $     952            15      $   1,882
                                 =========     =========      =========     =========     =========      =========

   AT MARCH 31, 2002
   One-to-four family........           10     $   1,115             11     $     755            21      $   1,870
   Consumer..................           --            --             --            --            --             --
                                 ---------     ---------      ---------     ---------     ---------      ---------
        Total................           10     $   1,115             11     $     755            21      $   1,870
                                 =========     =========      =========     =========     =========      =========

   AT MARCH 31, 2001
   One-to-four family........            8     $     508             14     $     933            22      $   1,441
   Consumer..................           --            --             --            --            --             --
                                 ---------     ---------      ---------     ---------     ---------      ---------
        Total................            8     $     508             14     $     933            22      $   1,441
                                 =========     =========      =========     ==========    =========      =========

   AT MARCH 31, 2000
   One-to-four family........            7     $     829             11     $     969            18      $   1,798
   Consumer..................            3             9             --            --             3              9
                                 ---------     ---------      ---------     ---------     ----------     ---------
        Total................           10     $     838             11     $     969            21      $   1,807
                                 =========     =========      =========     =========     =========      =========

      CLASSIFIED ASSETS. Federal regulations and our Asset Classification Policy provide for the classification of loans and other assets, such as debt and equity securities, considered by the Office of Thrift Supervision to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectable" and of such little value that their continuance as assets is not warranted.

      An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision, which can order the establishment of additional general or specific loss allowances.

      At June 30, 2002, our assets classified as substandard totaled $952,000, representing all loans delinquent for 90 days or more. At June 30, 2002 we had no assets classified as doubtful or loss. The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations.

ALLOWANCE FOR LOAN LOSSES

      Management regularly reviews our loan portfolio and makes provisions for loan losses in order to maintain the adequacy of the allowance for loan losses. All loan losses are charged to the allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in management's judgment, deserve current recognition in estimating losses that are inherent in the loan portfolio and that are both probable and estimable. The allowance for loan losses consists of amounts specifically allocated to nonperforming loans and potential problem loans (if any) as well as allowances determined for each major loan category. Loan categories, such as one-to-four family residential mortgages and home equity lines of credit (which represent a combined 90.7% of our total loans at June 30, 2002) are generally evaluated on an aggregate or "pool" basis. Our allowance for loan losses is predominantly determined on a pool basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of our historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in our market area. The carrying values of loans are periodically evaluated and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

      In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

      The following table sets forth activity in our allowance for loan losses for the periods indicated.

                                              THREE MONTHS ENDED
                                                    JUNE 30,                            YEARS ENDED MARCH 31,
                                             ----------------------   ---------------------------------------------------------
                                               2002         2001        2002         2001       2000        1999        1998
                                             ---------    ---------   ---------   ---------   ---------   ---------   ---------
                                                                          (DOLLARS IN THOUSANDS)

Balance at beginning of period.............  $   2,221    $   2,047   $   2,047   $   1,188   $   1,094   $     984   $     845
                                             ---------    ---------   ---------   ---------   ---------   ---------   ---------

Provision for loan losses..................         75           25         175         208         100         272         155

Allowance transferred in acquisition
  of Peekskill Financial Corporation.......         --           --          --         784          --          --          --

Charge-offs:
  One-to-four family mortgage loans........         --           --         (15)       (162)         (6)       (162)        (16)

Recoveries:
  One-to-four family mortgage loans........         --           --          14          29          --          --          --
                                             ---------    ---------   ---------   ---------   ---------   ---------   ---------
Net charge-offs............................         --           --          (1)       (133)         (6)       (162)        (16)

Balance at end of period...................  $   2,296    $   2,072   $   2,221   $   2,047   $   1,188   $   1,094   $     984
                                             =========    =========   =========   =========   =========   =========   =========

Ratios:
  Allowance for loan losses to nonperforming
    loans..................................     241.18%     184.01%    294.20%     219.40%     122.60%     100.27%      50.26%
  Allowance for loan losses to total loans.       0.52%       0.64%      0.53%       0.69%       0.65%       0.75%       0.75%

      ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table presents an analysis of the allocation of the allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                                         AT MARCH 31,
                                                             -----------------------------------------------------------------
                                    AT JUNE 30, 2002                        2002                              2001
                            ------------------------------   -------------------------------   -------------------------------
                                                  PERCENT                           PERCENT                           PERCENT
                                                  OF LOANS                          OF LOANS                          OF LOANS
                                       LOAN       IN EACH                LOAN       IN EACH                LOAN       IN EACH
                            LOAN       BALANCES   CATEGORY    LOAN       BALANCES   CATEGORY    LOAN       BALANCES   CATEGORY
                            LOSS       BY         TO TOTAL    LOSS       BY         TO TOTAL    LOSS       BY         TO TOTAL
                            ALLOWANCE  CATEGORY     LOANS     ALLOWANCE  CATEGORY     LOANS     ALLOWANCE  CATEGORY     LOANS
                            ---------  ---------  --------    ---------  ---------  --------    ---------  ---------  --------
                                                               (DOLLARS IN THOUSANDS)
Mortgage loans:
    One-to-four family(1)   $   1,130  $ 397,376      90.7%   $   1,090  $ 382,572      91.1%   $   1,009  $ 268,932      91.1%
    Multi-family.......           120      6,900       1.6          150      8,347       2.0          150      3,959       1.3
    Commercial.........           841     29,764       6.8          741     23,701       5.6          600     16,771       5.7
    Construction.......            50      1,944       0.4           90      3,733       0.9           90      3,659       1.2
Consumer...............           155      2,432       0.5          150      1,469       0.4          198      1,900       0.7
                            ---------  ---------  --------    ---------  ---------  --------    ---------  ---------  --------
       Total...........     $   2,296  $ 438,416     100.0%   $   2,221  $ 419,822     100.0%   $   2,047  $ 295,221     100.0%
                            =========  =========  ========    =========  =========  ========    =========  =========  ========

-------------------
(1)   Includes home equity lines of credit.

                                                                     AT MARCH 31,
                            --------------------------------------------------------------------------------------------------
                                          2000                              1999                              1998
                            ------------------------------   -------------------------------   -------------------------------
                                                  PERCENT                           PERCENT                           PERCENT
                                                  OF LOANS                          OF LOANS                          OF LOANS
                                       LOAN       IN EACH                LOAN       IN EACH                LOAN       IN EACH
                            LOAN       BALANCES   CATEGORY    LOAN       BALANCES   CATEGORY    LOAN       BALANCES   CATEGORY
                            LOSS       BY         TO TOTAL    LOSS       BY         TO TOTAL    LOSS       BY         TO TOTAL
                            ALLOWANCE  CATEGORY     LOANS     ALLOWANCE  CATEGORY     LOANS     ALLOWANCE  CATEGORY     LOANS
                            ---------  ---------  --------    ---------  ---------  --------    ---------  ---------  --------
                                                               (DOLLARS IN THOUSANDS)
Mortgage loans:
    One-to-four family(1)   $     633  $ 162,712      89.5%   $     718  $ 135,456      93.7%   $     668  $ 122,345      94.2%
    Multi-family.......           125      4,621       2.5           26        396       0.3           27        412       0.3
    Commercial.........           300     10,795       5.9          237      5,930       4.1          152      3,811       3.0
    Construction.......            70      2,922       1.6           43      1,821       1.3           36      1,227       0.9
Consumer...............            60        820       0.5           70      1,004       0.6          101      2,027       1.6
                            ---------  ---------  --------    ---------  ---------  --------    ---------  ---------  --------
       Total...........     $   1,188  $ 181,870     100.0%   $   1,094  $ 144,607     100.0%   $     984  $ 129,822     100.0%
                            =========  =========  ========    =========  =========  ========    =========  =========  ========

------------
(1)   Includes home equity lines of credit.

INVESTMENT ACTIVITIES

      Our investments include mortgage-backed securities, collateralized mortgage obligations, U.S. Government and agency securities, federal funds sold, mutual funds and Federal Home Loan Bank stock. Management invests a significant portion of our assets in overnight and short-term investments and adjustable rate mortgage-backed securities in order to increase our ability to reinvest assets in higher yielding securities in a rising interest rate environment. Under Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," entities were permitted to reclassify securities from the held-to-maturity category to the available-for-sale category at the adoption date. We adopted SFAS No. 133 on April 1, 2001 and reclassified all of our held-to-maturity securities to the available-for-sale portfolio. We have not engaged in derivatives and hedging activities covered by SFAS No. 133, nor do we expect to do so in the foreseeable future.

      Our mortgage-backed securities portfolio had a carrying value of $101.6 million, or 15.6% of total assets at June 30, 2002. Of this amount, $75.8 million of mortgage-backed securities had adjustable rates of interest and $25.8 million had fixed rates of interest.

      Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate that is less than the interest rate on the underlying mortgages. Our mortgage-backed securities at June 30, 2002 consist of pass-through securities of $89.4 million insured or guaranteed by Fannie Mae, Ginnie Mae or Freddie Mac, and collateralized mortgage obligations ("CMOs") of $12.2 million. Mortgage-backed securities increase our liquidity and credit quality. We have not invested in privately issued mortgage-backed securities.

      CMOs are typically issued by a special-purpose entity, which may be organized in a variety of legal forms, such as a trust, a corporation or a partnership. The entity aggregates pools of pass-through securities, which are used to collateralize the CMO. Once combined, the cash flows are divided into "tranches" or "classes" of individual bonds, thereby creating more predictable average duration for each bond than the underlying pass-through pools. Accordingly, under the CMO structure, all principal pay-downs from the various mortgage pools are allocated to a CMO's first class until it has been paid off, then to a second class until such class has been paid off and then to the next classes. The loans underlying our CMOs are either guaranteed by Freddie Mac or Fannie Mae. Virtually all of our CMOs were held by Peekskill Financial Corporation prior to the acquisition in July 2000. We have not purchased a significant amount of CMOs.

      At June 30, 2002, the carrying value of our investment securities other than mortgage-backed securities included $23.2 million in U.S. Government and agency securities, which consisted of fixed rate Federal Home Loan Bank, Federal Farm Credit and Fannie Mae issues with maturities of 20 years or less, as well as adjustable rate Small Business Administration participation certificates that are guaranteed by the U.S. Government with contractual terms of up to 30 years. The U. S. Government and agency securities typically have call dates of six months to three years. At June 30, 2002, we had also invested $18.0 million in three mutual funds that provide a rate of return that adjusts daily. The first mutual fund, in which we have a $2.0 million investment, invests primarily in repurchase agreements secured by U.S. Government and agency securities and federal funds. The average maturities of the underlying securities can be from one to seven days, but primarily are overnight. The second mutual fund, in which we have a $12.0 million investment, is an adjustable rate mortgage fund that invests primarily in securities backed by or representing an interest in mortgages on residential properties meeting the definition of such assets for purposes of the qualified thrift lender test under Office of Thrift Supervision regulations. The third mutual fund, in which we have a $3.0 million investment, invests in mortgage-backed securities, which are collateralized by mortgages on properties located in our primary lending area. These mutual fund investments are permissible investments as set forth in our investment policy. The securities were purchased, as part of our ongoing interest rate risk management process, to provide interest earning liquid funds and an adjustable interest rate.

      Our earning assets also include overnight federal funds sold and an interest-earning checking account at the Federal Home Loan Bank of New York. At June 30, 2002, $35.4 million, or 5.4% of our total assets, were invested in such instruments.

      The following table sets forth the composition of our securities classified as available for sale and other earning assets at the dates indicated:

                                                                                      AT MARCH 31,
                                                              -------------------------------------------------------------------
                                         AT JUNE 30, 2002              2002                   2001                   2000
                                       ---------------------  ---------------------   --------------------   --------------------
                                       AMORTIZED     FAIR     AMORTIZED      FAIR     AMORTIZED     FAIR     AMORTIZED     FAIR
                                         COST       VALUE       COST        VALUE       COST       VALUE       COST       VALUE
                                       ---------   ---------  ---------   ---------   ---------  ---------   ---------  ---------
                                                                            (IN THOUSANDS)
Mortgage-backed securities:
 Adjustable rate:
   Mortgage pass-through securities:
     Ginnie Mae......................  $  46,194   $  47,120  $  45,867   $  46,496   $  37,294  $  38,032   $  10,493  $  10,370
     Fannie Mae......................     18,808      19,026     17,154      17,285      12,008     12,196       5,515      5,500
     Freddie Mac.....................      9,458       9,652     10,789      10,892       7,035      7,188       4,202      4,120
  Collateralized mortgage
   obligations.......................         --          --         --          --       1,518      1,526          --         --
 Fixed rate:
  Mortgage pass-through securities:
     Ginnie Mae......................      1,106       1,166      1,246       1,298       1,384      1,413         916        865
     Fannie Mae......................      3,283       3,541      3,518       3,731       5,667      5,992       1,621      1,545
     Freddie Mac.....................      8,458       8,862      9,824      10,173      18,848     19,536       2,738      2,580
  Collateralized mortgage
   obligations.......................     11,355      12,248     13,238      14,259      28,316     30,048          --         --
                                       ---------   ---------  ---------   ---------   ---------  ---------   ---------  ---------
     Total mortgage-backed
       securities....................     98,662     101,615    101,636     104,134     112,070    115,931      25,485     24,980

U.S. Government agency securities....     23,349      23,246     29,788      29,229      32,804  $   2,649      35,891     34,417
Mutual fund investments..............     18,000      18,024     16,000      15,946       8,000      7,996       3,000      2,968
Municipal securities.................        846         957        845         922         840        950          --         --

    Total securities available for
       sale..........................    140,857   $ 143,842    148,269   $ 150,231     153,714  $ 157,526   $  64,376  $  62,365
                                                   =========              =========              =========              =========

Other earning assets:
  Federal funds sold.................      3,000                  3,000                  35,000                 25,000
  Other overnight deposits...........     32,370                 16,847                   2,491                 10,075
  FHLB stock.........................      4,141                  4,141                   3,745                  2,195
                                       ---------              ---------               ---------              ---------
     Total...........................  $ 180,368              $ 172,257               $ 194,950              $ 101,646
                                       =========              =========               =========              =========

      The following table sets forth the composition of our securities classified as held to maturity at the dates indicated. At June 30, 2002 and March 31, 2002, we did not have any securities classified as held to maturity.

                                                                    AT MARCH 31,
                                                   ----------------------------------------------
                                                            2001                     2000
                                                   ---------------------     --------------------
                                                   AMORTIZED     FAIR        AMORTIZED    FAIR
                                                     COST        VALUE         COST       VALUE
                                                   --------     --------     --------    --------
                                                                  (IN THOUSANDS)
      Mortgage pass-through securities:
        Adjustable rate:
          Ginnie Mae.........................      $ 21,613     $ 21,682     $ 27,772    $ 27,171
          Fannie Mae.........................         3,114        3,127        3,827       3,711
        Fixed rate:
          Ginnie Mae.........................           429          452          571         570
          Fannie Mae.........................            21           21           40          38
                                                   --------     --------     --------    --------
          Total mortgage pass-through........        25,177       25,282       32,210      31,490

      Federal agency obligations.............         3,038        3,035        3,448       3,309
                                                   --------     --------     --------    --------
          Total securities held to maturity..      $ 28,215     $ 28,317     $ 35,658    $ 34,799
                                                   ========     ========     ========    ========

      The following table sets forth the activity in our mortgage-backed securities portfolio for the periods indicated.

                                                     THREE MONTHS ENDED JUNE 30,          YEARS ENDED MARCH 31,
                                                      ------------------------   -------------------------------------
                                                         2002           2001         2002          2001         2000
                                                      ----------    ----------   ----------    ----------    ---------
                                                                              (IN THOUSANDS)

Amortized cost at beginning of period...............  $  101,636    $  137,247   $  137,247    $   57,695    $  58,318
Acquired in acquisition of Peekskill
  Financial Corporation.............................          --            --           --        97,784           --
Purchases of mortgage-backed securities.............       9,272        11,189       28,944        15,075       13,257
Principal repayments................................     (12,361)      (15,029)     (65,392)      (33,538)     (13,660)
Premium  amortization and discount accretion, net...         115          (305)         837           231         (220)
                                                      ----------    ----------   ----------    ----------    ---------
Amortized cost at end of period.....................  $   98,662    $  133,102   $  101,636    $  137,247    $  57,695
                                                      ==========    ==========   ==========    ==========    =========

      The composition and contractual maturities of our mortgage-backed securities and other debt securities at June 30, 2002 are indicated in the following table. All of our securities were classified as available for sale at June 30, 2002. The table does not reflect the impact of prepayments or redemptions that may occur.

                                                                 MORE THAN ONE YEAR  MORE THAN FIVE YEARS
                                             ONE YEAR OR LESS    THROUGH FIVE YEARS    THROUGH TEN YEARS   MORE THAN TEN YEARS
                                            -------------------  -------------------  ------------------- --------------------
                                                       WEIGHTED             WEIGHTED             WEIGHTED           WEIGHTED
                                            AMORTIZED  AVERAGE   AMORTIZED  AVERAGE   AMORTIZED  AVERAGE  AMORTIZED  AVERAGE
                                              COST      YIELD      COST      YIELD       COST     YIELD      COST     YIELD
                                            ---------  --------  ---------  --------  ---------  -------- --------- ----------
                                                                          (DOLLARS IN THOUSANDS)

Mortgage-backed securities:
Pass-through securities:
  Ginnie Mae...........................     $     2     6.50%    $    285    8.27%    $    124    8.79%   $ 46,889    6.07%
  Fannie Mae...........................       1,000     5.13        2,063    5.96        2,027    7.00      17,001    5.28
  Freddie Mac..........................         645     7.27        5,263    7.11           46    9.37      11,962    6.20
Collateralized mortgage obligations....          --       --           --      --          336    7.00      11,019    6.06
                                            -------              --------              -------            --------
     Total mortgage-backed securities..       1,647     5.97        7,611    6.84        2,533    7.13      86,871    5.93

Other debt securities:
  Federal agency obligations...........       5,999     5.18        5,000    5.25        3,745    5.28       8,605    4.46
  Municipal securities.................          --       --           --      --           --      --         846    5.79
                                            -------              --------              -------            --------

     Total securities available for
         sale..........................     $ 7,646     5.35%    $ 12,611    6.21%     $ 6,278    6.03%   $ 96,322    5.80%
                                            =======              ========              =======            ========


                                                    TOTAL SECURITIES
                                            ---------------------------------
                                                                    WEIGHTED
                                            AMORTIZED     FAIR       AVERAGE
                                              COST        VALUE      YIELD
                                            ---------   ---------   ---------

Mortgage-backed securities:
Pass-through securities:
  Ginnie Mae...........................     $  47,300   $  48,286    6.09%
  Fannie Mae...........................        22,091      22,567    5.50
  Freddie Mac..........................        17,916      18,514    6.51
Collateralized mortgage obligations....        11,355      12,248    6.09
                                            ---------   ---------
     Total mortgage-backed securities..        98,662     101,615    6.03

Other debt securities:
  Federal agency obligations...........        23,349      23,246    4.95
  Municipal securities.................           846         957    5.79
                                            ---------   ---------

     Total securities available for
         sale..........................     $ 122,857   $ 125,818    5.83%
                                            =========   =========

SOURCES OF FUNDS

      GENERAL. Deposits have traditionally been our primary source of funds for our lending and investment activities. In addition to deposits, funds are derived from a variety of sources including scheduled loan payments, investment maturities, loan prepayments and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. In addition, borrowings from the Federal Home Loan Bank of New York may be used in the short-term to compensate for reductions in deposits and to fund growth. We used $20.0 million of fixed-rate borrowings during fiscal 2002 to fund a portion of our loan originations. In addition, we assumed certain borrowings at the time we acquired Peekskill Financial Corporation, which had a remaining balance of $14.9 million at June 30, 2002.

      DEPOSITS. We obtain deposits primarily from customers who live or work in the New York counties of Westchester and Rockland and Fairfield County, Connecticut. We offer a selection of deposit instruments, including savings and club accounts, money market accounts, NOW accounts, commercial checking and fixed-term certificate of deposit accounts. We do not actively solicit deposits outside of our market area. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We do not pay broker fees for any deposits.

      Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service and long-standing relationships with customers to attract and retain deposits.

      The flow of deposits is influenced significantly by general economic conditions, changes in money markets and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. In recent years, we have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. We price our deposits to reflect our interest rate risk management and profitability objectives. Based on experience, management believes that passbook accounts and money market accounts are relatively stable sources of deposits. However, the ability to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At June 30, 2002, $324.8 million, or 59.6% of our deposit accounts were certificates of deposit, of which $270.4 million have maturities of one year or less.

      The following table sets forth the distribution of our deposit accounts by account type at the dates indicated.

                                                                                         AT MARCH 31,
                                                                  ---------------------------------------------------------
                                          AT JUNE 30, 2002                   2002                         2001
                                    ---------------------------   --------------------------- -----------------------------
                                                       WEIGHTED                      WEIGHTED                     WEIGHTED
                                                       AVERAGE                       AVERAGE                      AVERAGE
                                     AMOUNT   PERCENT   RATE       AMOUNT   PERCENT   RATE     AMOUNT    PERCENT   RATE
                                    --------  -------  --------   --------  ------- --------- --------   -------  --------
                                                                    (DOLLARS IN THOUSANDS)

Transaction accounts and
  savings deposits:
   Savings and club accounts.....  $ 123,397    22.7%   1.00%    $ 118,578   22.8%    1.00%   $ 108,371    22.9%   2.00%
   Money market accounts.........     41,560     7.6    1.34        36,012    6.9     1.43       28,333     6.0    2.60
   NOW accounts..................     48,514     8.9    0.75        47,578    9.2     0.76       38,710     8.2    1.27
   Commercial checking...........      6,382     1.2      --         5,436    1.0       --        2,390     0.5      --
                                   ---------   -----             ---------  -----             ---------   -----
     Total.......................    219,853    40.4    0.98       207,604   39.9     0.99      177,804    37.6    1.91
                                   ---------   -----             ---------  -----             ---------   -----

Certificates of deposit maturing:
  Within one year................    270,443    49.6    3.03       268,116   51.6     3.24      272,570    57.6    6.01
  After one but within
    three years..................     42,424     7.8    3.52        37,622    7.2     3.66       20,619     4.4    5.41
  After three years..............     11,906     2.2    4.67         6,563    1.3     4.62        2,553     0.4    4.85
                                   ---------   -----             ---------  -----             ---------   -----
     Total.......................    324,773    59.6    3.15       312,301   60.1     3.32      295,742    62.4    5.96
                                   ---------   -----             ---------  -----             ---------   -----

Total deposits...................  $ 544,626   100.0%   2.27%    $ 519,905  100.0%    2.39%   $ 473,546   100.0%   4.44%
                                   =========   =====             =========  =====             =========   =====


                                    ---------------------------
                                                2000
                                    ---------------------------
                                                       WEIGHTED
                                                       AVERAGE
                                     AMOUNT   PERCENT   RATE
                                    --------  -------  --------

Transaction accounts and
  savings deposits:
   Savings and club accounts.....   $ 60,567    22.0%   2.00%
   Money market accounts.........     18,583     6.7    1.77
   NOW accounts..................     26,664     9.7    1.53
   Commercial checking...........         --      --      --
                                    --------   -----
     Total.......................    105,814    38.4    1.84
                                    --------   -----

Certificates of deposit maturing:
  Within one year................    158,085    57.3    5.23
  After one but within
    three years..................     10,653     3.9    5.69
  After three years..............      1,220     0.4    3.88
                                    --------   -----
     Total.......................    169,958    61.6    5.25
                                    --------   -----

Total deposits...................   $275,772  100.0%    3.94%
                                    ========  =====

      The following table sets forth our deposit activity for the periods indicated.

                                              THREE MONTHS ENDED JUNE 30,           YEARS ENDED MARCH 31,
                                               ------------------------     -------------------------------------
                                                  2002          2001          2002          2001          2000
                                               ---------      ---------     ---------     ---------     ---------
                                                                     (DOLLARS IN THOUSANDS)

Balance at beginning of period.............    $ 519,905      $ 473,546     $   473,546   $   275,772   $   237,279
Deposits assumed in acquisition of Peekskill
  Financial Corporation....................           --             --            --       152,361            --
Deposits...................................      270,878        149,622       761,735       502,757       349,460
Withdrawals................................     (249,242)      (157,065)     (732,730)     (475,352)       (320,788)
Interest credited..........................        3,085          5,064        17,354        18,008         9,821
                                               ---------      ---------     ---------     ---------     ---------

Balance at end of period...................    $ 544,626      $ 471,167     $   519,905   $  473,546    $   275,772
                                               =========      =========     ===========   ==========    ===========

Net increase (decrease) during the period:
    Amount.................................    $  24,721      $  (2,379)    $  46,359     $ 197,774     $    38,493
    Percent................................         4.8%            (0.5)%        9.8%         71.7%         16.2%

      The following table indicates the amount of our certificates of deposits by time remaining until maturity as of June 30, 2002.

                                                                             MATURITY
                                                      --------------------------------------------------------
                                                       3 MONTHS     OVER 3 TO 6     OVER 6 TO 12     OVER 12
                                                        OR LESS        MONTHS          MONTHS         MONTHS         TOTAL
                                                      -----------  -----------     -----------     -----------    -----------
                                                                                  (IN THOUSANDS)

Certificates   of  deposit  less  than $100,000...    $   100,592  $    53,415     $    64,464     $    42,827    $   261,298
Certificates of deposit of $100,000 or
 more (1).........................................         21,369       13,610          16,993          11,503         63,475
                                                      -----------  -----------     -----------     -----------    -----------

Total of certificates of deposit..................    $   121,961  $    67,025     $    81,457     $    54,330    $   324,773
                                                      ===========  ===========     ===========     ===========    ===========

-----------------
(1) The weighted average interest rates for these accounts, by maturity period, are 2.86% for 3 months or less; 3.09% for 3 to 6 months; 3.07% for 6 to 12 months; and 3.86% for over 12 months. The overall weighted average rate for accounts of $100,000 or more was 3.15%.

      BORROWED FUNDS. We utilize securities repurchase agreements with the Federal Home Loan Bank of New York to fund loan originations and to provide cash during periods of reduced deposits. We transfer U.S. Government and agency securities and mortgage-backed securities and agree to repurchase the identical securities from the Federal Home Loan Bank at a fixed price in the future. The underlying securities are included in our securities portfolio.

      The following table sets forth certain information regarding our borrowings from the Federal Home Loan Bank under securities repurchase agreements at the dates and for the periods indicated:

                                                              AT OR FOR THE
                                                            THREE MONTHS ENDED                  AT OR FOR THE
                                                                 JUNE 30,                   YEARS ENDED MARCH 31,
                                                         -----------------------   -----------------------------------
                                                            2002         2001         2002         2001         2000
                                                         ----------   ----------   ----------   ----------   ---------
                                                                              (DOLLARS IN THOUSANDS)

  Average principal balance outstanding.............     $   35,084   $   15,085   $   16,348   $   12,030   $      --
  Maximum principal balance outstanding at any month
    end during the period...........................         35,084       15,085       35,084       15,086          --
  Principal balance outstanding at end of period....         35,084       15,085       35,084       15,086          --
  Weighted average interest rate during the period..           4.17%        5.18%        4.17%        5.18%         --%
  Weighted average interest rate at end of period...           4.17%        5.18%        4.17%        5.18%         --%

      The following table sets forth the maturity dates of our borrowings under securities repurchase agreements at the dates indicated.

                                                                        AT MARCH 31,
                                         ----------------------------------------------------------------------------
           AT JUNE 30, 2002                              2002                                   2001
---------------------------------------  -------------------------------------  -------------------------------------
   MATURITY DATE       AMORTIZED COST      MATURITY DATE      AMORTIZED COST      MATURITY DATE      AMORTIZED COST
-------------------  ------------------  -----------------  ------------------  -----------------  ------------------
                                               (DOLLARS IN THOUSANDS)

         1/08(1)      $        9,883              1/08(1)     $        9,838             1/08(1)    $        9,685
        12/08(2)               5,000             12/08(2)              5,000            12/08(2)             4,927
         3/03                  7,000             03/03                 7,000             --                    --
         3/04                  7,000             03/04                 7,000             --                    --
         3/05                  6,000             03/05                 6,000             --                    --

-----------------
(1)   Callable on a quarterly basis beginning January 2003.
(2)   Callable on a quarterly basis beginning November 2001.

SUBSIDIARY ACTIVITIES

      Sound Federal Savings has three active subsidiaries, Sound REIT, Inc., First Federal REIT, Inc. and Mamaroneck Advisors. In April 1999, Sound REIT, Inc. was incorporated as a special purpose real estate investment trust under New York law. First Federal REIT was also formed as a real estate investment trust by Peekskill Financial Corporation prior to our acquiring Peekskill Financial Corporation. Sound REIT, Inc. and First Federal REIT hold a portion of our mortgage-related assets.

      In February 2001, Mamaroneck Advisors was incorporated as a New York corporation for the purpose of providing investment and insurance products to Sound Federal Savings' customers. For the year ended March 31, 2002, Mamaroneck Advisors had net income of $47,000. Mamaroneck Advisors did not have any meaningful operations in fiscal 2001.

      OTS regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of an association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations.

PERSONNEL

      As of June 30, 2002, Sound Federal Savings employed 92 persons on a full-time basis and 25 persons on a part-time basis. None of Sound Federal Savings' employees is represented by a collective bargaining group and management considers employee relations to be good.

PROPERTIES

      The following table provides certain information with respect to Sound Federal Savings' offices at June 30, 2002.


                                     LEASED OR OWNED,                                               NET BOOK VALUE
                                     LEASE EXPIRATION           YEAR             DEPOSITS PER             OF
            LOCATION                       DATE          ACQUIRED OR LEASED        LOCATION          REAL PROPERTY
--------------------------------    ------------------  ---------------------  ----------------  --------------------
                                                                                (IN THOUSANDS)      (IN THOUSANDS)

Main Office                               Owned                 1954                $97,162               $ 589
300 Mamaroneck Avenue
Mamaroneck, New York 10543

Branch Office                             Owned                 1961                 80,623                 960
389 Halstead Avenue
Harrison, New York 10528

Branch Office                             Owned                 1972                 96,913               1,299
115 South Ridge Street
Rye Brook, New York 10573

Branch Office                             Leased                1998                 26,563                 146(1)
180 South Main Street                    12/31/03
New City, New York 10956

Branch Office                             Leased                1998                 47,277                 310(1)
East Putnam Avenue                       11/30/08
Cos Cob, Connecticut 06807

Branch Office                             Owned                 2000                 75,125                 478
1019 Park Street
Peekskill, New York 10566

Branch Office                             Leased                2000                 52,918                  --
1961 Commerce Street                     12/31/02
Yorktown Heights, New York 10598

Branch Office                             Leased                2000                 48,592                 780(1)
Cortlandt Town Center                    10/14/17
Cortlandt, New York 10547

Branch Office                             Leased                2001                 19,365                  12(1)
88 Fourth Street                          2/8/09
New Rochelle, New York 10801

Branch Office(2)                          Leased                2002                     90                 388(1)
3 Somers Commons                         12/31/21
Baldwin Place, New York 10589

------------------
(1)   Net book value represents the amortized cost of leasehold improvements.
(2)   Opened in July 2002.

LEGAL PROCEEDINGS

      We are involved periodically in various claims and lawsuits that arise in connection with our financial services business. We believe that these routine legal proceedings, in the aggregate, are not material to our financial condition and results of operations.

                           SUPERVISION AND REGULATION

GENERAL

      Sound Federal Savings is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution's operations and assigns its rating (known as an institution's CAMELS). Under federal law, an institution may not disclose its CAMELS rating to the public. Sound Federal Savings also is a member of and owns stock in The Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System. Sound Federal Savings also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Sound Federal Savings and prepares reports for the consideration of its board of directors on any operating deficiencies. Sound Federal Savings' relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Sound Federal Savings' loan documents.

      Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on Sound Federal Bancorp and Sound Federal Savings and their operations.

FEDERAL BANKING REGULATION

      BUSINESS ACTIVITIES. A federal savings bank derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Sound Federal Savings may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets. Sound Federal Savings also may establish subsidiaries that may engage in activities not otherwise permissible for Sound Federal Savings, including real estate investment and securities and insurance brokerage.

      CAPITAL REQUIREMENTS. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

      The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

      At June 30, 2002, Sound Federal Savings' capital exceeded all applicable requirements.

      LOANS-TO-ONE BORROWER. A federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, but generally does not include real estate. As of June 30, 2002, Sound Federal Savings was in compliance with the loans-to-one borrower limitations.

      QUALIFIED THRIFT LENDER TEST. As a federal savings bank, Sound Federal Savings is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, Sound Federal Savings must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine months of the most recent 12 month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank's business.

      "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. Sound Federal Savings also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986.

      A savings bank that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At June 30, 2002, Sound Federal Savings maintained approximately 98.5% of its portfolio assets in qualified thrift investments, and therefore satisfied the QTL test.

      CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings bank must file an application for approval of a capital distribution if:

      o the total capital distributions for the applicable calendar year exceed the sum of the savings bank's net income for that year to date plus the savings bank's retained net income for the preceding two years;

      o the bank would not be at least adequately capitalized following the distribution;

      o the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

      o the savings bank is not eligible for expedited treatment of its filings.

      Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

      The Office of Thrift Supervision may disapprove a notice or application if:

      o the savings bank would be undercapitalized following the distribution;

      o the proposed capital distribution raises safety and soundness concerns; or

      o the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

      LIQUIDITY. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

      COMMUNITY REINVESTMENT ACT AND FAIR LENDING LAWS. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A bank's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Sound Federal Savings received a "satisfactory" Community Reinvestment Act rating in its most recent federal examination.

      TRANSACTIONS WITH RELATED PARTIES. A federal savings bank's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. Sound Federal Bancorp and its non-savings institution subsidiaries are affiliates of Sound Federal Savings. In general, transactions with affiliates must be on terms that are as favorable to the savings bank as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings bank's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings bank. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

      Sound Federal Savings' authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Sound Federal Savings' capital. In addition, extensions of credit in excess of certain limits must be approved by Sound Federal Savings' board of directors.

      ENFORCEMENT. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

      STANDARDS FOR SAFETY AND SOUNDNESS. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

      PROMPT CORRECTIVE ACTION REGULATIONS. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the bank's capital:

      o well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

      o adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

      o undercapitalized (less than 8% total risk-based capital, 4% tier 1 risk-based capital or 3% leverage capital);

      o significantly undercapitalized (less than 6% total risk-based capital, 3% tier 1 risk-based capital or 3% leverage capital); and

      o     critically undercapitalized (less than 2% tangible capital).

      Generally, the banking regulator is required to appoint a receiver or conservator for a bank that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a bank receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the bank, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

      At June 30, 2002, Sound Federal Savings met the criteria for being considered "well-capitalized."

      INSURANCE OF DEPOSIT ACCOUNTS. Deposit accounts in Sound Federal Savings are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Sound Federal Savings' deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

      PROHIBITIONS AGAINST TYING ARRANGEMENTS. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

      FEDERAL HOME LOAN BANK SYSTEM. Sound Federal Savings is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of The Federal Home Loan Bank of New York, Sound Federal Savings is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of June 30, 2002, Sound Federal Savings was in compliance with this requirement.

FEDERAL RESERVE SYSTEM

      Federal Reserve Board regulations require savings banks to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At June 30, 2002, Sound Federal Savings was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

THE USA PATRIOT ACT

      In response to the events of September 11th, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, was signed into law on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

      Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

      o Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

      o Section 326 of the Act authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations by October 26, 2002 that provide for minimum standards with respect to customer identification at the time new accounts are opened.

      o Section 312 of the Act requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

      o Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

      o Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

      The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

HOLDING COMPANY REGULATION

      Upon completion of the conversion, Sound Federal Bancorp will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift

Supervision has enforcement authority over Sound Federal Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Sound Federal Savings.

      Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it may engage, provided that its subsidiary savings bank was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing or applied for before May 4, 1999 to those activities permissible for financial holding companies or for multiple savings and loan holding companies. Sound Federal Bancorp will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

      Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

SARBANES-OXLEY ACT OF 2002

      On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act is applicable to all companies with equity or debt securities registered under the Securities Exchange Act of 1934. In particular, the Sarbanes-Oxley Act establishes: (i) new requirements for audit committees, including independence, expertise, and responsibilities; (ii) additional responsibilities regarding financial statements for the Chief Executive Officer and Chief Financial Officer of the reporting company; (iii) new standards for auditors and regulation of audits;
(iv) increased disclosure and reporting obligations for the reporting company and their directors and executive officers; and (v) new and increased civil and criminal penalties for violation of the securities laws. Many of the provisions became effective immediately while other provisions become effective over a period of 30 to 270 days and are subject to rulemaking by the Securities and Exchange Commission. Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

FEDERAL SECURITIES LAWS

      Sound Federal Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the conversion. Upon completion of the conversion, Sound Federal Bancorp common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Sound Federal Bancorp will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

      The registration under the Securities Act of 1933 of shares of common stock to be issued in the conversion does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Sound Federal Bancorp may be resold without registration. Shares purchased by an affiliate of Sound Federal Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Sound Federal

Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Sound Federal Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Sound Federal Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Sound Federal Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                    TAXATION

FEDERAL TAXATION

      GENERAL. Sound Federal Bancorp and Sound Federal Savings are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Sound Federal Bancorp and Sound Federal Savings.

      METHOD OF ACCOUNTING. For federal income tax purposes, Sound Federal Savings currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns as part of the Sound Federal Bancorp consolidated group. The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after December 31, 1995.

      BAD DEBT RESERVES. Prior to the Small Business Job Protection Act of 1996, Sound Federal Savings was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at Sound Federal Savings' taxable income. As a result of the Act, Sound Federal Savings must use the specific charge off method in computing its bad debt deduction. In addition, the federal legislation requires the recapture (over a six-year period) of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. The amount of such reserve subject to recapture as of June 30, 2002, was approximately $464,000.

      TAXABLE DISTRIBUTIONS AND RECAPTURE. Prior to the Small Business Protection Job Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should Sound Federal Savings fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Sound Federal Savings make certain nondividend distributions, redeem its shares, liquidate or cease to maintain a bank charter. At June 30, 2002, Sound Federal Savings' total federal pre-1988 reserve was approximately $9.0 million. This reserve reflects the cumulative effects of federal tax deductions by Sound Federal Savings for which no federal income tax provision has been made.

      MINIMUM TAX. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Sound Federal Savings has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

      NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses to the preceding five taxable years (for losses incurred in 2001 and 2002) and forward to the succeeding 20 taxable years. At March 31, 2002, Sound Federal Savings had no net operating loss carryforwards for federal income tax purposes.

STATE TAXATION

      NEW YORK STATE TAXATION. Sound Federal Bancorp and Sound Federal Savings report income on a consolidated calendar year basis to New York State. New York State franchise tax on corporations is imposed in an amount equal to the greater of (a) 8.0% (for 2002) and 7.5% (for 2003 and forward) of "entire net income" allocable to New York State, (b) 3% of "alternative entire net income" allocable to New York State, (c) 0.01% of the average value of assets allocable to New York State, or (d) nominal minimum tax. Entire net income is based on Federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications.

                       MANAGEMENT OF SOUND FEDERAL BANCORP

DIRECTORS

      The Board of Directors of Sound Federal Bancorp currently consists of eight members. Approximately one-third of the directors are elected annually. Directors are generally elected to serve for three-year periods.

      The table below sets forth certain information regarding the composition of the Board of Directors of Sound Federal Bancorp as of November __, 2002 including the terms of office of Board members.

                                                                                       CURRENT TERM TO
         NAMES              AGE               POSITIONS HELD       DIRECTOR SINCE (1)       EXPIRE
         -----              ---               --------------       -----------------        ------

Bruno J. Gioffre            68            Chairman of the Board           1975               2005
Richard P. McStravick       54               President, Chief             1996               2005
                                          Executive Officer and
                                                 Director
Joseph Dinolfo              68                   Director                 1985               2004
Donald H. Heithaus          68                   Director                 1978               2003
Joseph A. Lanza             55                   Director                 1998               2003
Eldorus Maynard             67                   Director                 2000               2004
James Staudt                50                   Director                 1987               2005
Samuel T. Telerico          66                   Director                 2001               2004

--------------------------------
(1) Reflects initial appointment to the Board of Directors of Sound Federal Bancorp or Sound Federal Savings and its predecessor.

      The principal occupation during the past five years of each director and executive officer of Sound Federal Bancorp is set forth below. All directors and executive officers have held their present positions for at least five years unless otherwise stated.

      DIRECTORS

      BRUNO J. GIOFFRE is the Chairman of the Board of Directors and has been so since December 1997. Mr. Gioffre was formerly general counsel to Sound Federal Savings. Mr. Gioffre is of counsel to the law firm of Gioffre & Gioffre, Professional Corporation and is a retired Senior Justice for the Town of Rye, New York.

      RICHARD P. MCSTRAVICK is President and Chief Executive Officer of Sound Federal Savings. Mr. McStravick has been employed by Sound Federal Savings in various capacities since 1977. Mr. McStravick was appointed to the Board of Directors in 1996.

      JOSEPH DINOLFO is the retired President of the Dinolfo Wilson Agency, Inc. an insurance agency.

      DONALD H. HEITHAUS is the President of the Happiness Laundry Service, Inc.

      JOSEPH A. LANZA is the President of Lanza Electric, a private electrical contractor.

      ELDORUS MAYNARD is the retired Chairman of the Board and Chief Executive Officer of Peekskill Financial Corporation. Mr. Maynard was employed by Peekskill Financial Corporation since 1958 and became a member of Sound Federal Bancorp's Board of Directors in July 2000.

      JAMES STAUDT is a partner with the law firm of McCullough, Goldberger & Staudt. Mr. Staudt is also general counsel to Sound Federal Savings.

      SAMUEL T. TELERICO is a principal with Teledan Enterprises International, an international trade and consulting firm. Mr. Telerico was previously employed by American Can Company from 1960 until 1990.

EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

      ANTHONY J. FABIANO is Senior Vice President, Chief Financial Officer and Corporate Secretary of Sound Federal Bancorp. He joined Sound Federal Savings in July 1998. Prior to joining Sound Federal Savings, he was the Chief Financial Officer at MSB Bancorp, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The business of Sound Federal Bancorp's Board of Directors is conducted through meetings and activities of the Board and its committees. During the fiscal year ended March 31, 2002, the Board of Directors of Sound Federal Bancorp held 13 regular and special meetings. During the year ended March 31, 2002, no director attended fewer than 75 percent of the total meetings of the Board of Directors of Sound Federal Bancorp or Sound Federal Savings and committees on which such director served.

      The Compensation Committee meets periodically to review the performance of officers and employees and determine compensation programs and adjustments. It is comprised of Directors Gioffre, Staudt, Heithaus, and Dinolfo. The Compensation Committee met once during the year ended March 31, 2002.

      The Board of Directors serves as the Nominating Committee. During the year ended March 31, 2002, one meeting of the Nominating Committee was held.

      The Audit Committee consists of Directors Heithaus, Maynard and Telerico. This committee meets on a quarterly basis and as otherwise required to review audit programs and reports as well as other regulatory compliance issues. The Audit Committee recommends to the Board of Directors the appointment of independent auditors for the upcoming fiscal year. The Audit Committee met five times during the year ended March 31, 2002.

BENEFITS

      DIRECTORS DEFERRED FEE PLAN. The Directors Deferred Fee Plan is a non-qualified deferred compensation plan into which directors can defer up to 100% of their board fees earned during the calendar year. All amounts deferred by a director are fully vested at all times. Amounts credited to a deferred fee account are assumed to be invested, without charge, at a 6% interest rate. Upon cessation of a director's service with Sound Federal Savings, Sound Federal Savings will pay the director the amounts credited to the director's deferred fee account. The amounts will be paid in substantially equal annual installments, as selected by the director. The date of the first installment payment also will be selected by the director. The Directors' Plan permits each director to determine whether to invest all or a portion of such Director's account in common stock of Sound Federal Bancorp. If a director elects to invest all or a portion of his or her account in common stock, the amount so invested will be credited with earnings and appreciation (or depreciation) equivalent to that which would be earned on such investment and the amount not invested in common stock will continue to earn interest at a 6% interest rate.

      If the director dies before all payments have been made, the remaining payments will be made to the beneficiary designated by the director in the same form that payments were made to the director. If a director dies before receiving any payments, Sound Federal Savings shall pay the director's account to the director's beneficiary, commencing within 30 days of the director's death, over the period initially elected by the director. At the request of the beneficiary, and with the approval of the Board, the director's benefits may be paid to the beneficiary in a lump sum. The director may request a hardship distribution of all or part of his or her benefits if the director suffers an unforeseeable emergency, defined as a severe financial hardship to the director resulting from a sudden and unexpected illness or accident of the director or his or her dependent, loss of the director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the director's control.

      EXECUTIVE AGREEMENTS. Sound Federal Savings has employment agreements with Messrs. McStravick and Fabiano. The agreements with Messrs. McStravick and Fabiano have a term of three years and may be extended for an additional 12 months on each anniversary date so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date. Under the agreements, the base salaries for Messrs. McStravick and Fabiano are $178,000 and $148,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in retirement plans, stock option plans and other employee and fringe benefits applicable to other employees. The agreements provide for termination by Sound Federal Savings for cause at any time, in which event, the executive would have no right to receive compensation or other benefits for any period after termination. In the event Sound Federal Savings terminates the executive's employment for reasons other than disability or for cause, or in the event of the executive's termination of employment for good reason upon (i) failure by Sound Federal Savings to comply with any material provision of the agreement, which failure has not been cured within 10 days after a notice of noncompliance is issued by the executive, (ii) following a change in control (as defined) at any time during the term of the agreement, or (iii) any purported termination of the executive's employment which is not pursuant to a valid notice of termination, the executive would be entitled to severance pay in an amount equal to three times the average annual compensation (computed on the basis of the most recent five (5) taxable years) includable in gross income for federal income tax purposes. Messrs. McStravick and Fabiano would receive an aggregate of approximately $486,000 and $383,000, respectively, pursuant to their employment agreements upon a change in control of Sound Federal Savings, based upon current levels of compensation. Sound Federal Savings would also continue, at Sound Federal Savings' expense, the executive's life, health, dental and other applicable benefit plan coverage until the executive attains the age of 70 years, provided, however, that Sound Federal Savings' obligation terminates if the executive receives equivalent medical or dental coverage from a new employer. The executive is entitled to participate in Sound Federal Savings' medical, dental and life insurance coverage and reimbursement plans to the extent that such plans exist, until the executive's death. Under each agreement, if the executive becomes disabled or incapacitated to the extent that the executive is unable to perform his duties, he will be entitled to 100% of his compensation for the first six months, and 60% thereafter for the remaining term of the agreement. Any disability payment is reduced to the extent benefits are received under disability insurance, workers' compensation or other similar program.

      In November 2001, Sound Federal Bancorp entered into employment agreements with Messrs. McStravick and Fabiano. Sound Federal Bancorp's employment agreements with each executive contain substantially similar provisions to Sound Federal Savings' employment agreements, except that Sound Federal Bancorp's employment agreements provide each executive indemnification against any excise taxes which may be owed by the executive for any payments made in connection with a change in control which would constitute "excess parachute payments" under Section 280G of the Internal Revenue Code. The indemnification payment would be the amount necessary to ensure that the amount of such payments and the value of such benefits received by the executive equal to the amount of such payments and the value of such benefits as the executive would receive in the absence of such excise tax, including any federal, state and local taxes on Sound Federal Bancorp's payment to the executive attributable to such taxes. The agreements with Sound Federal Bancorp do not provide for additional compensation to either executive.

      DIRECTOR EMERITUS PLAN. The Director Emeritus Plan is a non-qualified retirement plan. Under the Director Emeritus Plan, any director who attains the age of 70 years after the completion of 15 years of service as a director qualifies for director emeritus status. A director who has completed five years of service as a director qualifies for director emeritus status if termination of service is due to the merger, consolidation, takeover or dissolution of Sound Federal Savings. Under the Director Emeritus Plan, a director emeritus is entitled to the same compensation that the Director received when he or she retired as a director, without the obligation of attendance at meetings of the Board of Directors. Compensation is paid to the director emeritus from the date of attainment of such status until age eighty-five, or for fifteen years or death whichever comes first.

      DEFINED BENEFIT PENSION PLAN. Sound Federal Savings maintains two defined benefit pension plans, one of which was assumed at the time Sound Federal Bancorp completed the acquisition of Peekskill Financial Corporation. Employees age 21 or older who have worked at Sound Federal Savings for a period of one year and have been credited with 1,000 or more hours of service with Sound Federal Savings during the year are eligible to accrue benefits under these retirement plans. Sound Federal Savings contributes each year, if necessary, an amount to the Retirement Plans to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For the year ended March 31, 2002, Sound Federal Savings made contributions to the retirement plans of approximately $401,000. At March 31, 2002, the total market value of the assets in the retirement plans trust funds was approximately $6.8 million.

      In the event of retirement on or after the normal retirement date (i.e., the first day of the calendar month coincident with or next following the later of age 65 or the 5th anniversary of participation in the retirement plans, or, for a participant prior to January 1, 1992, age 65), the plans are designed to provide a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) from various other options, including a joint and 100% survivor annuity, joint and 66-2/3% survivor annuity, joint and 50% survivor annuity, years certain option and social security option. The normal retirement benefit provided is an amount equal to the difference between 4% of final earnings (as defined in the plan) and 0.65% of the final average compensation (average earnings during the last three (3) calendar years of service) up to the Social Security taxable wage base, multiplied by the participant's years of credited service (up to a maximum of 15 years). Retirement benefits are also payable upon retirement due to early and late retirement or death. A reduced benefit is payable upon early retirement at age 55 and the completion of 5 years of vested service with Sound Federal Savings. Fifty percent of the normal retirement benefit will be paid to a surviving spouse if the participant dies while in active service and has attained age 50 with 10 years of vested service. The preretirement death benefit is reduced by 1.96% for each year the spouse is more than 10 years younger than the participant. If the participant has not attained age 50 with 10 years of service, but has completed 5 years of service, the spouse will be eligible for a reduced benefit payable as a joint and 50% annuity. Upon termination of employment other than as specified above, a participant who has five years of vested service is eligible to receive his or her accrued benefit commencing, generally, on the employee's normal retirement date, or, if elected, on or after reaching age 55.

      The following table indicates the annual retirement benefit that would be payable under the retirement plans upon retirement at age 65 in calendar year 2001, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

                            YEARS OF SERVICE AND BENEFIT PAYABLE AT RETIREMENT
        FINAL AVERAGE      ----------------------------------------------------
        COMPENSATION           15           20           25             30
        ------------       ---------    ----------   ----------     ----------

         $  50,000         $ 26,372     $ 26,372     $ 26,372       $ 26,372
         $  75,000         $ 41,372     $ 41,372     $ 41,372       $ 41,372
         $ 100,000         $ 56,372     $ 56,372     $ 56,372       $ 56,372
         $ 125,000         $ 71,372     $ 71,372     $ 71,372       $ 71,372
         $ 150,000         $ 86,372     $ 86,372     $ 86,372       $ 86,372
         $ 170,000         $ 98,372     $ 98,372     $ 98,372       $ 98,372

      As of March 31, 2002, Mr. McStravick and Mr. Fabiano had 24 years and four years, respectively, of credited service (I.E., benefit service) under the retirement plans.

      401(K) PLAN. Sound Federal Savings maintains the Sound Federal Savings and Loan Association 401(k) Savings Plan in RSI Retirement Trust which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under
Section 401(k) of the Internal Revenue Code. Employees who have attained age 21 and have completed one year of employment and have been credited with 1,000 or more hours of service during the year are eligible to participate, provided, however, that leased employees, employees paid on an hourly or contract basis, employees covered by a collective bargaining agreement and owner employees (as defined in the plan) are not eligible to participate. Eligible employees are entitled to enter the 401(k) Plan on a monthly basis.

      Under the 401(k) Plan, participants are permitted to make salary reduction contributions (in whole percentages) equal to the lesser of (i) from 1% to 10% of compensation or (ii) $10,000 for 2001 (as indexed annually). For these purposes, "compensation" includes wages, salary, fees and other amounts received for personal services prior to reduction for the participant contribution to the 401(k) plan, commissions, compensation based on profits, overtime, bonuses, wage continuation payments due to illness or disability of a short-term nature, amounts paid or reimbursed for moving expenses, and the value of any nonqualified stock option granted to the extent includable in gross income for the year granted. Compensation does not include contributions made by Sound Federal Savings to any other pension, deferred compensation, welfare or other employee benefit plan, amounts realized from the exercise of a nonqualified stock option or the sale of a qualified stock option, and other amounts which received special tax benefits. Compensation does not include compensation in excess of Internal Revenue Code Section 401(a)(17) limits (i.e., $200,000 in 2002). Prior to January 1, 1999, Sound Federal Savings matched 50% of the first 10% of salary that a participant contributes to the 401(k) Plan. Sound Federal Savings ceased matching contributions on February 1, 1999. All contributions and earnings are fully and immediately vested. A participant may withdraw salary reduction contributions, rollover contributions and matching contributions in the event the participant suffers a financial hardship. A participant may make a withdrawal from his accounts for any reason after age 59 1/2.

      The 401(k) Plan permits employees to direct the investment of his or her own accounts into various investment options including an "Employer Stock Fund." Participants are entitled to direct the trustee as to how to vote his or her allocable shares of common stock in the Employer Stock Fund.

      Plan benefits will be paid to each participant in the form of a single cash payment at normal retirement age unless earlier payment is selected. If a participant dies prior to receipt of the entire value of his or her 401(k) Plan accounts, payment will generally be made to the beneficiary in a single cash payment as soon as possible following the participant's death. Payment will be deferred if the participant had previously elected a later payment date. If the beneficiary is not the participant's spouse, payment will be made within one year of the date of death. If the spouse is the designated beneficiary, payment will be made no later than the date the participant would have attained age 70 1/2. Normal retirement age under the 401(k) Plan is age 65. Early retirement age is age 55.

      At March 31, 2002, the total market value of the assets in the 401(k) Plan was approximately $1.9 million.

      STOCK OPTION PLAN. During the year ended March 31, 2000, Sound Federal Bancorp adopted, and Sound Federal Bancorp's stockholders approved, the 1999 Stock Option Plan. Pursuant to the stock option plan, options to purchase 94,500 shares were granted to non-employee directors (including two directors emeriti) at an exercise price of $9.125 per share, the fair market value of the underlying shares on the date of the award. The term of the options is ten years from the date of grant, and the shares subject to awards will be adjusted in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in the corporate structure of Sound Federal Bancorp. The awards included an equal number of reload options, limited stock appreciation rights and dividend equivalent rights. A limited right gives the option holder the right, upon a change in control of Sound Federal Bancorp or Sound Federal Savings, to receive the excess of the market value of the shares represented by the limited rights on the date exercised over the exercise price. The limited rights are subject to the same terms and conditions as the stock options. Payment upon exercise of limited rights will be in cash, or in the event of a merger transaction, for shares of the acquiring corporation or its parent, as applicable. The dividend equivalent rights entitle the option holder to receive an amount of cash at the time that certain extraordinary dividends are declared equal to the amount of the extraordinary dividend multiplied by the number of options that the person holds. For these purposes, an extraordinary dividend is defined as any dividend where the rate of dividend exceeds Sound Federal Savings' weighted average cost of funds on interest-bearing liabilities for the current and preceding three quarters. The reload options entitle the option holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded in. Reload options may also be granted to replace option shares retained by the employer for payment of the option holder's withholding tax. The option price at which additional shares of stock can be purchased by the option holder through the exercise of a reload option is equal to the market value of the previously owned stock at the time it was surrendered. The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised.

      Set forth below is certain information concerning options outstanding to the Named Executive Officers at March 31, 2002. No options were granted to the Named Executive Officers during fiscal year 2002. No options were exercised by the Named Executive Officers during fiscal year 2002.

====================================================================================================================
                                               FISCAL YEAR-END OPTION VALUES
====================================================================================================================
                                                                                            VALUE OF UNEXERCISED
                                                                  NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                                                   OPTIONS AT YEAR-END           YEAR-END (1)
                                                                ------------------------- --------------------------
                             SHARES ACQUIRED       VALUE             EXERCISABLE/              EXERCISABLE/
           NAME               UPON EXERCISE       REALIZED         UNEXERCISABLE (#)          UNEXERCISABLE ($)
---------------------------- ---------------- ----------------- ------------------------- --------------------------

Richard P. McStravick              --                $--             27,600/18,400            $171,810/$114,540
---------------------------- ---------------- ----------------- ------------------------- --------------------------

Anthony J.  Fabiano                --                $--             24,000/16,000            $149,400/$99,600
============================ ================ ================= ========================= ==========================

(1) Based on a market value of $15.35 per share at March 31, 2002 and an exercise price of $9.125.

      RECOGNITION AND RETENTION PLAN. During the fiscal year ended March 31, 2000 Sound Federal Bancorp adopted, and Sound Federal Bancorp's stockholders approved, the 1999 Recognition and Retention Plan. Pursuant to the recognition plan, 5,268 shares of stock were awarded to each non-employee director, except for Messrs. Maynard and Telerico who did not receive awards, and 21,000 and 14,000 shares were awarded to Mr. McStravick and Mr. Fabiano, respectively.

      EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. Sound Federal Savings established an employee stock ownership plan for eligible employees, effective January 1, 1998. Employees age 21 or older who have worked at Sound Federal Savings for a period of one year and have been credited with 1,000 or more hours of service during the year are eligible to participate. The employee stock ownership plan borrowed funds from Sound Federal Bancorp and used those funds to purchase 192,129 shares of Sound Federal Bancorp common stock. The loan is collateralized by the common stock purchased by the employee stock ownership plan. Sound Federal Savings will contribute to the employee stock ownership plan sufficient funds to pay the principal and interest on the loan over ten years. The loan bears interest at a floating rate equal to the prime interest rate published in the Wall Street Journal. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.

      Shares are released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan and are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Participants in the employee stock ownership plan received credit for service prior to the effective date of the employee stock ownership plan. A participant vests in 100% of his or her account balance after 5 years of credited service. A participant who terminates employment for reasons other than death, retirement, disability or following a change in control prior to five years of credited service will forfeit the nonvested portion of his or her benefits under the employee stock ownership plan. Benefits are payable in the form of common stock and cash upon death, retirement, disability or separation from service. Alternatively, a participant may request that the benefits be paid entirely in the form of common stock. Sound Federal Bancorp recognized an expense of $246,000 to the employee stock ownership plan in fiscal year 2002 and allocated 19,213 shares of common stock to participants.

      In connection with the establishment of the employee stock ownership plan, Sound Federal Savings established a committee of non-employee directors to administer the employee stock ownership plan and appointed an independent financial institution to serve as trustee of the employee stock ownership plan. The employee stock ownership plan committee may instruct the trustee regarding investment of funds contributed to the employee stock ownership plan. The employee stock ownership plan trustee, subject to its fiduciary duty, must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of participating employees provided such action does not violate ERISA standards. Under the employee stock ownership plan, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

COMPENSATION OF DIRECTORS

      Directors of Sound Federal Bancorp receive an annual retainer of $500, except for the Chairman of the Board who receives $1,000. Directors of Sound Federal Savings receive $1,500 for each meeting attended, except for the Chairman of the Board who receives $3,000.

EXECUTIVE COMPENSATION

      The following table sets forth information as to annual and other compensation for services in all capacities for executive officers who earned more than $100,000 in salary and bonuses during the fiscal year ended March 31, 2002.

==============================================================================================================================

                                                      SUMMARY COMPENSATION TABLE
==============================================================================================================================

                                ANNUAL COMPENSATION                                         LONG-TERM
                                                                                       COMPENSATION AWARDS
------------------------- ---------- ------------ ---------- -------------- --------------- --------- --------

                                OTHER RESTRICTED
                                                                ANNUAL          STOCK       OPTIONS              ALL OTHER
        NAME AND          FISCAL       SALARY       BONUS    COMPENSATION      AWARD(S)      /SARS              COMPENSATION
   PRINCIPAL POSITION       YEAR         ($)         ($)        ($) (1)         ($)(3)       (#)(4)   PAYOUTS     ($) (2)
------------------------- ---------- ------------ ---------- -------------- --------------- --------- -------- ---------------

Richard P. McStravick       2002       171,875     12,000      18,500            --           --        --         3,800
President and Chief         2001       155,690      9,000      18,675            --           --        --         3,718
Executive Officer           2000       143,259      8,408      21,900          191,625       46,000     --         3,718

------------------------- ---------- ------------ ---------- -------------- --------------- --------- -------- ---------------

Anthony J. Fabiano          2002       124,500      9,000         --             --           --        --          --
Vice President and          2001       106,167      7,800         --             --           --        --          --
Chief Financial Officer     2000       96,250       5,741         --           127,750       40,000     --          --
========================= ========== ============ ========== ============== =============== ========= ======== ===============

(1) Represents director's fees for service on Sound Federal Bancorp's and Sound Federal Savings' Board of Directors.
(2)   Consists of the use of Sound Federal Savings' automobile.
(3) Amount reflects dollar value of award of 21,000 shares and 14,000 shares of restricted stock granted to Messrs. McStravick and Fabiano, respectively. The dollar value per share of such award on the date of grant was $9.125.
(4) On October 20, 1999, pursuant to the Sound Federal Bancorp 1999 Stock Option Plan, Sound Federal Bancorp granted these options to purchase shares of common stock of Sound Federal Bancorp at an exercise price of $9.125, the market value per share on the date of the grant.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

      Sound Federal Savings offers to directors, officers, and employees loans which are made to such persons in the ordinary course of business on substantially the same terms (other than interest rate), including collateral, as those prevailing at the time for comparable transactions with other persons, and which do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans were performing in accordance with their terms as of the date of this proxy statement. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees. The interest rate on loans to directors and officers is the same as that offered to Sound Federal Savings' other employees.

      Loans made to directors and named executives of Sound Federal Bancorp amounted to $1.5 million at May 31, 2002, with the largest amount of indebtedness during the past fiscal year amounting to $1.5 million.

      Bruno J. Gioffre, in addition to his duties as Chairman of the Board of Sound Federal Bancorp, is counsel to the law firm of Gioffre & Gioffre, Professional Corporation which represents Sound Federal Savings in mortgage loan transactions. Prior to January 1, 1999, Mr. Gioffre also acted as general counsel to Sound Federal Savings. For the year ended March 31, 2002, Sound Federal Savings paid Gioffre & Gioffre, Professional Corporation fees of

$179,000. The terms and conditions of these fees and services are substantially the same as those for similar transactions with other parties.

      James Staudt, in addition to his duties as a Director of Sound Federal Bancorp, is a partner in the law firm of McCullough, Goldberger & Staudt which also represents Sound Federal Savings in mortgage loan transactions. Effective January 1, 1999, Mr. Staudt is also general counsel to Sound Federal Bancorp. For the year ended March 31, 2002, Sound Federal Savings paid McCullough, Goldberger & Staudt fees of $62,000 and paid Mr. Staudt legal fees of $25,000 for his services as general counsel.

BENEFITS TO BE CONSIDERED FOLLOWING COMPLETION OF THE CONVERSION

      STOCK OPTION PLAN. We intend to submit a new stock option plan for stockholder approval no earlier than six months after the completion of the conversion. If approved by the stockholders, the new stock option plan would reserve 10% of the shares sold in the offering for issuance when options granted to recipients are exercised. Ten percent of the shares issued in the offering would amount to 500,089 shares, 588,340 shares, 676,591 shares or 778,074 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares, stockholders would experience dilution of approximately 5.6% in their ownership interest in Sound Federal Bancorp at the midpoint of the offering range.

      The exercise price of the options granted under the new stock option plan will be equal to the fair market value of Sound Federal Bancorp common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon a change in control of Sound Federal Savings or Sound Federal Bancorp, or upon termination of employment due to death or disability. If the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. Under Office of Thrift Supervision rules, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

      The stock option plan would be administered by a committee of non-employee members of the Sound Federal Bancorp's Board of Directors. Options granted under the stock option plan to employees may be "incentive" stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to Sound Federal Bancorp. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminated his employment or service as an employee or director, the options would terminate during certain specified periods.

      STOCK RECOGNITION AND RETENTION PLAN. We also intend to request stockholder approval of a new stock recognition and retention plan, no earlier than six months after the completion of the conversion. If approved by stockholders, the new stock recognition and retention plan would, if implemented within one year of conversion, reserve 4% of the shares sold in the offering (assuming Sound Federal Savings has a tangible capital to assets ratio in excess of 10%) or 200,036 shares, 235,336 shares, 270,636 shares or 311,229 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. We must recognize expense for shares awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 2.3% in their ownership interest in Sound Federal Bancorp at the midpoint of the offering range.

      Awards under the stock recognition and retention plan would be nontransferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon a change in control of Sound Federal Savings or Sound Federal Bancorp, or termination of employment or service due to death or disability. If the stock recognition and retention plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service were to terminate for cause (as defined), shares not already delivered would be forfeited. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

      The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense for tax purposes for Sound Federal Bancorp. If the stock recognition and retention plan is adopted within one year following the conversion, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the stock recognition and retention plan is adopted within one year following the conversion, shares not yet vested will be voted by the trustee of the stock recognition and retention plan, taking into account the best interests of the award recipients. If the stock recognition and retention plan is adopted more than one year following the conversion, dividends declared on unvested shares will be distributed to the recipient when paid and the recipient will be entitled to vote the unvested shares.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table provides the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group as of November __, 2002. The business address of each director and executive officer is 300 Mamaroneck Avenue, Mamaroneck, New York 10543.


                                       NUMBER OF SHARES OF COMMON
                                        STOCK BENEFICIALLY OWNED    PERCENT OF ALL COMMON
NAME OF BENEFICIAL OWNER                         (1) (2)             STOCK OUTSTANDING (3)
------------------------------------   --------------------------   ---------------------

Bruno J. Gioffre
Richard P. McStravick
Joseph Dinolfo
Donald H. Heithaus
Joseph A. Lanza
Eldorus Maynard
James Staudt
Samuel T. Telerico
Anthony J. Fabiano

All directors and executive
officers as a group (9 persons)

Sound Federal, MHC and all directors
and executive officers as a group

----------------------------
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) The shares of common stock in this column include _______ shares in total and by individual the following shares which may be acquired by the persons indicated pursuant to the exercise of stock options within 60 days of November __, 2002: ________________________________
(3) Calculated by dividing the number of shares by the total shares of common stock outstanding at November __, 2002 (_________ shares) plus the number of shares which each individual may acquire pursuant to the exercise of stock options within 60 days of November __, 2002.
*     Less than 1%.

                SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

      The table below sets forth, for each of Sound Federal Bancorp's directors and executive officers and for all of the directors and executive officers as a group, the following information:

      (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Sound Federal Bancorp common stock as of November __, 2002;

      (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions; and

      (3) the total amount of Sound Federal Bancorp common stock to be held upon consummation of the conversion.

      In each case, it is assumed that subscription shares are sold and the exchange ratio is calculated at the midpoint of the offering range. See "The Conversion--Limitations on Common Stock Purchases."

                                                 PROPOSED PURCHASES OF STOCK IN
                                                        THE OFFERING (1)           TOTAL COMMON STOCK TO BE HELD
                                                 ------------------------------- --------------------------------
                                 NUMBER OF                                                         PERCENTAGE OF
                              EXCHANGE SHARES      NUMBER OF                        NUMBER OF          TOTAL
 NAME OF BENEFICIAL OWNER      TO BE HELD (2)       SHARES           AMOUNT           SHARES        OUTSTANDING
---------------------------  -----------------   -------------   --------------- --------------  ----------------

Bruno J. Gioffre                                                   $
Richard P. McStravick
Joseph Dinolfo
Donald H. Heithaus
Joseph A. Lanza
Eldorus Maynard
James Staudt
Samuel T. Telerico
Anthony J. Fabiano
                                                  -------------    ------------
   Total                                                           $
                                                  =============    ============

---------------------------
*     Less than 1%.
(1)   Includes proposed subscriptions, if any, by associates.
(2) Based on information presented in "Beneficial Ownership of Common Stock," and includes options exercisable within 60 days of November ______, 2002.

                                 THE CONVERSION

      The Boards of Directors of Sound Federal Bancorp and Sound Federal, MHC have approved the plan of conversion. The plan of conversion must also be approved by the members of Sound Federal, MHC (depositors and certain borrowers of Sound Federal Savings) and the stockholders of Sound Federal Bancorp. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

GENERAL

      The respective Boards of Directors of Sound Federal, MHC and Sound Federal Bancorp adopted the plan of conversion on June 13, 2002. Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully public form. Sound Federal, MHC, the mutual holding company parent of Sound Federal Bancorp, will be merged into Sound Federal Savings, and Sound Federal, MHC will no longer exist. Pursuant to the plan, Sound Federal Bancorp, which owns 100% of Sound Federal Savings, also will be succeeded by a new Delaware corporation with the same name. As part of the conversion, shares of common stock of Sound Federal Bancorp representing the ownership interest of Sound Federal, MHC, will be offered for sale in the offering. When the conversion is completed, all of the capital stock of Sound Federal Savings will be owned by Sound Federal Bancorp. A diagram of our corporate structure before and after the conversion is set forth in the Summary of this prospectus.

      Under the plan of conversion, at the conclusion of the conversion and offering, each share of Sound Federal Bancorp common stock owned by persons other than Sound Federal, MHC will be converted automatically into the right to receive new shares of Sound Federal Bancorp common stock determined pursuant to the exchange ratio. The exchange ratio will ensure that immediately after the conversion and exchange of existing shares of Sound Federal Bancorp for new shares, the public stockholders of Sound Federal Bancorp common stock will own the same aggregate percentage of new Sound Federal Bancorp common stock that they owned immediately prior to the conversion, excluding any shares purchased in the offering.

      We intend to retain 50% of the net proceeds of the offering and to contribute the balance of the net proceeds to Sound Federal Savings. The conversion will be effected only upon completion of the sale of at least the minimum number of shares of our common stock to be offered pursuant to the plan of conversion.

      The plan of conversion provides generally that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified benefit plans, including the employee stock ownership plan, supplemental eligible account holders and other members. Subject to the prior rights of these holders of subscription rights, we will offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

      (1) First, to public stockholders of Sound Federal Bancorp common stock as of October _________, 2002; and

      (2) Second, to natural persons residing in the New York Counties of Westchester, Rockland and Putnam and the Connecticut County of Fairfield.

      We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin at the same time as the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See "--Community Offering."

      We determined the number of shares of common stock to be offered in the offering based upon an independent appraisal of the estimated pro forma market value of Sound Federal Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. The independent valuation will be updated and the final number of the shares to be issued in the offering will be determined at the completion of the offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

      The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each branch of Sound Federal Savings and at the Northeast Regional and Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See "Additional Information."

REASONS FOR THE CONVERSION

      The primary reasons for the conversion are to (i) obtain additional capital to support internal growth by increasing our lending in the communities we serve, (ii) continue our expansion within our market area and the contiguous counties, (iii) enhance stockholder returns through higher earnings and capital management strategies and (iv) facilitate acquisitions of other financial institutions as opportunities arise.

      As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. In our current mutual holding company structure, our ability to offer our common stock as consideration for a merger or acquisition has been limited. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enabling us to offer stock or cash consideration, or a combination thereof. We do not currently have any specific acquisition or expansion plans.

APPROVALS REQUIRED

      The affirmative vote of a majority of the total eligible votes of the members of Sound Federal, MHC at the special meeting of members is required to approve the plan of conversion. By their approval of the plan of conversion, the members of Sound Federal, MHC will also be deemed to approve the merger of Sound Federal, MHC into Sound Federal Savings. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Sound Federal Bancorp and a majority of the votes cast by the public stockholders of Sound Federal Bancorp common stock also are required to approve the plan of conversion. The plan of conversion also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

SHARE EXCHANGE RATIO

      Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the converted holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. The Board of Directors of Sound Federal Bancorp has determined that each publicly held share of Sound Federal Bancorp common stock will, on the effective date of the conversion, be converted automatically into and become the right to receive a number of new shares of Sound Federal Bancorp common stock. The number of new shares of common stock will be determined pursuant to the exchange ratio which ensures that the public stockholders of Sound Federal Bancorp common stock will own the same percentage of new common stock in Sound Federal Bancorp after the conversion as they held in Sound Federal Bancorp immediately prior to the conversion, exclusive of their purchase of additional shares, and the receipt of cash in lieu of fractional shares. At June 30, 2002, there were 4,778,292 shares of Sound Federal Bancorp common stock outstanding (net of treasury stock), and 1,967,782 shares were publicly held. The exchange ratio is not dependent on the market value of Sound Federal Bancorp common stock. It is calculated based on the percentage of Sound Federal Bancorp common stock held by the public, the independent appraisal of Sound Federal Bancorp prepared by FinPro, Inc. and the number of shares sold in the offering. The exchange ratio is expected to range from approximately 1.7782 exchange shares for each publicly held share of Sound Federal Bancorp at the minimum of the offering range to 2.7667 exchange shares for each publicly held share of Sound Federal Bancorp at the adjusted maximum of the offering range.

      If you are now a stockholder of Sound Federal Bancorp, your existing shares will be cancelled and exchanged for new shares of Sound Federal Bancorp. The number of shares you receive will be based on the exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we sell in the offering, which in turn will depend upon the final appraised value of Sound Federal Bancorp. The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of Sound Federal Bancorp common stock would receive in the exchange, adjusted for the number of shares sold in the offering.

                                                 NEW SHARES TO BE
                                              EXCHANGED FOR EXISTING
                    NEW SHARES TO BE SOLD    SHARES OF SOUND FEDERAL                                    NEW SHARES TO
                       IN THIS OFFERING              BANCORP             TOTAL SHARES OF                 BE RECEIVED
                     --------------------     ----------------------     COMMON STOCK TO   EXCHANGE        FOR 100
                       AMOUNT     PERCENT      AMOUNT        PERCENT     BE OUTSTANDING      RATIO     EXISTING SHARES
                     ---------    -------     --------      ---------   -----------------  ---------   ----------------

Minimum...........   5,000,890     58.8%      3,499,110       41.2%          8,500,000       1.7782          177
Midpoint..........   5,883,400     58.8%      4,116,600       41.2%        10,000,000        2.0920          209
Maximum...........   6,765,910     58.8%      4,734,090       41.2%        11,500,000        2.4058          240
 15% above Maximum   7,780,737     58.8%      5,444,263       41.2%        13,225,000        2.7667          276

      Options to purchase shares of Sound Federal Bancorp common stock also will be converted into and become options to purchase Sound Federal Bancorp common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At June 30, 2002, there were 199,738 outstanding options to purchase Sound Federal Bancorp common stock, 123,043 of which were vested.

EFFECTS OF CONVERSION ON DEPOSITORS, BORROWERS AND MEMBERS

      CONTINUITY. While the conversion is being accomplished, the normal business of Sound Federal Savings of accepting deposits and making loans will continue without interruption. Sound Federal Savings will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, Sound Federal Savings will continue to offer existing services to depositors, borrowers and other customers. The directors serving Sound Federal Bancorp at the time of the conversion will serve as directors of Sound Federal Bancorp after the conversion.

      EFFECT ON DEPOSIT ACCOUNTS. Under the plan of conversion, each depositor in Sound Federal Savings at the time of the conversion will automatically continue as a depositor after the conversion, and each of the deposit accounts will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

      EFFECT ON LOANS. No loan outstanding from Sound Federal Savings will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

      EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors are members of, and have voting rights in, Sound Federal, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Sound Federal, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in Sound Federal Savings will be vested in Sound Federal Bancorp as the sole stockholder of Sound Federal Savings. The stockholders of Sound Federal Bancorp will possess exclusive voting rights with respect to Sound Federal Bancorp common stock.

      TAX EFFECTS. Sound Federal Bancorp will receive an opinion of counsel or tax advisor with regard to federal and state income taxation to the effect that the conversion will not be taxable for federal or state income tax purposes to Sound Federal, MHC, Sound Federal Bancorp, the public stockholders of Sound Federal Bancorp, members of Sound Federal, MHC, eligible account holders, supplemental eligible account holders, or Sound Federal Savings. See "--Tax Aspects."

      EFFECT ON LIQUIDATION RIGHTS. Each depositor in Sound Federal Savings has both a deposit account in Sound Federal Savings and a pro rata ownership interest in the net worth of Sound Federal, MHC based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of Sound Federal, MHC and Sound Federal Savings. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in Sound Federal, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the deposit account but nothing for his ownership interest in the net worth of Sound Federal, MHC, which is lost to the extent that the balance in the account is reduced or closed.

      Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Sound Federal, MHC and Sound Federal Savings are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Sound Federal, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

      In the unlikely event that Sound Federal Savings were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account" to depositors as of March 31, 2001 and September 30, 2002 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Sound Federal Bancorp as the holder of Sound Federal Savings' capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See "--Liquidation Rights."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

      The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Sound Federal Savings and Sound Federal Bancorp have retained FinPro, Inc. to make this valuation. For its services in preparing the initial valuation, FinPro, Inc. will receive a fee of $16,000. This amount does not include a fee of $15,000 to be paid to FinPro, Inc. for assistance in the preparation of a business plan. Sound Federal Savings and Sound Federal Bancorp have agreed to indemnify FinPro, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where FinPro, Inc.'s liability results from its negligence or bad faith.

      The appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by FinPro, Inc. to account for differences between Sound Federal Bancorp and the peer group. FinPro, Inc. placed the greatest emphasis on the price-to-tangible book and price-to-earnings approaches in estimating pro forma market value.

      The independent valuation was prepared by FinPro, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements. FinPro, Inc. also considered the following factors, among others:

      o the present and projected operating results and financial condition of Sound Federal Bancorp;

      o the economic and demographic conditions in Sound Federal Bancorp's existing market area;

      o certain historical, financial and other information relating to Sound Federal Bancorp;

      o a comparative evaluation of the operating and financial characteristics of Sound Federal Bancorp with those of other similarly situated publicly traded savings institutions located in New York and other regions of the United States;

      o     the aggregate size of the offering of the common stock;

      o the impact of the conversion on Sound Federal Bancorp's stockholders' equity and earnings potential;

      o     the proposed dividend policy of Sound Federal Bancorp; and

      o the trading market for securities of comparable institutions and general conditions in the market for such securities.

      Included in FinPro, Inc.'s report were certain assumptions as to the pro forma earnings of Sound Federal Bancorp after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net conversion proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 purchase price. See "Pro Forma Data" for additional information concerning theses assumptions. The use of different assumptions may yield different results.

      The independent valuation states that as of September 10, 2002, the estimated pro forma market value, or valuation range, of Sound Federal Bancorp ranged from a minimum of $85.0 million to a maximum of $115.0 million, with a midpoint of $100.0 million. The Board of Directors decided to offer the shares for a price of $10.00 per share. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Sound Federal Bancorp common stock owned by Sound Federal, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Sound Federal Bancorp common stock owned by Sound Federal, MHC and the $10.00 price per share, the minimum of the offering range will be 5,000,890 shares, the midpoint of the offering range will be 5,883,400 shares and the maximum of the offering range will be 6,765,910 shares.

      The Board of Directors reviewed the independent valuation and, in particular, considered the following:

      o Sound Federal Bancorp's financial condition and results of operations;

      o comparison of financial performance ratios of Sound Federal Bancorp to those of other financial institutions of similar size;

      o stock market conditions generally and in particular for financial institutions; and

      o the historical trading price of the publicly held shares of Sound Federal Bancorp common stock.

      All of these factors are set forth in the independent valuation. The Board also reviewed the methodology and the assumptions used by FinPro, Inc. in preparing the independent valuation and the Board believes that such assumptions are reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Sound Federal Bancorp or Sound Federal Savings or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Sound Federal Bancorp to less than $85.0 million or more than $132.3 million, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

      THE INDEPENDENT VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING OUR COMMON STOCK. FINPRO, INC. DID NOT INDEPENDENTLY VERIFY OUR CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION THAT WE PROVIDED TO THEM, NOR DID FINPRO, INC. INDEPENDENTLY VALUE OUR ASSETS OR LIABILITIES. THE INDEPENDENT VALUATION CONSIDERS SOUND FEDERAL SAVINGS AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF SOUND FEDERAL SAVINGS. MOREOVER, BECAUSE THE VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH MAY CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING OUR COMMON STOCK IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL THEIR SHARES AT PRICES AT OR ABOVE THE $10.00 PRICE.

      Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $132.3 million, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 7,780,737 shares, to reflect changes in the market and financial conditions, without resoliciting subscribers. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

      If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $132.3 million and a corresponding increase in the offering range to more than 7,780,737 shares, or a decrease in the minimum of the valuation range to less than $85.0 million and a corresponding decrease in the offering range to fewer than 5,000,890 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion, cancel withdrawal authorizations and return by check all funds received promptly with interest at Sound Federal Savings' passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion. In the event that a resolicitation is commenced, unless we receive an affirmative response within a reasonable period of time, we will return all funds promptly to investors as described above. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

      An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Sound Federal Bancorp's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and Sound Federal Bancorp's pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see "Pro Forma Data."

      Copies of the appraisal report of FinPro, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of Sound Federal Savings and as specified under "Additional Information."

EXCHANGE OF STOCK CERTIFICATES

      The conversion of existing outstanding shares of Sound Federal Bancorp common stock into the right to receive new shares of Sound Federal Bancorp common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, we or a bank or trust company designated by us in the capacity of exchange agent, will send a transmittal form to each public stockholder of Sound Federal Bancorp who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange old shares of Sound Federal Bancorp common stock for new shares of Sound Federal Bancorp common stock. We expect that stock certificates for new shares of Sound Federal Bancorp common stock will be distributed within five business days after we receive properly executed transmittal forms and other required documents. Shares held by public stockholders in street name will be exchanged automatically upon the effective date; no transmittal forms will be mailed relating to these shares.

      New shares of Sound Federal Bancorp issued in exchange for existing shares are considered acquired in an initial public offering. Accordingly, such new shares offering cannot be owned on margin for 30 days after the offering. If a shareholder currently owns our stock on margin, the shares would have to be moved to a cash account prior to exchanging the old stock certificates for new stock certificates.

      No fractional shares of Sound Federal Bancorp common stock will be issued to any public stockholder of Sound Federal Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to stockholders who hold certificates, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled to by $10.00. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered Sound Federal Bancorp stock certificates. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares.

      YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED TRANSMITTAL FORMS, WHICH WILL INCLUDE FORWARDING INSTRUCTIONS.

      Until your existing certificates representing Sound Federal Bancorp common stock are surrendered for exchange after the conversion in compliance with the terms of the transmittal form, you will not receive new shares of Sound Federal Bancorp common stock and you will not be paid dividends on the new Sound Federal Bancorp common stock. When you surrender your certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of Sound Federal Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of new shares of Sound Federal Bancorp common stock into which those shares have been converted by virtue of the conversion.

      All new shares of Sound Federal Bancorp common stock that we issue to you in exchange for existing shares of Sound Federal Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion which may have been declared by us on or prior to the effective date and which remain unpaid at the effective date.

      If a certificate for Sound Federal Bancorp common stock has been lost, stolen or destroyed, the exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the shareholder's expense.

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

      In accordance with the plan of conversion, rights to subscribe for the purchase of common stock in the subscription offering have been granted under the plan of conversion in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under "--Limitations on Common Stock Purchases."

      PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Sound Federal Savings depositor with aggregate deposit account balances, including demand deposit accounts, of $50 or more (a "Qualifying Deposit") on March 31, 2001 ("Eligible Account Holders") will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

      To ensure proper allocation of stock, each Eligible Account Holder must list on his stock order form all deposit accounts in which he has an ownership interest on March 31, 2001. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Sound Federal Bancorp or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2001.

      PRIORITY 2: TAX-QUALIFIED PLANS. Our tax-qualified employee stock benefit plans will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the common stock sold in the offering (although we anticipate our employee stock ownership plan will purchase 8% of the common stock sold in the offering).

      PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Sound Federal Savings depositor with a Qualifying Deposit on September 30, 2002 who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

      To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his stock order form all deposit accounts in which he has an ownership interest at September 30, 2002. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed.

      PRIORITY 4: OTHER MEMBERS. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each member of Sound Federal, MHC (depositor of Sound Federal Savings or borrower of Sound Federal Savings as of October 8, 1998 whose borrowings remain outstanding as of _________, 2002) on the voting record date of October _________, 2002 who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.

      EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING.

      The Subscription Offering will expire at 12:00 noon, New York Time, on December ____, 2002, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. We may decide to extend the subscription offering and/or the community offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

      We will not execute orders until at least the minimum number of shares of common stock have been subscribed for or otherwise sold. If at least 5,000,890 shares have not been subscribed for or sold within 45 days after the expiration date, unless the period is extended with the consent of the Office of Thrift Supervision, all funds delivered to us pursuant to the offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the expiration date is granted, we will notify subscribers of the extension of time and of the rights of subscribers to modify or rescind their subscriptions. Extensions may not go beyond December __, 2004 which is two years after the special meeting of members of Sound Federal, MHC to approve the conversion.

COMMUNITY OFFERING

      To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with the following preferences:

      (1) First, to public stockholders of Sound Federal Bancorp common stock as of October _________, 2002; and

      (2) Second, to natural persons residing in the New York Counties of Westchester, Rockland and Putnam and the Connecticut County of Fairfield.

      Subscribers in the community offering may purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." The minimum purchase is 25 shares. THE OPPORTUNITY TO PURCHASE SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

      If we do not have sufficient shares available to fill the orders of public stockholders of Sound Federal Bancorp as of October _________, 2002, we will allocate the remaining available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by each such person. Thereafter, unallocated shares will be allocated among public stockholders whose orders remain unsatisfied based on the size of the unfilled order of each public stockholder of Sound Federal Bancorp relative to the size of the aggregate unfilled orders of other public stockholders. If oversubscription occurs due to the orders of natural persons residing in the New York counties of Westchester, Rockland and Putnam and the Connecticut County of Fairfield, the allocation procedures described above will apply to the stock orders of such persons. If oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.

      The term "residing" or "resident" as used in this prospectus means any person who occupies a dwelling within the New York counties of Westchester, Rockland and Putnam and the Connecticut County of Fairfield, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within Sound Federal Savings' community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

      The community offering may begin with or during the subscription offering and is expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. Sound Federal Bancorp may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension. If 5,000,890 shares have not been subscribed for or sold within 45 days after the expiration date, unless this period is extended with the consent of the Office of Thrift Supervision, all funds delivered to us will be returned promptly to the purchasers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the expiration date is granted, we will notify purchasers of the extension of time and of the rights of purchasers to modify or rescind their orders. These extensions may not go beyond December __, 2004, which is two years after the special meeting of members of Sound Federal, MHC to approve the conversion.

      We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

SYNDICATED COMMUNITY OFFERING

      If feasible, our Board of Directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 50,000 shares of common stock, subject to the overall maximum purchase limitations. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

      If for any reason we cannot effect a syndicated community offering of shares not sold in the subscription and community offerings, or in the event that there is an insignificant number of unsold shares remaining after the subscription and community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

LIMITATIONS ON COMMON STOCK PURCHASES

      The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased during the conversion:

      (1) No person may purchase fewer than 25 shares of common stock or more than 50,000 shares;

      (2) Our tax-qualified employee stock benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%. We expect our employee stock ownership plan to subscribe for 8% of the shares sold in the offering;

      (3) Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 50,000 shares in all categories of the offering combined;

      (4) Current stockholders of Sound Federal Bancorp are subject to an ownership limitation. As previously described, current stockholders of Sound Federal Bancorp will receive new shares of Sound Federal Bancorp common stock in exchange for their existing shares of Sound Federal Bancorp common stock. The number of shares that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his associates will receive in exchange for existing Sound Federal Bancorp common stock, may not exceed 2% of the shares issued in the conversion, or 230,000 shares at the maximum of the offering range; and

      (5) The maximum number of shares of common stock that may be purchased in all categories of the offering by officers and directors of Sound Federal Savings and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion.

      Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Sound Federal, MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares, in our sole discretion, may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions. Our Board of Directors may, in its sole discretion, increase the maximum purchase limitations up to 9.99% of the shares issued in the conversion, provided that orders for shares exceeding 5% of the shares being issued shall not exceed, in the aggregate, 10% of the total issued.

      In the event of an increase in the total number of shares offered in the offering, due to an increase in the offering range of up to 15%, shares will be allocated in the following order of priority in accordance with the plan of conversion:

      (1) to fill the employee stock ownership plan's subscription for 8% of the total number of shares sold;

      (2) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

      (3) to fill unfulfilled subscriptions in the community offering, with preference given first to Sound Federal Bancorp public stockholders as of October ___, 2002, and then to natural persons residing in the New York Counties of Westchester, Rockland and Putnam and the Connecticut County of Fairfield.

      The term "associate" of a person means:

      (1) any corporation or organization, other than Sound Federal Bancorp, Sound Federal Savings or a majority-owned subsidiary of Sound Federal Savings, of which the person is an officer, partner or 10% stockholder;(1)

      (2) any trust or other estate in which the person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as director or in a similar fiduciary capacity; and

      (3) any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director or officer of Sound Federal Bancorp or Sound Federal Savings.

      The term "acting in concert" means:

      (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

      (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

      A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

      Our directors are not treated as associates of each other solely because of their membership on our Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. For a further discussion of limitations on purchases of our stock at the time of conversion and thereafter, see "Certain Restrictions on Purchase or Transfer of Our Shares after Conversion" and "Restrictions on Acquisition of Sound Federal Bancorp."

PLAN OF DISTRIBUTION; SELLING AGENT COMPENSATION

      Offering materials have been distributed by mail to those with subscription rights at the last known address on our records as of the eligibility dates of the offering. Subscription rights expire whether or not eligible subscribers can be located.

      To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Keefe, Bruyette & Woods, Inc. will assist us in the offering by:

      (1) providing its employees to assist in staffing the Stock Information Center to assist our customers and internal stock purchasers and to assist in records management for orders of shares of common stock;

      (2) targeting our sales efforts, including assisting in the preparation of marketing materials;

      (3)   soliciting orders for common stock; and

      (4) assisting in soliciting proxies of our members and current stockholders.

      For these services, Keefe, Bruyette & Woods, Inc., will receive a management fee of $50,000 and a marketing fee equal to 1.35% of the dollar amount of common stock sold in the subscription and community offerings other than shares purchased by officers, directors and employees or their immediate families and any common stock purchased by our tax-qualified and non-qualified employee benefit plans, for which no fee need be paid. The marketing fee will be reduced by the $50,000 management fee, assuming the offering is completed successfully. In the event that Keefe, Bruyette & Woods, Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee not to exceed 5.5% of the dollar amount of total shares sold in the syndicated community offering. From this fee, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers who assist in the syndicated community offering an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar marketing environment. Keefe, Bruyette & Woods, Inc. will also be reimbursed for allocable expenses in an amount not to exceed $15,000, and for attorney's fees and expenses in an amount not to exceed $35,000.

      We have made an advance payment to Keefe, Bruyette & Woods, Inc. in the amount of $12,500. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

      Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Sound Federal Savings may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Sound Federal Savings' main offices apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

PROCEDURE FOR PURCHASING SHARES

      EXPIRATION DATE. The offering will terminate at 12:00 noon, New York Time, on December ____, 2002, unless we extend it, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the offering beyond 45 days after the expiration date of the offering would require the Office of Thrift Supervision's approval, and potential purchasers would be given the right to increase, decrease or rescind their orders for common stock. If we have not sold the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all orders for common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, purchasers will be given an opportunity to increase, decrease or rescind their orders.

      To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a special escrow account at Sound Federal Savings.

      We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any withdrawal orders and return all funds submitted, plus interest at Sound Federal Savings' current passbook savings rate from the date of receipt.

      USE OF ORDER FORMS. In order to purchase shares of the common stock in the subscription offering and community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received prior to 12:00 noon, New York Time on December ____, 2002. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our stock information center, or by overnight delivery to the indicated address on the back of the order form. Order forms may be delivered in person to Sound Federal Savings branches. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

      By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by Sound Federal Savings or the Federal Government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

      PAYMENT FOR SHARES. Payment for all shares will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

      (1) personal check, bank check or bank draft, made payable to Sound Federal Bancorp; or

      (2) authorization of withdrawal from Sound Federal Savings deposit accounts (except checking accounts) designated on the stock order form.

      Appropriate means for designating withdrawals from deposit accounts at Sound Federal Savings are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated escrow account at Sound Federal Savings and interest will be paid at the current passbook savings rate from the date payment is received until the offering is completed or terminated. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

      If you are interested in using your individual retirement account funds to purchase common stock, you must do so through a self-directed individual retirement account. Sound Federal Savings, by law, cannot maintain self-directed individual retirement accounts. Therefore, if you wish to use your funds that are currently in a Sound Federal Savings individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase common stock should contact the stock information center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

      Sound Federal Bancorp shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made under wire transfer.

      If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Sound Federal Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

      Regulations prohibit Sound Federal Savings from lending funds or extending credit to any persons to purchase common stock in the offering.

      DELIVERY OF STOCK CERTIFICATES. Certificates representing common stock issued in the offering and Sound Federal Savings checks representing any applicable refund and/or interest paid on subscriptions made by check, money order or bank draft will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. UNTIL CERTIFICATES FOR THE COMMON STOCK ARE AVAILABLE AND DELIVERED TO PURCHASERS, PURCHASERS MAY NOT BE ABLE TO SELL THE SHARES OF STOCK WHICH THEY ORDERED, EVEN THOUGH THE COMMON STOCK WILL HAVE BEGUN TRADING.

      OTHER RESTRICTIONS. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

      OFFICE OF THRIFT SUPERVISION CONVERSION REGULATIONS PROHIBIT ANY PERSON WITH SUBSCRIPTION RIGHTS, INCLUDING THE ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS, FROM TRANSFERRING OR ENTERING INTO ANY AGREEMENT OR UNDERSTANDING TO TRANSFER THE LEGAL OR BENEFICIAL OWNERSHIP OF THE SUBSCRIPTION RIGHTS ISSUED UNDER THE PLAN OF CONVERSION OR THE SHARES OF COMMON STOCK TO BE ISSUED UPON THEIR EXERCISE. THESE RIGHTS MAY BE EXERCISED ONLY BY THE PERSON TO WHOM THEY ARE GRANTED AND ONLY FOR HIS OR HER ACCOUNT. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT HE OR SHE IS PURCHASING SHARES SOLELY FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE REGULATIONS ALSO PROHIBIT ANY PERSON FROM OFFERING OR MAKING AN ANNOUNCEMENT OF AN OFFER OR INTENT TO MAKE AN OFFER TO PURCHASE SUBSCRIPTION RIGHTS OR SHARES OF COMMON STOCK TO BE ISSUED UPON THEIR EXERCISE PRIOR TO COMPLETION OF THE OFFERING.

      WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS, AND WE WILL NOT HONOR ORDERS THAT WE BELIEVE INVOLVE THE TRANSFER OF SUBSCRIPTION RIGHTS.

STOCK INFORMATION CENTER

      If you have any questions regarding the offering, please call the stock information center at (___) ___-____, between 8:30 a.m. and 3:00 p.m. Monday through Wednesday and Friday and between 8:30 a.m. and 6:00 p.m. on Thursday, New York Time.

LIQUIDATION RIGHTS

      In the unlikely event of a complete liquidation of Sound Federal Bancorp prior to the conversion, all claims of creditors of Sound Federal Bancorp, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of Sound Federal Bancorp remaining, these assets would be distributed to stockholders, including Sound Federal, MHC. In the unlikely event that Sound Federal, MHC and Sound Federal Bancorp liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of Sound Federal, MHC remaining, members of Sound Federal, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Sound Federal Savings immediately prior to liquidation. In the unlikely event that Sound Federal Savings were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to Sound Federal Bancorp as the holder of Sound Federal Savings capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

      The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion) in an amount equal to the greater of:

      (1) Sound Federal, MHC's ownership interest in the retained earnings of Sound Federal Bancorp as of the date of its latest balance sheet contained in this prospectus; or

      (2) the retained earnings of Sound Federal Savings at the time that Sound Federal Savings reorganized into Sound Federal, MHC in 1998.

      The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Sound Federal Savings after the conversion with an interest in the unlikely event of the complete liquidation of Sound Federal Savings after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Sound Federal Savings, would be entitled, on a complete liquidation of Sound Federal Savings after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Sound Federal Bancorp. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Sound Federal Savings on March 31, 2001 or September 30, 2002. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2001 or September 30, 2002 bears to the balance of all deposit accounts in Sound Federal Savings on such dates.

      If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2001 or September 30, 2002 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Sound Federal Bancorp as the sole stockholder of Sound Federal Savings.

TAX ASPECTS

      Consummation of the conversion is expressly conditioned upon the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that indicates that the conversion will not be a taxable transaction to Sound Federal, MHC, Sound Federal Bancorp, Sound Federal Savings, Eligible Account Holders, Supplemental Eligible Account Holders, and other members of Sound Federal, MHC. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Sound Federal Bancorp or Sound Federal Savings would prevail in a judicial proceeding.

      Sound Federal, MHC and Sound Federal Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion which includes the following:

      1. The conversion of Sound Federal Bancorp to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code and the merger of Sound Federal Bancorp with and into Sound Federal Savings qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

      2. None of Sound Federal Bancorp, Sound Federal Savings, nor the shareholders of Sound Federal Bancorp will recognize any gain or loss upon the transfer of assets and liabilities of Sound Federal Bancorp to Sound Federal Savings in exchange for shares of common stock of Sound Federal Savings which will be constructively distributed to Sound Federal Bancorp's shareholders.

      3. The basis of the assets of Sound Federal Bancorp and the holding period of such assets to be received by Sound Federal Savings will be the same as the basis and holding period in such assets in the hands of Sound Federal Bancorp immediately before the exchange.

      4. The conversion of Sound Federal, MHC, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code and the merger of Sound Federal, MHC with and into Sound Federal Savings qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

      5. The exchange of Eligible Account Holders' and Supplemental Account Holders' interests in Sound Federal, MHC for interests in a liquidation account established in Sound Federal Savings will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

      6. None of Sound Federal, MHC, Sound Federal Savings nor eligible account holders, supplemental eligible account holders or other members will recognize any gain or loss on the transfer of the assets and liabilities of Sound Federal, MHC to Sound Federal Savings in exchange for an interest in a liquidation account established in Sound Federal Savings that is constructively distributed to eligible account holders and supplemental eligible account holders who remain depositors of Sound Federal Savings.

      7. Current stockholders of Sound Federal Bancorp will not recognize any gain or loss upon their constructive exchange of Sound Federal Bancorp common stock for shares of Sound Federal Savings which will in turn be exchanged for new shares of Sound Federal Bancorp common stock.

      8. Each stockholder's aggregate basis in new shares of Sound Federal Bancorp common stock (including fractional share interests) received in the conversion will be the same as the aggregate basis of Sound Federal Bancorp common stock surrendered in exchange therefor.

      9. Each stockholder's holding period in his or her Sound Federal Bancorp common stock received in the exchange will include the period during which Sound Federal Bancorp common stock surrendered was held, provided that the Sound Federal Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

      10. Cash received by any current stockholder of Sound Federal Bancorp in lieu of a fractional share interest in new shares of Sound Federal Bancorp common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of new Sound Federal Bancorp common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a shareholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the shareholder as a capital asset, the gain or loss will be capital gain or loss.

      11. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon distribution to them of nontransferable subscription rights to purchase shares of Sound Federal Bancorp common stock and such persons will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

      12. It is more likely than not that the basis of the Sound Federal Bancorp common stock purchased in the offering will be its purchase price. The holding period of the Sound Federal Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

      13. No gain or loss will be recognized by Sound Federal Bancorp on the receipt of money in exchange for Sound Federal Bancorp common stock sold in the offering.

      The tax opinions as to 11 and 12 above are based on the position that nontransferable subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that the subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. However, the issue of whether or not the subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, an opinion of Luse Gorman Pomerenk & Schick, P.C., is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein.

      The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Sound Federal Bancorp's registration statement. An opinion regarding the New York state income tax consequences consistent with the federal tax opinion has been issued by KPMG LLP, tax advisors to Sound Federal, MHC and Sound Federal Bancorp.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF OUR SHARES AFTER CONVERSION

      All shares purchased in the offering by a director or an executive officer of Sound Federal Savings generally may not be sold for a period of one year following the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Sound Federal Savings also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

      Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

      Office of Thrift Supervision regulations prohibit Sound Federal Bancorp from repurchasing its common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

      GENERAL. As a result of the conversion, our existing Sound Federal Bancorp stockholders will become stockholders of Sound Federal Bancorp, a Delaware corporation. There are certain differences in stockholder rights arising from distinctions between Sound Federal Bancorp's federal stock charter and bylaws and Sound Federal Bancorp's Delaware certificate of incorporation and bylaws, and from distinctions between laws applicable to Delaware and federally chartered corporations.

      This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the certificate of incorporation and bylaws of Sound Federal Bancorp and the Delaware General Corporation Law. See "Additional Information" for procedures for obtaining a copy of Sound Federal Bancorp's certificate of incorporation and bylaws.

      AUTHORIZED CAPITAL STOCK. Our authorized capital stock currently consists of 20,000,000 shares of common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock. After the conversion, our authorized capital stock as a Delaware corporation will consist of 24,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. We authorized more capital stock than that which will be issued in the conversion in order to provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. However, these additional authorized shares may also be used by our Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Sound Federal Bancorp. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares through our stock benefit plans.

      ISSUANCE OF CAPITAL STOCK. Pursuant to applicable laws and regulations, Sound Federal, MHC is required to own not less than a majority of the outstanding Sound Federal Bancorp common stock. There will be no such restriction applicable to Sound Federal Bancorp following consummation of the conversion.

      Sound Federal Bancorp's Delaware certificate of incorporation does not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Sound Federal Bancorp's federal stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders' meeting. Thus, stock related compensation plans, such as stock option plans and recognition and retention plans, may be adopted by Sound Federal Bancorp without stockholder approval and shares of Sound Federal Bancorp capital stock may be issued directly to directors or officers without stockholder approval. The bylaws of the National Association of Securities Dealers, Inc., however, generally require corporations with securities that are quoted on the Nasdaq National Market System to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

      VOTING RIGHTS. Neither Sound Federal Bancorp's federal stock charter or bylaws nor Sound Federal Bancorp's Delaware certificate of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see "--Limitations on Voting Rights of Greater-than-10% Stockholders" below.

      PAYMENT OF DIVIDENDS. The ability of Sound Federal Bancorp to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax considerations related to savings banks such as Sound Federal Savings. See "Supervision and Regulation--Federal Banking Regulation--Capital Distributions." Although Sound Federal Bancorp is not subject to these restrictions as a Delaware corporation, such restrictions will indirectly affect Sound Federal Bancorp because dividends from Sound Federal Savings will be a primary source of funds of Sound Federal Bancorp for the payment of dividends to stockholders of Sound Federal Bancorp.

      Certain restrictions generally imposed on Delaware corporations may also have an impact on Sound Federal Bancorp's ability to pay dividends. Delaware law generally provides that Sound Federal Bancorp is limited to paying dividends in an amount equal to the excess of its net assets (total assets minus total liabilities) over its statutory capital or, if no such excess exists, equal to its net profits for the current year and/or the immediately preceding fiscal year.

      BOARD OF DIRECTORS. Sound Federal Bancorp's federal stock charter and bylaws and Sound Federal Bancorp's Delaware certificate of incorporation and bylaws each require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

      Under Sound Federal Bancorp's federal bylaws, any vacancies on the Board of Directors of Sound Federal Bancorp may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the directors of Sound Federal Bancorp to fill vacancies may only serve until the next annual meeting of stockholders. Under Sound Federal Bancorp's Delaware certificate of incorporation, any vacancy occurring in the Board of Directors of Sound Federal Bancorp, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

      Under Sound Federal Bancorp's federal bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. Sound Federal Bancorp's Delaware certificate of incorporation provides that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of Sound Federal Bancorp.

      LIMITATIONS ON LIABILITY. The federal stock charter and bylaws of Sound Federal Bancorp do not limit the personal liability of directors.

      Sound Federal Bancorp's Delaware certificate of incorporation provides that the directors of Sound Federal Bancorp will not be personally liable for monetary damages to Sound Federal Bancorp for certain actions as directors, except for actions or omissions not in good faith or that involve intentional misconduct or a knowing violation of law by the director, the authorization of illegal distributions or receipt of an improper personal benefit from their positions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited Sound Federal Bancorp.

      INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. Sound Federal Bancorp's federal stock charter and bylaws do not contain any provision relating to indemnification of directors and officers of Sound Federal Bancorp Under current Office of Thrift Supervision regulations, however, Sound Federal Bancorp shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Sound Federal Bancorp or its stockholders. Sound Federal Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Sound Federal Bancorp is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects to such payment.

      The officers, directors, agents and employees of Sound Federal Bancorp are indemnified with respect to certain actions pursuant to Sound Federal Bancorp's Delaware certificate of incorporation, which complies with Delaware law regarding indemnification. Delaware law allows Sound Federal Bancorp to indemnify the aforementioned persons for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director or officer of Sound Federal Bancorp. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

      SPECIAL MEETINGS OF STOCKHOLDERS. Sound Federal Bancorp's federal bylaws provide that special meetings of Sound Federal Bancorp's stockholders may be called by the Chairman, the President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of Sound Federal Bancorp entitled to vote at the meeting. Sound Federal Bancorp's Delaware certificate of incorporation provides that special meetings of the stockholders of Sound Federal Bancorp may be called only by a majority vote of the total authorized directors.

      STOCKHOLDER NOMINATIONS AND PROPOSALS. Sound Federal Bancorp's federal bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Sound Federal Bancorp at least five days before the date of any such meeting.

      Sound Federal Bancorp's Delaware bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Sound Federal Bancorp 90 days prior to the anniversary date of the mailing of proxy materials by Sound Federal Bancorp in connection with the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, stockholders must submit such written notice no later than the tenth day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of Sound Federal Bancorp and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

      STOCKHOLDER ACTION WITHOUT A MEETING. The federal bylaws of Sound Federal Bancorp provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. Sound Federal Bancorp's Delaware certificate of incorporation specifically denies the authority of stockholders to act without a meeting.

      STOCKHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS. A federal regulation, which is applicable to Sound Federal Bancorp, provides that stockholders may inspect and copy specified books and records of a federally chartered savings institution after proper written notice for a proper purpose. Delaware law similarly provides that a stockholder may inspect books and records upon written demand stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

      LIMITATIONS ON VOTING RIGHTS OF GREATER-THAN-10% STOCKHOLDERS. Sound Federal Bancorp's Delaware certificate of incorporation provides that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit.

      MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. A federal regulation requires the approval of two-thirds of the Board of Directors of Sound Federal Bancorp and the holders of two-thirds of the outstanding stock of Sound Federal Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of Sound Federal Bancorp's assets. Such regulation permits Sound Federal Bancorp to merge with another corporation without obtaining the approval of its stockholders if:

      (1)   it does not involve an interim savings institution;

      (2)   Sound Federal Bancorp's federal stock charter is not changed;

      (3) each share of Sound Federal Bancorp's stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of Sound Federal Bancorp after such effective date; and

      (4)   either:

            (a) no shares of voting stock of Sound Federal Bancorp and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

            (b) the authorized unissued shares or the treasury shares of voting stock of Sound Federal Bancorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Sound Federal Bancorp outstanding immediately prior to the effective date of the transaction.

      Sound Federal Bancorp's Delaware certificate of incorporation requires the approval of the holders of at least 80% of Sound Federal Bancorp's outstanding shares of voting stock to approve certain "Business Combinations" involving an "Interested Stockholder" except where (i) the proposed transaction has been approved by two-thirds of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and who were directors prior to the time when the Interested Stockholder became an Interested Stockholder, or (ii) certain "fair price" provisions are complied with. The term "Interested Stockholder" includes any individual, corporation, partnership or other entity, other than Sound Federal Bancorp or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Sound Federal Bancorp or an affiliate of such person or entity. This provision of the certificate of incorporation applies to any "Business Combination," which is defined to include, among other things:

      (1) any merger or consolidation of Sound Federal Bancorp with or into any Interested Stockholder;

      (2) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Sound Federal Bancorp and its subsidiaries to an Interested Stockholder;

      (3) the issuance or transfer of any securities of Sound Federal Bancorp or a subsidiary of Sound Federal Bancorp to an Interested Stockholder having a value exceeding 25% of the combined fair market value of the outstanding securities of Sound Federal Bancorp;

      (4) the adoption of any plan or proposal for the liquidation or dissolution of Sound Federal Bancorp proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder; or

      (5) any reclassification of securities, any recapitalization, or any merger with a subsidiary or other transaction that has the effect of increasing an Interested Stockholder's proportional share of any class of securities of Sound Federal Bancorp.

      Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of Sound Federal Bancorp and any other affected class of stock. One exception under Delaware law to the majority approval requirement applies to stockholders owning 15% or more of the common stock of a corporation for a period of less than three years. Such 15% stockholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 15% stockholder, or satisfy other requirements under Delaware law relating to board of director approval of his or her acquisition of the shares of Sound Federal Bancorp The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

      Sound Federal Bancorp's Delaware certificate of incorporation provides that the Sound Federal Bancorp's Board of Directors may consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by Sound Federal Bancorp.

      DISSENTERS' RIGHTS OF APPRAISAL. Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered savings institution that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. However, if the federally chartered savings institution's stock is listed on a national securities exchange or quoted on the Nasdaq Stock Market, stockholders are not entitled to dissenters' rights in connection with a merger if the stockholders are required to accept cash or shares of stock which will be listed on a national securities exchange or quoted on the Nasdaq Stock Market, or any combination thereof.

      Under Delaware law, except for cash merger transactions, shareholders of Sound Federal Bancorp generally will not have dissenters' appraisal rights in connection with a plan of merger or consolidation to which Sound Federal Bancorp is a party because the common stock is expected to be listed on the Nasdaq National Market.

      AMENDMENT OF GOVERNING INSTRUMENTS. No amendment of Sound Federal Bancorp's federal stock charter may be made unless it is first proposed by the Board of Directors of Sound Federal Bancorp, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Sound Federal Bancorp's Delaware certificate of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Sound Federal Bancorp common stock, except that the provisions of the certificate of incorporation governing the calling of meetings of stockholders and the prohibition of action by written consent of stockholders, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the Board of Directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, and the manner of amending the certificate of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of Sound Federal Bancorp.

      The federal bylaws of Sound Federal Bancorp may be amended by a majority vote of the full Board of Directors of Sound Federal Bancorp or by a majority vote of the votes cast by the stockholders of Sound Federal Bancorp at any legal meeting. Sound Federal Bancorp's Delaware bylaws may only be amended by a majority vote of the Board of Directors of Sound Federal Bancorp or by the holders of at least 80% of the outstanding stock of Sound Federal Bancorp.

      RESIDENCY REQUIREMENT FOR DIRECTORS. Sound Federal Bancorp's Delaware bylaws provide that only persons who reside or work in a county in which Sound Federal Savings maintains an office or in a county contiguous to a county in which Sound Federal Savings maintains an office will be qualified to be appointed or elected to the Board of Directors of Sound Federal Bancorp. Sound Federal Bancorp's federal bylaws have no similar provision.

      PURPOSE AND ANTI-TAKEOVER EFFECTS OF SOUND FEDERAL BANCORP'S DELAWARE CERTIFICATE OF INCORPORATION AND BYLAWS. Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions will also assist us in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. Our Board of Directors believes these provisions are in the best interests of Sound Federal Bancorp and its stockholders. Our Board of Directors believes that it will be in the best position to determine the true value of Sound Federal Bancorp and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our Board of Directors believes that it is in the best interests of Sound Federal Bancorp and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors of Sound Federal Bancorp and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Sound Federal Bancorp and that is in the best interests of all stockholders.

      Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Sound Federal Bancorp for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Sound Federal Bancorp's assets.

      Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

      Despite our belief as to the benefits to stockholders of these provisions of Sound Federal Bancorp's Delaware certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of Directors and management. Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

      Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover charter provisions or other devices regarding the acquisition of our equity securities that would be permitted for a Delaware business corporation.

      The cumulative effect of the restriction on acquisition of Sound Federal Bancorp contained in the Delaware certificate of incorporation and bylaws of Sound Federal Bancorp and in Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Sound Federal Bancorp may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

              RESTRICTIONS ON ACQUISITION OF SOUND FEDERAL BANCORP

      The following discussion is a summary of certain provisions of federal law and regulations relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations.

CONVERSION REGULATIONS

      Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to an bank or its holding company, or an underwriter or member of a selling group acting on the converting institution's or its holding company's behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

CHANGE OF CONTROL REGULATIONS

      Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision.

      Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank's voting stock, if the acquiror is also subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank's stock who do not intend to participate in or seek to exercise control over a savings bank's management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

      The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

      (1) the acquisition would result in a monopoly or substantially lessen competition;

      (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

      (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

              DESCRIPTION OF CAPITAL STOCK OF SOUND FEDERAL BANCORP
                            FOLLOWING THE CONVERSION

GENERAL

      At the effective date, Sound Federal Bancorp will be authorized to issue 24,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock. Sound Federal Bancorp currently expects to issue in the offering up to 6,765,910 shares of common stock, subject to adjustment, and up to 4,734,090 shares, subject to adjustment, in exchange for the publicly held shares of Sound Federal Bancorp. Sound Federal Bancorp will not issue shares of preferred stock in the conversion. Each share of Sound Federal Bancorp common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the common stock will be duly authorized, fully paid and nonassessable.

      The common stock of Sound Federal Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

COMMON STOCK

      DIVIDENDS. Sound Federal Bancorp may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by Sound Federal Bancorp is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Sound Federal Bancorp will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of Sound Federal Bancorp out of funds legally available therefor. If Sound Federal Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

      VOTING RIGHTS. When the conversion is completed, the holders of common stock of Sound Federal Bancorp will have exclusive voting rights in Sound Federal Bancorp. They will elect Sound Federal Bancorp's Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Sound Federal Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

      As a federal stock savings bank, corporate powers and control of Sound Federal Savings are vested in its Board of Directors, who elect the officers of Sound Federal Savings and who fill any vacancies on the Board of Directors. Voting rights of Sound Federal Savings are vested exclusively in the owners of the shares of capital stock of Sound Federal Savings, which will be Sound Federal Bancorp, and voted at the direction of Sound Federal Bancorp's Board of Directors. Consequently, the holders of the common stock of Sound Federal Bancorp will not have direct control of Sound Federal Savings.

      LIQUIDATION. In the event of any liquidation, dissolution or winding up of Sound Federal Savings, Sound Federal Bancorp, as the holder of 100% of Sound Federal Savings' capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Sound Federal Savings, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of Sound Federal Savings available for distribution. In the event of liquidation, dissolution or winding up of Sound Federal Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Sound Federal Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

      PREEMPTIVE RIGHTS. Holders of the common stock of Sound Federal Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

PREFERRED STOCK

      None of the shares of Sound Federal Bancorp's authorized preferred stock will be issued in the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                 TRANSFER AGENT

      The transfer agent and registrar for Sound Federal Bancorp common stock is Registrar and Transfer Company, Cranford, New Jersey.

                                     EXPERTS

      The consolidated financial statements of Sound Federal Bancorp and subsidiary as of March 31, 2002 and 2001, and for each of the years in the three-year period ended March 31, 2002, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the March 31, 2002 consolidated financial statements refers to a change in accounting for goodwill.

      FinPro, Inc. has consented to the publication herein of the summary of its report to Sound Federal Bancorp setting forth its opinion as to the estimated pro forma market value of the common stock upon completion of the stock offering and its letter with respect to subscription rights.

                                  LEGAL MATTERS

      The legality of the common stock has been opined upon for Sound Federal Bancorp by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., special counsel to Sound Federal Bancorp. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Thacher Proffitt & Wood, Washington, D.C.

                             ADDITIONAL INFORMATION

      Sound Federal Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Sound Federal Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

      Sound Federal, MHC has filed an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the Application. The Application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision, 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

      IN CONNECTION WITH THE STOCK OFFERING, SOUND FEDERAL BANCORP WILL REGISTER ITS COMMON STOCK WITH THE SEC UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 AND, UPON SUCH REGISTRATION, SOUND FEDERAL BANCORP AND THE HOLDERS OF ITS STOCK WILL BECOME SUBJECT TO THE PROXY SOLICITATION RULES, REPORTING REQUIREMENTS AND RESTRICTIONS ON STOCK PURCHASES AND SALES BY DIRECTORS, OFFICERS AND GREATER THAN 10% STOCKHOLDERS, THE ANNUAL AND PERIODIC REPORTING AND CERTAIN OTHER REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934. UNDER THE STOCK ISSUANCE PLAN, SOUND FEDERAL BANCORP HAS UNDERTAKEN THAT IT WILL NOT TERMINATE SUCH REGISTRATION FOR A PERIOD OF AT LEAST THREE YEARS FOLLOWING THE STOCK OFFERING.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                  Page
                                                                                                  ----

Independent Auditors' Report...................................................................   F-2

Consolidated Balance Sheets at March 31, 2002 and 2001 (audited) and at
    June 30, 2002 (unaudited)..................................................................   F-3

Consolidated Statements of Income for the Years Ended March 31, 2002, 2001 and
    2000 (audited) and for the three-month periods ended June 30,
    2002 and 2001 (unaudited)..................................................................   F-4

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
    March 31, 2002, 2001 and 2000 (audited) and for the three-month
    period ended June 30, 2002 (unaudited).....................................................   F-5

Consolidated Statements of Cash Flows for the Years Ended March 31, 2002, 2001
    and 2000 (audited) and for the three-month periods ended June 30,
    2002 and 2001 (unaudited)..................................................................   F-6

Notes to Consolidated Financial Statements.....................................................   F-7


All schedules are omitted because the required information is not applicable or is included in the consolidated financial statements and related notes.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Sound Federal Bancorp:

We have audited the accompanying consolidated balance sheets of Sound Federal Bancorp and subsidiary (the "Company") as of March 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Federal Bancorp and subsidiary as of March 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, as of April 1, 2001 and as a result ceased amortizing goodwill.


                                          /s/ KPMG LLP


New York, New York
April 30, 2002, except for Note 1,
    which is as of June 13, 2002

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                        AT MARCH 31,
                                                                              AT JUNE 30,       -------------------------
                                                                                 2002               2002           2001
                                                                                 ----               ----           ----
                                                                              (UNAUDITED)
ASSETS
 Cash and due from banks................................................     $    6,651         $    6,931     $    5,849
 Federal funds sold and other overnight deposits........................         35,370             19,847         35,000
                                                                               --------            -------      ---------
         Total cash and cash equivalents................................         42,021             26,778         40,849
                                                                               --------            -------      ---------
 Securities:
     Available for sale, at fair value (including $35,995, $35,779 and
        $15,722 pledged as collateral for borrowings under repurchase
        agreements at the respective dates) (Notes 4 and 9).............        143,842            150,231        157,526
     Held to maturity, at amortized cost (fair value of $28,317 at
        March 31, 2001) (Note 5)........................................             --                 --         28,215
                                                                               --------            -------      ---------
          Total securities..............................................        143,842            150,231        185,741
                                                                               --------            -------      ---------
 Loans, net (Note 6):
     Mortgage loans.....................................................        437,283            419,120        293,954
     Consumer loans.....................................................          2,432              1,469          1,900
     Allowance for loan losses..........................................         (2,296)           (2,221)         (2,047)
                                                                               ---------           -------      ----------
          Total loans, net..............................................        437,419            418,368        293,807
                                                                               --------            -------      ---------

 Other interest-earning assets..........................................             --                 --          2,491
 Accrued interest receivable............................................          3,465              3,241          3,448
 Federal Home Loan Bank stock...........................................          4,141              4,141          3,745
 Premises and equipment, net (Note 7)...................................          5,489              5,459          5,850
 Deferred income taxes (Note 10)........................................            573                942            373
 Goodwill (Note 2)......................................................         13,970             13,970         13,970
 Other assets...........................................................            545                855          2,660
                                                                               --------            -------      ---------

           Total assets.................................................     $  651,465         $  623,985     $  552,934
                                                                               ========            =======      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities:
      Deposits (Note 8).................................................     $  544,626         $  519,905     $  473,546
      Borrowings (Note 9)...............................................         34,967             34,922         14,698
      Mortgage escrow funds.............................................          4,402              5,021          4,486
      Accrued expenses and other liabilities............................          3,650              3,122          3,275
                                                                               --------            -------      ---------
          Total liabilities.............................................        587,645            562,970        496,005
                                                                               --------            -------      ---------
  Commitments and contingencies (Note 12)
  Stockholders' equity (Notes 1 and 13):
     Preferred stock ($0.10 par value; 10,000,000 shares
        authorized; none issued and outstanding)..................                   --                 --             --
     Common  stock  ($0.10  par  value;  20,000,000  shares  authorized;
        5,223,218,                                                                  522                522            521
        5,220,218 and 5,212,218 shares issued at the respective dates)..
     Additional paid-in capital.........................................         22,596             22,525         22,399
     Treasury  stock, at cost (444,926 shares at June 30, 2002 and March
        31, 2002,   and 399,926 shares at March 31, 2001)...............         (4,350)           (4,350)        (3,867)
     Common stock held by Employee  Stock  Ownership Plan ("ESOP") (Note         (1,057)           (1,105)        (1,297)
     11)................................................................
     Common stock awards under the Recognition and Retention
        Plan ("RRP") (Note 11) .........................................           (208)             (244)          (392)
     Retained earnings..................................................         44,589             42,566         37,313
     Accumulated other comprehensive income, net of taxes (Note 14).....          1,728              1,101          2,252
                                                                               --------            -------      ---------
          Total stockholders' equity....................................         63,820             61,015         56,929
                                                                               --------            -------      ---------
          Total liabilities and stockholders' equity....................     $  651,465         $  623,985     $  552,934
                                                                               ========            =======      =========


See accompanying notes to consolidated financial statements.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   THREE MONTHS ENDED JUNE 30,                YEARS ENDED MARCH 31,
                                                ------------------------------  ---------------------------------------------
                                                      2002           2001            2002             2001           2000
                                                      ----           ----            ----             ----           ----
                                                        (UNAUDITED)
   INTEREST AND DIVIDEND INCOME
   Loans....................................      $      7,614   $     5,813    $     25,560     $     19,837    $     12,427
   Mortgage-backed and other securities.....             2,040         3,147          10,838           11,337           5,796
    Federal funds sold and other overnight
      deposits..............................               105           307             777            1,577           1,472
   Other earning assets.....................                65            98             270              825             841
                                                   -----------    -----------    -----------      -----------     -----------
   Total interest and dividend income.......             9,824         9,365          37,445           33,576          20,536
                                                   -----------    -----------    -----------      -----------     -----------

   INTEREST EXPENSE
   Deposits (Note 8)........................             3,103         5,054          17,403           18,008           9,821
   Borrowings...............................               416           269           1,065              927               8
   Other interest-bearing liabilities.......                20            16              71               73              39
                                                   -----------    -----------    -----------      -----------     -----------
   Total interest expense...................             3,539         5,339          18,539           19,008           9,868
                                                   -----------    ----------     -----------      -----------     -----------

   Net interest income......................             6,285         4,026          18,906           14,568          10,668
   Provision for loan losses (Note 6).......                75            25             175              208             100
                                                   -----------    ----------     -----------      -----------     -----------
   Net interest income after provision for
      loan losses...........................             6,210         4,001          18,731           14,360          10,568
                                                   -----------    ----------     -----------      -----------     -----------

   NON-INTEREST INCOME
   Service charges and fees.................               170           139             662              354             192
   Gains on sales of real estate owned......                --            57              69               28             102
                                                   -----------    ----------     -----------      -----------     -----------
   Total non-interest income................               170           196             731              382             294
                                                   -----------    ----------     -----------      -----------     -----------

   NON-INTEREST EXPENSE
    Compensation and benefits (Note 11).....             1,428         1,225           5,137            4,653           3,419
    Occupancy and equipment.................               444           321           1,572            1,643             935
    Data processing service fees............               229           192             866              636             425
    Advertising and promotion...............               148           156             553              599             498
    Goodwill amortization (Note 2)..........                --            --              --              765              --
    Other...................................               594           440           2,188            1,737           1,750
                                                   -----------    ----------     ------------     -----------     -----------
    Total non-interest expense..............             2,843         2,334          10,316           10,033           7,027
                                                   -----------    ----------     -----------      -----------     -----------

   Income before income tax expense.........             3,537         1,863           9,146            4,709           3,835
   Income tax expense (Note 10).............             1,376           688           3,376            2,050           1,443
                                                   -----------    ----------     -----------      -----------     -----------
   Net income...............................      $      2,161   $     1,175    $      5,770     $      2,659    $      2,392
                                                   ===========    ==========     ===========      ===========     ===========

   Earnings per common share (Note 15):
       Basic...............................       $       0.46   $      0.25    $       1.24     $      0.56     $       0.48
       Diluted..............................              0.46          0.25            1.23            0.56             0.48
                                                   ===========    ==========     ===========      ==========      ===========

See accompanying notes to consolidated financial statements.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                   COMMON     ADDITIONAL       TREASURY        COMMON STOCK      COMMON STOCK
                                                   STOCK    PAID-IN CAPITAL      STOCK         HELD BY ESOP    AWARDS UNDER RRP
                                                   -----    ---------------      -----         ------------    ----------------
 Balance at March 31, 1999...................    $     521    $   22,430      $       --      $   (1,681)        $       --
 Net income..................................           --            --              --              --                 --
 Other comprehensive loss (Note 14)..........           --            --              --              --                 --

     Total comprehensive income..............
 Dividends declared ($0.28 per share)........           --            --              --              --                 --
 Purchases of treasury stock (207,000  shares)          --            --          (2,069)             --                 --
 Purchases and awards of RRP shares (105,369            --            --              --              --               (961)
    shares) .................................
 Vesting of RRP shares.......................           --            (1)             --              --                240
 ESOP shares allocated or committed to be
    released for                                        --           (14)             --             192                 --
                                                    ------      ---------       --------        --------           --------
    allocation...............................
 Balance at March 31, 2000...................          521        22,415          (2,069)         (1,489)              (721)

 Net income..................................           --            --              --              --                 --
 Other comprehensive income (Note 14)........           --            --              --              --                 --

    Total comprehensive income...............
 Dividends paid ($0.28 per share)............           --            --              --              --                 --
 Purchases of treasury stock (192,926 shares)           --            --          (1,798)             --                 --
 Vesting of RRP shares.......................           --            --              --              --                329
 ESOP shares allocated or committed to be
    released for                                        --           (16)             --             192                 --
                                                    ------      ---------       --------        --------           --------
    allocation...............................
 Balance at March 31, 2001...................          521        22,399          (3,867)         (1,297)              (392)

 Net income..................................           --            --              --              --                 --
 Other comprehensive loss (Note 14)..........           --            --              --              --                 --

    Total comprehensive income...............
 Dividends paid ($0.28 per share)............           --            --              --              --                 --
 Purchases of treasury stock (45,000 shares)            --            --            (483)             --                 --
 Issuance of stock pursuant to stock option plan         1            72              --              --                 --
 Vesting of RRP shares.......................           --            --              --              --                148
 ESOP shares allocated or committed to be
    released for                                        --            54              --             192                 --
                                                    ------      --------        --------        --------           --------
    allocation...............................
 Balance at March 31, 2002...................          522        22,525          (4,350)         (1,105)              (244)

 Net income (unaudited)......................           --            --              --              --                 --
 Other comprehensive income (unaudited) (Note           --            --              --              --                 --

    14)......................................
    Total comprehensive income (unaudited)...
 Dividends paid ($0.07 per share) (unaudited)           --            --              --              --                 --
 Issuance of stock pursuant to stock option             --            27              --              --                 --
    plan (unaudited).........................
 Vesting of RRP shares (unaudited)...........           --            --              --              --                 36
 ESOP shares allocated or committed to be
    released for                                        --            44              --              48                 --
                                                    ------      --------        --------        --------           --------
    allocation (unaudited)...................
 Balance at June 30, 2002 (unaudited)........    $     522    $   22,596      $   (4,350)     $   (1,057)        $     (208)    $
                                                    ======      ========        ========        ========           ========


                                                              ACCUMULATED OTHER       TOTAL
                                                  RETAINED      COMPREHENSIVE     STOCKHOLDERS'
                                                  EARNINGS      INCOME (LOSS)        EQUITY
                                                  --------      -------------        ------
Balance at March 31, 1999...................    $    33,846     $      (132)       $   54,984
Net income..................................          2,392              --             2,392
Other comprehensive loss (Note 14)..........             --          (1,070)           (1,070)
                                                                                     --------
    Total comprehensive income..............                                            1,322
Dividends declared ($0.28 per share)........         (1,004)             --            (1,004)
Purchases of treasury stock (207,000  shares)            --              --            (2,069)
Purchases and awards of RRP shares (105,369              --              --              (961)
   shares) .................................
Vesting of RRP shares.......................             --              --               239
ESOP shares allocated or committed to be
   released for                                          --              --               178
                                                   --------        --------          --------
   allocation...............................
Balance at March 31, 2000...................         35,234          (1,202)           52,689

Net income..................................          2,659              --             2,659
Other comprehensive income (Note 14)........             --           3,454             3,454
                                                                                     --------
   Total comprehensive income...............                                            6,113
Dividends paid ($0.28 per share)............           (580)             --              (580)
Purchases of treasury stock (192,926 shares)             --              --            (1,798)
Vesting of RRP shares.......................             --              --               329
ESOP shares allocated or committed to be
   released for                                          --              --               176
                                                   --------        --------          --------
   allocation...............................
Balance at March 31, 2001...................         37,313           2,252            56,929

Net income..................................          5,770              --             5,770
Other comprehensive loss (Note 14)..........             --          (1,151)           (1,151)
                                                                                     ---------
   Total comprehensive income...............                                            4,619
Dividends paid ($0.28 per share)............           (517)             --              (517)
Purchases of treasury stock (45,000 shares)              --              --              (483)
Issuance of stock pursuant to stock option plan          --              --                73
Vesting of RRP shares.......................             --              --               148
ESOP shares allocated or committed to be
   released for                                          --              --               246
                                                   --------        --------         ---------
   allocation...............................
Balance at March 31, 2002...................         42,566           1,101            61,015

Net income (unaudited)......................          2,161              --             2,161
Other comprehensive income (unaudited) (Note             --             627               627
                                                                                     --------
   14)......................................
   Total comprehensive income (unaudited)...                                            2,788
Dividends paid ($0.07 per share) (unaudited)           (138)             --              (138)
Issuance of stock pursuant to stock option               --              --                27
   plan (unaudited).........................
Vesting of RRP shares (unaudited)...........             --              --                36
ESOP shares allocated or committed to be
   released for                                          --              --                92
                                                   --------        --------          --------
   allocation (unaudited)...................
Balance at June 30, 2002 (unaudited)........    $    44,589     $     1,728        $   63,820
                                                   ========        ========          ========

See accompanying notes to consolidated financial statements.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     THREE MONTHS ENDED
                                                         JUNE 30,                   YEARS ENDED MARCH 31,
                                                   ----------------------   --------------------------------------
                                                     2002         2001          2002          2001            2000
                                                     ----         ----          ----          ----            ----
                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net income.................................       $    2,161  $   1,175     $   5,770     $   2,659      $   2,392
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Provision for loan losses............               75         25           175           208            100
      Goodwill amortization................               --         --            --           765             --
      Depreciation, amortization and accretion           193       (210)          706           592            276
      ESOP and RRP expense.................              128         92           394           505            417
      Income taxes.........................              131      1,111         2,883         1,134           (112)
      Other adjustments, net...............              342       (641)          708           913           (333)
                                                    --------    --------      -------       -------        --------
        Net cash provided by operating
        activities.........................            3,030      1,552        10,636         6,776          2,740
                                                    --------    -------       --------      -------        -------

INVESTING ACTIVITIES
Purchases of securities available for sale.          (13,272)   (19,658)      (57,737)      (28,854)       (35,218)
Proceeds from payments, maturities and calls of
   securities:
   Available for sale......................           20,826     25,433        90,224        38,147          5,290
   Held to maturity........................               --         --            --         7,312          9,770
Proceeds from sales of securities available for           --         --            --        21,888          5,221
   sale
Disbursements for loan originations, net of
   principal repayments....................          (19,238)   (27,143)      (125,367)     (47,994)       (37,575)
Net decrease in certificates of deposit....               --        991         2,491         7,584            611
Purchases of Federal Home Loan Bank stock..               --         --          (396)           --           (311)
Cash paid in purchase acquisition, net of cash            --         --            --       (33,937)            --
   acquired................................
Purchases of premises and equipment........             (208)       (37)         (294)         (669)        (2,646)
Proceeds from sales of real estate owned...              114        254           405           286            459
                                                    --------    -------       -------       -------        -------
        Net cash used in investing activities        (11,778)   (20,160)      (90,674)      (36,237)       (54,399)
                                                    --------    -------       -------       -------        -------
FINANCING ACTIVITIES
Net increase (decrease) in deposits........           24,721     (2,379)       46,359        45,413         38,493
Proceeds from borrowings ..................               --         --        20,000            --             --
Repayment of borrowings....................               --         --            --        (5,000)            --
Net (decrease) increase in mortgage escrow funds        (619)      (938)          535          (292)           285
Purchases of treasury stock................               --       (483)         (483)       (1,798)        (2,069)
Purchases of RRP shares....................               --         --            --            --           (961)
Issuance of stock pursuant to stock option plan           27         --            73            --             --
Payment of cash dividends on common stock..             (138)      (140)         (517)         (580)        (1,004)
                                                    --------    -------       -------       -------        -------
        Net cash provided by (used in)
        financing activities...............           23,991     (3,940)       65,967        37,743         34,744
                                                    --------    -------       -------       -------        -------

Net increase (decrease) in cash and cash              15,243    (22,548)      (14,071)        8,282        (16,915)
   equivalents.............................
Cash and cash equivalents at beginning of period      26,778     40,849        40,849        32,567         49,482
                                                    --------    -------       -------       -------        -------
Cash and cash equivalents at end of period.       $   42,021  $  18,301     $  26,778     $  40,849      $  32,567
                                                    ========    =======       =======       =======        =======

SUPPLEMENTAL INFORMATION
Interest paid..............................       $    3,348  $   5,341     $  18,443     $  19,189      $   9,746
Income taxes paid..........................            1,250     (1,109)        1,980         1,552          1,510
Loans transferred to real estate owned.....               --        118           253           290            124
                                                    ========    =======       =======       =======        =======
Acquisition accounted for by the purchase
   method:
   Fair value of assets acquired, including
      goodwill of $14,735....................       $       --  $      --     $      --     $ 212,850      $      --
       Fair value of liabilities assumed...               --         --            --       (174,081)           --
                                                    --------   --------       -------       --------       -------
      Cash paid in acquisition.............       $       --  $      --     $      --     $  38,769      $      --
                                                    ========    =======       =======       =======        =======

See accompanying notes to consolidated financial statements.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

(1)   REORGANIZATION AND CONVERSION

      INITIAL PUBLIC OFFERING

      On October 8, 1998, Sound Federal Bancorp issued shares of its common stock in connection with a Plan of Reorganization ("the "Reorganization") and related Subscription and Community Offering (the "Offering"). In the Reorganization, Sound Federal Savings and Loan Association (the "Bank") converted from a federally-chartered mutual savings association to a federally-chartered stock savings association (the "Conversion"). The Bank became the wholly-owned subsidiary of Sound Federal Bancorp, which became the majority-owned subsidiary of Sound Federal, MHC (the "Mutual Holding Company"). Collectively, Sound Federal Bancorp and the Bank are referred to herein as "the Company".

      Sound Federal Bancorp issued a total of 5,212,218 shares of its common stock in the Reorganization and Offering, consisting of 2,810,510 shares (or 53.92%) issued to the Mutual Holding Company and 2,401,708 shares (or 46.08%) issued to other stockholders. The shares issued to other stockholders consisted of 192,129 shares purchased by the Company's Employee Stock Ownership Plan (the "ESOP") using $1.9 million in proceeds from a loan made by Sound Federal Bancorp; 102,200 shares contributed by the Company to establish the Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation"); and 2,107,379 shares sold for cash of $21.1 million ($10.00 per share) in the Offering. After deducting offering costs of $1.1 million, the net cash proceeds from the Offering were $20.0 million.

      SECOND STEP CONVERSION

      On June 13, 2002, the respective Boards of Directors of Sound Federal Bancorp and the Mutual Holding Company adopted a plan to convert from the mutual holding company form of organization to a fully public holding company structure. The Mutual Holding Company will merge into the Bank, and will no longer exist. Sound Federal Bancorp will be succeeded by a new Delaware corporation with the same name. Shares of common stock of Sound Federal Bancorp representing the ownership interest of the Mutual Holding Company will be offered for sale in a subscription offering and a community offering, the net proceeds of which will result in additional capital for Sound Federal Bancorp. Shares of common stock of Sound Federal Bancorp owned by public shareholders (shareholders other than the Mutual Holding Company) will be converted into the right to receive new shares of Sound Federal Bancorp common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the conversion and exchange of existing shares of Sound Federal Bancorp for new shares, the public shareholders will own the same aggregate percentage of new Sound Federal Bancorp common stock that they owned immediately prior to the conversion, excluding any shares purchased in the offering. The reorganization will be accounted for at historical cost, with no resulting change in the historical carrying amounts of assets and liabilities. Costs related to the offering will be netted against the gross proceeds from the sale of common stock; if the reorganization and offering are not completed, the costs would be charged to expense. No such costs had been incurred as of June 30, 2002.

(2)   ACQUISITION OF PEEKSKILL FINANCIAL CORPORATION

      On July 18, 2000, the Company consummated its acquisition of Peekskill Financial Corporation ("Peekskill"). Peekskill and its wholly-owned subsidiary, First Federal Savings Bank, merged with and into the Bank, with the Bank as the surviving entity (the "Acquisition"). Peekskill's stockholders received $22 per share in cash. The transaction was valued at approximately $41.7 million including the "in-the-money" portion of outstanding stock options. At the time of the Acquisition, Peekskill had total assets of $201.5 million and total deposits of $152.4 million (historical carrying amounts before purchase accounting adjustments).

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      The Acquisition was accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed were recorded by the Company at their fair values at the consummation date. Related operating results are included in the Company's consolidated financial statements for periods after the consummation date. The excess of the Company's total acquisition cost over the fair value of the net assets acquired, or "goodwill", totaled $14.7 million and was recognized as an intangible asset at the consummation date. The related goodwill amortization expense was $765,000 for the year ended March 31, 2001, based on a fifteen-year amortization period, prior to adoption of the accounting standard described below.

      The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, as of April 1, 2001. As a result, the Company ceased amortizing the goodwill recorded in the Acquisition, and net income and earnings per share for the year ended March 31, 2002 and the three months ended June 30, 2002 do not include goodwill amortization expense. Net income and earnings per share for the year ended March 31, 2001, adjusted to reflect the effects of ceasing the amortization of goodwill, are as follows (in thousands, except per share data):

           Net income, as reported..................        $   2,659
           Amortization of goodwill.................              765
                                                             --------
           Net income, as adjusted..................        $   3,424
                                                             =========

           Earnings per common share, as adjusted:
                Basic...............................        $    0.72
                Diluted.............................             0.72
                                                             ========

      Pro forma unaudited results of operations for the years ended March 31, 2001 and 2000, assuming the Acquisition took place at the beginning of fiscal year 2000, are as follows (in thousands, except per share data):

                                                                              YEARS ENDED MARCH 31,
                                                                           --------------------------
                                                                             2001              2000
                                                                             ----              ----
                                                                                 (IN THOUSANDS)
      Net interest income...............................................   $  15,418        $  14,006
      Provision for loan losses.........................................         273              160
      Non-interest income...............................................         456              569
      Non-interest expense (including goodwill amortization)............      11,302           11,770
                                                                            --------         --------
           Income before taxes..........................................       4,299            2,645
      Income tax expense................................................       1,870            1,150
                                                                            --------         --------
           Net income...................................................   $   2,429        $   1,495
                                                                            ========         ========
      Earnings per common share:
           Basic........................................................   $    0.51        $    0.30
           Diluted......................................................        0.51             0.30
                                                                            ========         ========

      The pro forma results of operations reflect the combination of historical amounts for the Company and Peekskill for the years ended March 31, 2001 and 2000, adjusted only for the effect of purchase accounting adjustments. The pro forma information does not reflect any cost savings or revenue enhancements that resulted from the combination of the operations of the Company and Peekskill other than those included in the fiscal year 2001 results of operations from the date of the merger (July 18, 2000). As a result, the pro forma information is not necessarily indicative of the results of operations that would have been achieved had the Acquisition in fact occurred on the date indicated, nor does it purport to be indicative of the results of operations that may be achieved in the future by the combined company.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

(3)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in mortgage loans secured by one-to-four family residences and in mortgage-backed and other securities. To a significantly lesser extent, funds are invested in commercial mortgage, construction and consumer loans. The Bank's primary market area is Westchester County, New York where it operates eight full-service banking offices. Another full-service office is located in Cos Cob, Connecticut and an in-store branch is operated in Rockland County, New York.

      Deposits are insured up to applicable limits of the Federal Deposit Insurance Corporation. As a federally-chartered savings association, the Bank's primary regulator is the Office of Thrift Supervision ("OTS"). Sound Federal Bancorp and the Mutual Holding Company are also subject to supervision and regulation by the OTS.

      BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of Sound Federal Bancorp, the Bank, Sound REIT, First Federal REIT and Mamaroneck Advisors, Inc. Sound REIT (formed in April 1999) and First Federal REIT (formed by Peekskill prior to the Acquisition) are real estate investment trusts that hold a portion of the Company's mortgage-related assets. Mamaroneck Advisors, Inc. is a wholly-owned subsidiary of the Bank that was formed in February 2001. The Bank offers investment products and services to its customers through Mamaroneck Advisors, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

      The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. Actual results could differ significantly from these estimates. A material estimate that is particularly susceptible to near-term change is the allowance for loan losses, which is discussed below.

      The consolidated balance sheet at June 30, 2002, the consolidated statements of income and cash flows for the three-month periods ended June 30, 2002 and 2001, and the consolidated statement of changes in stockholders' equity for the three-month period ended June 30, 2002 are unaudited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial condition, results of operations and cash flows.

      Certain reclassifications have been made to prior year amounts to conform to the current year presentation. For purposes of reporting cash flows, cash equivalents consist of federal funds sold and other overnight deposits.

      SECURITIES

      The Company classifies its securities as held to maturity, available for sale, or trading. Securities classified as held to maturity are limited to debt securities for which the entity has the positive intent and ability to hold to maturity. Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term. All other debt and equity securities are classified as available for sale.

      Management determines the appropriate classification of securities at the purchase date. Securities classified as held to maturity are carried at amortized cost. Securities available for sale are carried at fair value, with unrealized

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      gains and losses excluded from earnings and reported on a net-of-tax basis as a separate component of stockholders' equity (accumulated other comprehensive income or loss). The Company has no trading securities.

      Premiums and discounts on debt securities are amortized to interest income on a level-yield basis over the terms of the securities. Realized gains and losses on sales of securities are determined based on the amortized cost of the specific securities sold. Unrealized losses on securities are charged to earnings when the decline in fair value of a security is judged to be other than temporary.

      ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is increased by provisions for loan losses charged to income and by recoveries of prior charge-offs, and is decreased by charge-offs. Losses are charged to the allowance when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged-off are credited to the allowance for loan losses when realized. Management's periodic determination of the allowance is based on continuing reviews of the portfolio, using a consistently-applied methodology. The allowance for loan losses consists of losses inherent in the loan portfolio that are both probable and estimable at the date of the financial statements. In determining the allowance for loan losses, management considers factors such as the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations affecting a borrower's ability to repay, the estimated value of underlying collateral, and current economic conditions.

      Determining the allowance for loan losses involves significant management judgments utilizing the best information available. Those judgments are subject to further review by various sources, including the Company's regulators. Changes in the allowance may be necessary in the future based on changes in economic and real estate market conditions, new information obtained regarding known problem loans, the identification of additional problem loans and other factors, certain of which are outside of management's control.

      A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest contractually due. The Company reviews loans to identify impairment for loans that are individually evaluated for collectibility in accordance with the Company's normal loan review procedures (principally loans in the multi-family, commercial mortgage and construction loan portfolios). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage and consumer loans. The measurement of an impaired loan is based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

      INTEREST AND FEES ON LOANS

      Interest is accrued monthly based on outstanding principal balances unless management considers the collection of interest to be doubtful (generally, when loans are contractually past due ninety days or more). When loans are placed on nonaccrual status, unpaid interest is reversed by charging interest income and crediting an allowance for uncollected interest. Interest payments received on nonaccrual loans (including impaired loans) are recognized as income unless future collections are doubtful. Loans are returned to accrual status when collectibility is no longer considered doubtful (generally, when all payments have been brought current).

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      Loan origination fees and certain direct loan origination costs are deferred and the net fee or cost is amortized to interest income, using the level-yield method, over the contractual term of the related loan. Unamortized fees and costs applicable to prepaid loans are recognized in interest income at the time of prepayment.

      FEDERAL HOME LOAN BANK STOCK

      As a member of the Federal Home Loan Bank ("FHLB") of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security and, accordingly, is carried at cost.

      REAL ESTATE OWNED

      Real estate properties acquired through foreclosure are recorded initially at fair value less estimated sales costs, with the resulting writedown charged to the allowance for loan losses. Thereafter, an allowance for losses on real estate owned is established by a charge to expense to reflect any subsequent declines in fair value. Fair value estimates are based on recent appraisals and other available information. Costs incurred to develop or improve properties are capitalized, while holding costs are charged to expense.

      PREMISES AND EQUIPMENT

      Premises and equipment are comprised of land (carried at cost) and buildings, leasehold improvements, furniture and equipment (carried at cost less accumulated depreciation and amortization). Depreciation expense is recognized on a straight-line basis over the estimated useful lives of the related assets. Amortization of leasehold improvements is recognized on a straight-line basis over the terms of the respective leases or the estimated useful lives of the assets, whichever is shorter. Costs incurred to improve or extend the life of existing assets are capitalized. Repairs and maintenance costs are charged to expense.

      SECURITIES REPURCHASE AGREEMENTS

      The Company is a party to securities repurchase agreements with the FHLB. These agreements provide for the transfer of securities to the FHLB under an agreement to repurchase the identical securities at a fixed price in the future. These agreements are accounted for as secured financings. The proceeds from the transaction are recorded as borrowings and the underlying securities are included in the Company's securities portfolio.

      INCOME TAXES

      Income taxes are accounted for under the asset and liability method. Deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in future years. The effect on deferred tax assets and liabilities of an enacted change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

      Deferred tax liabilities are recognized for all temporary differences that will result in future taxable income. Deferred tax assets are recognized for all temporary differences that will result in future tax deductions, subject to reduction of the assets by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that a portion or all of the deferred tax assets will not be realized. The valuation allowance is subject to adjustment based on

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      changes in circumstances that affect management's judgment about the realizability of the deferred tax assets. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

      STOCK-BASED COMPENSATION PLANS

      Compensation expense is recognized for the Company's employee stock ownership plan ("ESOP") equal to the fair value of shares committed to be released for allocation to participant accounts. Any difference between the fair value at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet committed to be released) is deducted from stockholders' equity.

      The Company accounts for its stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages entities to recognize the fair value of all stock-based awards (measured on the grant date) as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide these pro forma disclosures.

      The Company's recognition and retention plan ("RRP") is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested.

      EARNINGS PER SHARE

      Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. RRP shares are not included in outstanding shares until they become vested. Diluted EPS is computed in a manner similar to basic EPS, except that the weighted average number of common shares outstanding is increased to include an incremental number of common-equivalent shares that would have been outstanding if all potentially dilutive common shares (such as stock options and unvested RRP shares) were issued or became vested during the reporting period. For purposes of computing both basic and diluted EPS, outstanding shares include all shares issued to the Mutual Holding Company and contributed to the Charitable Foundation, but exclude unallocated ESOP shares that have not been committed to be released to participants.

      SEGMENT INFORMATION

      SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, requires public companies to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      GOODWILL

      SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually using a fair-value-based approach. The Company adopted SFAS No.142 as of April 1, 2001. As a result, the Company ceased amortizing the goodwill that was recorded in the Acquisition and that had been amortized using the straight-line method based on a fifteen-year amortization period. Goodwill recorded in the July 2000 Acquisition was $14.7 million and the remaining balance was $14.0 million upon adoption of SFAS No. 142 as of April 1, 2001. The Company did not recognize any impairment of goodwill during the year ended March 31, 2002 or the three months ended June 30, 2002.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

(4)   SECURITIES AVAILABLE FOR SALE

      The following are summaries of securities available for sale:

                                                                              GROSS UNREALIZED
                                                          AMORTIZED      -------------------------        FAIR
                                                             COST           GAINS        LOSSES           VALUE
                                                             ----           -----        ------           -----
                                                                              (IN THOUSANDS)
        JUNE 30, 2002
        -------------
        Pass-through securities guaranteed by:
            Ginnie Mae.............................      $   47,300      $    1,020    $      (34)     $   48,286
            Fannie Mae.............................          22,091             511           (35)         22,567
            Freddie Mac............................          17,916             602            (4)         18,514
        Collateralized mortgage obligations........          11,355             893            --          12,248
                                                           --------        --------      --------        --------
              Total mortgage-backed securities.....          98,662           3,026           (73)        101,615
        U.S. Government and agency securities......          23,349             183          (286)         23,246
        Municipal securities.......................             846             111            --             957
        Mutual fund shares.........................          18,000              24            --          18,024
                                                           --------        --------      --------        --------

              Total securities.....................      $  140,857      $    3,344    $     (359)     $  143,842
                                                           ========        ========      =========       ========

        MARCH 31, 2002
        --------------
        Pass-through securities guaranteed by:
            Ginnie Mae.............................      $   47,113      $      751    $      (70)     $   47,794
            Fannie Mae.............................          20,672             410           (66)         21,016
            Freddie Mac............................          20,613             493           (41)         21,065
        Collateralized mortgage obligations........          13,238           1,021            --          14,259
                                                           --------        --------      --------        --------
              Total mortgage-backed securities.....         101,636           2,675          (177)        104,134
        U.S. Government and agency securities......          29,788              29          (588)         29,229
        Municipal securities.......................             845              77            --             922
        Mutual fund shares.........................          16,000              10           (64)         15,946
                                                           --------        --------      ---------       --------

              Total securities.....................      $  148,269      $    2,791  $       (829)     $  150,231
                                                           ========        ========      ========        ========

        MARCH 31, 2001
        --------------
        Pass-through securities guaranteed by:
            Ginnie Mae.............................      $   38,678      $      783    $      (16)     $   39,445
            Fannie Mae.............................          17,675             513            --          18,188
            Freddie Mac............................          25,883             854           (13)         26,724
        Collateralized mortgage obligations........          29,834           1,740            --          31,574
                                                           --------        --------      --------        --------
              Total mortgage-backed securities.....         112,070           3,890           (29)        115,931
        U.S. Government and agency securities......          33,644             188          (233)         33,599
        Mutual fund shares.........................           8,000               2            (6)          7,996
                                                           --------        --------      ---------       --------

              Total securities.....................      $  153,714      $    4,080    $     (268)     $  157,526
                                                           ========        ========      =========       ========

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      Debt securities available for sale at June 30, 2002 consisted of adjustable rate securities and fixed rate securities with amortized costs of $78.6 million and $44.3 million, and weighted average yields of 5.67% and 5.79%, respectively. Debt securities available for sale at March 31, 2002 consisted of adjustable rate securities and fixed rate securities with amortized costs of $78.3 million and $54.0 million, and weighted average yields of 5.80% and 6.26%, respectively. Debt securities available for sale at March 31, 2001 consisted of adjustable rate securities and fixed rate securities with amortized costs of $61.2 million and $84.5 million, and weighted average yields of 7.00% and 6.85%, respectively.

      There were no sales of securities available for sale during the three months ended June 30, 2002 and 2001 and the year ended March 31, 2002.

      The Company sold $21.9 million of securities available for sale during fiscal 2001. These securities were part of Peekskill's portfolio and were recorded by the Company at their fair value in accordance with the purchase method of accounting. The securities were sold by the Company immediately after the Acquisition and, as a result of the fair value adjustment, there was no gain or loss on the sale.

      The Company sold certain mutual fund shares during fiscal 2000 with no resulting gain or loss. Proceeds from the sale amounted to $5.2 million.

      The following is a summary of the amortized cost and fair value of debt securities available for sale, with amounts shown by remaining term to contractual maturity for categories other than mortgage-backed securities. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                              JUNE 30, 2002                   MARCH 31, 2002
                                                        -------------------------    -----------------------------
                                                          AMORTIZED      FAIR            AMORTIZED        FAIR
                                                            COST         VALUE             COST           VALUE
                                                            ----         -----             ----           -----
                                                                              (IN THOUSANDS)

      Mortgage-backed securities....................    $    98,662  $   101,615     $    101,636     $    104,134
      U.S. Government and agency securities due:
         Within one year............................          5,999        6,083           13,998           13,908
         Over one to five years.....................          5,000        5,082            2,999            2,993
         Over five to ten years.....................          3,745        3,758            4,880            4,818
         Over ten years.............................          8,605        8,323            7,911            7,510
      Municipal securities due over ten years.......            846          957              845              922
                                                          ---------     --------        ---------        ---------

         Total debt securities......................    $   122,857  $   125,818     $    132,269     $    134,285
                                                          =========     ========        =========        =========

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

(5)   SECURITIES HELD TO MATURITY

      The Company adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, on April 1, 2001. As permitted by SFAS No. 133, all securities that were classified as held to maturity were reclassified as available for sale. The following is a summary of securities held to maturity at March 31, 2001, prior to the reclassification:


                                                                              GROSS UNREALIZED
                                                          AMORTIZED      -------------------------        FAIR
                                                             COST           GAINS        LOSSES           VALUE
                                                             ----           -----        ------           -----
                                                                              (IN THOUSANDS)
      Pass-through securities guaranteed by:
         Ginnie Mae..............................     $      22,042     $        151  $         (59)  $      22,134
         Fannie Mae..............................             3,114               25            (12)          3,127
         Freddie Mac.............................                21               --             --              21
                                                          ---------         --------      ---------       ---------
           Total mortgage-backed securities......            25,177              176            (71)         25,282
      U.S. Government and agency securities......             3,038                3             (6)          3,035
                                                          ---------         --------      ----------      ---------

           Total securities......................     $      28,215     $        179    $       (77)  $      28,317
                                                          =========       ==========      ==========     ==========

      At March 31, 2001, securities held to maturity consisted of adjustable rate securities of $26.8 million and fixed rate securities of $1.4 million, with weighted average yields of 7.25% and 7.18%, respectively.

      There were no sales of securities held to maturity during the three months ended June 30, 2002 or during the years ended March 31, 2002, 2001 and 2000.

(6)   LOANS

      Loans are summarized as follows:

                                                                                            MARCH 31,
                                                                  JUNE 30,      ------------------------------
                                                                    2002              2002             2001
                                                                    ----              ----             ----
                                                                                 (IN THOUSANDS)
         Mortgage loans:
            Residential properties:
               One-to-four family........................     $    351,509     $     334,683    $      221,617
               Home equity lines of credit...............           45,867            47,889            47,315
               Multi-family..............................            6,900             8,347             3,959
            Commercial properties........................           29,764            23,701            16,771
            Construction loans...........................            1,944             3,733             3,659
            Deferred loan origination costs, net.........            1,299               767               633
                                                                 ---------        ----------        ----------
                                                                   437,283           419,120           293,954
                                                                 ---------        ----------        ----------
         Consumer loans:
            Automobile loans.............................              427               785             1,154
            Secured personal loans.......................            1,891               660               719
            Other loans..................................              114                24                27
                                                                 ---------        ----------        ----------
                                                                     2,432             1,469             1,900
                                                                 ---------        ----------        ----------

               Total loans...............................          439,715           420,589           295,854

         Allowance for loan losses.......................           (2,296)           (2,221)           (2,047)
                                                                 ----------       -----------       -----------

               Total loans, net..........................     $    437,419     $     418,368    $      293,807
                                                                 =========        ==========        ==========

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      Gross principal balances at June 30, 2002 consisted of fixed rate loans of $367.3 million and adjustable rate loans of $71.1 million, with weighted average yields of 7.28% and 6.30%, respectively. Gross principal balances at March 31, 2002 consisted of fixed rate loans of $356.8 million and adjustable rate loans of $63.0 million, with weighted average yields of 7.36% and 6.33%, respectively. Fixed rate and adjustable rate loans at March 31, 2001 totaled $290.4 million and $6.8 million, with weighted average yields of 7.72% and 7.55%, respectively.

      The Company primarily originates mortgage loans secured by existing single-family residential properties. The Company also originates multi-family and commercial mortgage loans, construction loans and consumer loans. Substantially all of the mortgage loan portfolio is secured by real estate properties located in Westchester County, New York and, to a lesser extent, Fairfield County, Connecticut. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area.

      Activity in the allowance for loan losses is summarized as follows:

                                                          THREE MONTHS
                                                         ENDED JUNE 30,                 YEARS ENDED MARCH 31,
                                                       -------------------     ---------------------------------------
                                                        2002         2001         2002          2001            2000
                                                        ----         ----         ----          ----            ----
                                                                             (IN THOUSANDS)

      Balance at beginning of period............    $   2,221    $   2,047     $  2,047      $   1,188     $   1,094
      Provision for loan losses.................           75           25          175            208           100
      Allowance transferred in Acquisition......           --           --           --            784            --
      Charge-offs...............................           --           --          (15)          (162)           (6)
      Recoveries................................           --           --           14             29            --
                                                      -------       ------       ------        -------       -------

      Balance at end of period..................    $   2,296    $   2,072     $  2,221      $   2,047     $   1,188
                                                      =======       ======       ======        =======       =======

      The principal balances of nonaccrual loans past due ninety days or more are as follows:

                                                                                               MARCH 31,
                                                                    JUNE 30,     -------------------------------------
                                                                      2002         2002          2001            2000
                                                                      ----         ----          ----            ----
                                                                                      (IN THOUSANDS)

          One-to-four family mortgage loans....................   $     952     $    690      $     855     $     869
          Home equity lines of credit..........................          --           65             78           100
                                                                     ------       ------        -------       -------

          Total nonaccrual loans...............................   $     952     $    755      $     933     $     969
                                                                     ======       ======        =======       =======

      Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $20,000 for the three months ended June 30, 2002, and $67,000, $84,000 and $87,000 for the years ended March 31, 2002, 2001 and
      2000, respectively, compared to interest income actually recognized of $5,000, $20,000, $49,000 and $29,000, respectively.

      The Company had impaired loans of $96,000 at June 30, 2002, and $105,000 at both March 31, 2002 and 2001, that were within the scope of SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis, although no such allowances were required at the foregoing dates. The average recorded investment in impaired loans was $101,000 and $105,000 for the three months ended June 30, 2002 and 2001, and $105,000 and $178,000 for the

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      years ended March 31, 2002 and 2001, respectively. There were no impaired loans during the year ended March 31, 2000. No interest was collected or recognized as income on impaired loans while such loans were considered impaired.

      Other assets at March 31, 2002 and 2001 include real estate owned properties with net carrying values of $114,000 and $197,000, respectively (none at June 30, 2002). Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the three months ended June 30, 2002 and 2001, and the years ended March 31, 2002, 2001 and 2000.

(7)   PREMISES AND EQUIPMENT

      Premises and equipment are summarized as follows:

                                                                                              MARCH 31,
                                                                             JUNE 30, ------------------------
                                                                              2002        2002         2001
                                                                              ----        ----         ----
                                                                                       (IN THOUSANDS)

           Land .....................................................    $       592  $       592  $       592
           Buildings and improvements................................          4,304        4,304        4,241
           Leasehold improvements....................................          1,524        1,519        1,502
           Furniture and equipment...................................          2,422        2,220        2,006
                                                                           ---------    ---------    ---------
                                                                               8,842        8,635        8,341

           Less accumulated depreciation and amortization............         (3,353)      (3,176)      (2,491)
                                                                           ----------   ---------    ---------

               Premises and equipment, net...........................    $     5,489  $     5,459  $     5,850
                                                                           =========    =========    =========

(8)   DEPOSITS

      Deposit balances and weighted average stated interest rates are summarized as follows:

                                                                                            MARCH 31,
                                                          JUNE 30,        ----------------------------------------------
                                                           2002                  2002                    2001
                                                   ---------------------  ---------------------   ----------------------
                                                    RATE       AMOUNT      RATE       AMOUNT       RATE        AMOUNT
                                                    ----       ------      ----       ------       ----        ------
                                                                         (DOLLARS IN THOUSANDS)

        Savings and club accounts..............     1.00%   $   123,397    1.00%   $   118,578     2.00%    $   108,371
        Money market accounts..................     1.34         41,560    1.43         36,012     2.60          28,333
        NOW accounts...........................     0.75         48,514    0.76         47,578     1.27          38,710
        Commercial checking....................       --          6,382      --          5,436      --            2,390
                                                               --------               --------                ---------
               Total...........................     0.98        219,853    0.99        207,604     1.91         177,804
                                                               --------               --------                ---------

        Certificates of deposit by remaining
          term to contractual maturity:
             Within one year...................     3.03        270,443    3.24        268,116     6.01         272,570
             After one but within three years..     3.52         42,424    3.66         37,622     5.41          20,619
             After three years.................     4.67         11,906    4.62          6,563     4.85           2,553
                                                               --------               --------                ---------
               Total...........................     3.15        324,773    3.32        312,301     5.96         295,742
                                                               --------               --------                ---------

               Total deposits..................     2.27%   $   544,626    2.39%   $   519,905     4.44%    $   473,546
                                                               ========               ========                =========

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      Certificates of deposit with denominations of $100,000 or more totaled $63.5 million, $59.5 million and $56.2 million at June 30, 2002, March 31, 2002 and March 31, 2001, respectively.

      Interest expense on deposits is summarized as follows:

                                                          THREE MONTHS
                                                         ENDED JUNE 30,                 YEARS ENDED MARCH 31,
                                                       -------------------     ---------------------------------------
                                                        2002         2001         2002          2001            2000
                                                        ----         ----         ----          ----            ----
                                                                             (IN THOUSANDS)

      Passbook and club accounts................    $     311    $     511     $  1,609      $   2,420     $   1,245
      Money market, NOW and Super NOW
         accounts...............................          234          279        1,034          1,101           880
      Certificates of deposit...................        2,558        4,264       14,760         14,487         7,696
                                                      -------       ------      -------       --------       -------

         Total..................................    $   3,103    $   5,054     $ 17,403      $  18,008     $   9,821
                                                       ======       ======       ======        =======       =======

(9)   BORROWINGS

      Borrowings under securities repurchase agreements with the FHLB are summarized as follows:

                                                                                 MARCH 31,
                                              COUPON      JUNE 30,      ------------------------
                  MATURITY DATE                RATE        2002            2002           2001
                  -------------                ----        ----            ----           ----
                             (DOLLARS IN THOUSANDS)

                  January 2008 (1)              5.42%   $    9,883      $    9,838     $   9,685
                  December 2008 (2)             4.72         5,000           5,000         4,927
                  March 2003                    2.54         7,000           7,000            --
                  March 2004                    3.57         7,000           7,000            --
                  March 2005                    4.22         6,000           6,000            --
                                                          --------        --------       -------

                  Total borrowings                      $   34,883      $   34,838     $  14,612
                                                          ========        ========       =======

                  Weighted average interest rate              4.17%           4.17%         5.18%
                  Accrued interest payable              $      158      $      166     $     124
                                                         =========        ========       =======

                  (1)   Callable quarterly beginning January 2003.
                  (2)   Callable quarterly since November 2001.

      The securities transferred to the FHLB in repurchase agreements at June 30, 2002 include U.S. Government and agency securities and mortgage-backed securities with fair values of $17.1 million and $18.9 million, respectively. The securities transferred to the FHLB in repurchase agreements include U.S. Government and agency securities and mortgage-backed securities of $23.8 million and $12.0 million, respectively, at March 31, 2002 ($6.0 million and $9.7 million, respectively, at March 31, 2001). Accrued interest receivable on these securities totaled $245,000, $500,000 and $191,000 at June 30, 2002, March
      31, 2002 and March 31, 2001, respectively.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      In addition to securities repurchase agreements, the Bank may have outstanding borrowings from the FHLB of up to 25% of total assets, or approximately $102.3 million and $99.6 million at June 30, 2002 and March 31, 2002, respectively, in a combination of term advances and overnight funds. Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (such as one-to-four family residential mortgage loans) with a fair value, as defined, at least equal to 110% of any outstanding advances.

      An outstanding FHLB advance of $84,000, $84,000 and $86,000 is also included in borrowings in the consolidated balance sheets at June 30, 2002, March 31, 2002 and March 31, 2001, respectively. This advance bears interest at a fixed rate of 8.29% and matures in December 2002.

(10)  INCOME TAXES

      Income tax expense consists of the following components:

                                                           THREE MONTHS
                                                           ENDED JUNE 30,                 YEARS ENDED MARCH 31,
                                                        -------------------     ---------------------------------------
                                                         2002         2001         2002          2001            2000
                                                         ----         ----         ----          ----            ----
                                                                              (IN THOUSANDS)
       Federal:
          Current................................    $   1,151    $     559     $  2,722      $     705     $   1,392
          Deferred...............................          (18)          48          252            969          (132)
                                                       -------       ------       ------        -------       -------
                                                         1,133          607        2,974          1,674         1,260
                                                       -------       ------       ------        -------       -------
       State:
          Current................................          252           69          374             58           163
          Deferred...............................           (9)          12           28            318            20
                                                       -------       ------       ------        -------       -------
                                                           243           81          402            376           183
                                                       -------       ------       ------        -------       -------
       Total:
          Current................................        1,403          628        3,096            763         1,555
          Deferred...............................          (27)          60          280          1,287          (112)
                                                       -------       ------       ------        -------       -------

                                                     $   1,376    $     688     $  3,376      $   2,050     $   1,443
                                                       =======       ======       ======        =======       =======

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      The following is a reconciliation of expected income taxes (computed at the applicable Federal statutory tax rate of 34%) to the Company's actual income tax expense:

                                                           THREE MONTHS
                                                          ENDED JUNE 30,                 YEARS ENDED MARCH 31,
                                                        -------------------     ---------------------------------------
                                                         2002         2001         2002          2001            2000
                                                         ----         ----         ----          ----            ----
                                                                          (DOLLARS IN THOUSANDS)

       Taxes at Federal statutory rate...........    $   1,203    $     633     $  3,110      $   1,601     $   1,304
       State tax expense, net of Federal tax
          benefit................................          160           53          265             248          121
       Goodwill amortization.....................           --           --           --             260           --
       Other reconciling items, net..............           13            2            1            (59)           18
                                                       -------       ------       ------        -------       -------

       Actual income tax expense.................    $   1,376    $     688     $  3,376      $   2,050     $   1,443
                                                       =======       ======       ======        =======       =======

       Effective income tax rate.................        38.9%        36.9%        36.9%          43.5%         37.6%
                                                         =====        =====        =====          =====         =====

      The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities are as follows:

                                                                                                MARCH 31,
                                                                              JUNE 30,  ----------------------
                                                                               2002         2002         2001
                                                                               ----         ----         ----
                                                                                       (IN THOUSANDS)
           Deferred tax assets:
               Allowance for loan losses.............................        $   886    $     819     $    788
               Deferred compensation.................................            337          343          243
               Director emeritus plan................................            169          149          101
               Fair value adjustments on loans and securities recorded
                  in the Acquisition ................................            590          590        1,226
               Accrued pension cost..................................            316          411          294
               Other deductible temporary differences................             25           --          163
                                                                             -------      -------       ------
                    Total deferred tax assets........................          2,323        2,312        2,815
                                                                             -------      -------       ------

           Deferred tax liabilities:
               Net unrealized gain on securities available for sale..          1,153          757        1,560
               Tax bad debt reserves in excess of base-year reserves.            205          221          251
               Deferred loan costs...................................            205          194          313
               Fair value adjustments on buildings and borrowings
                  recorded in the Acquisition........................            165          180          287
               Other taxable temporary differences...................             22           18           31
                                                                             -------      -------       ------
                    Total deferred tax liabilities...................          1,750        1,370        2,442
                                                                             -------      -------       ------

           Net deferred tax asset....................................      $     573    $     942     $    373
                                                                             =======      =======       ======

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at June 30, 2002, March 31, 2002 and March 31, 2001.

      As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically were determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses, and include a defined base-year amount. SFAS No. 109 requires recognition of deferred tax liabilities with respect to reserves in excess of the base-year amount, as well as any portion of the base-year amount that is expected to become taxable (or "recaptured") in the foreseeable future.

      The Bank's base-year tax bad debt reserves totaled $9.0 million for Federal tax purposes and $8.7 million for State tax purposes at both June 30, 2002 and March 31, 2002. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of these reserves include (i) redemptions of the Bank's stock or certain excess distributions by the Bank to Sound Federal Bancorp, and
      (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Bank's base-year reserves totaled approximately $3.8 million at both June 30, 2002 and March 31, 2002.

(11)  EMPLOYEE BENEFIT AND STOCK-BASED COMPENSATION PLANS

      PENSION PLANS

      The Company maintains non-contributory defined benefit pension plans that cover substantially all full-time employees who meet certain age and service requirements. Benefits are based on the employee's years of accredited service and average compensation for the three consecutive years that produce the highest average. The Company's funding policy is to contribute the amounts required by applicable regulations, although additional amounts may be contributed from time to time.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      The following is a summary of the changes in the plans' projected benefit obligations and the fair value of the plans' assets, together with a reconciliation of the funded status to the accrued pension costs recognized in the consolidated balance sheets at March 31:

                                                                                    2002          2001
                                                                                    ----          ----
                                                                                      (IN THOUSANDS)
      Change in benefit obligations:
          Beginning of year..................................................    $     8,523  $     4,864
          Benefit obligation assumed in Acquisition..........................             --        2,803
          Service cost.......................................................            190          118
          Interest cost......................................................            641          554
          Actuarial loss.....................................................            444          433
          Settlements........................................................           (918)          --
          Benefits paid......................................................           (438)        (249)
                                                                                   ---------    ---------

          End of year........................................................          8,442        8,523
                                                                                   ---------    ---------

      Change in fair value of plan assets:
          Beginning of year..................................................          7,266        4,420
          Assets received in Acquisition.....................................             --        2,286
          Actual return on plan assets.......................................            510          437
          Employer contributions.............................................            401          372
          Settlements........................................................           (918)          --
          Benefits paid......................................................           (438)        (249)
                                                                                   ---------    ---------
          End of year........................................................          6,821        7,266
                                                                                   ---------    ---------

      Funded status at end of year...........................................         (1,621)      (1,257)
      Unrecognized net actuarial loss........................................          1,144          708
      Unrecognized net transition obligation.................................              5           12
                                                                                   ---------    ---------

      Accrued pension cost...................................................    $       472  $       537
                                                                                   =========    =========

      Change in additional minimum liability:
          Charge to accumulated other comprehensive income...................    $       170  $        --
          Intangible asset...................................................              5           --
                                                                                   ---------    ---------
          Additional minimum liability.......................................    $       175  $        --
                                                                                   =========    =========

      A discount rate of 7.00% and a rate of increase in future compensation levels of 4.25% were used in determining the actuarial present value of the projected benefit obligations at March 31, 2002 (7.25% and 4.75%, respectively, at March 31, 2001). The expected long-term rate of return on plan assets was 9.00% for 2002, 2001 and 2000.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      The components of the net periodic pension expense were as follows for the years ended March 31:

                                                                                   2002          2001            2000
                                                                                   ----          ----            ----
                                                                                             (IN THOUSANDS)

       Service cost........................................................     $    190      $     118     $      69
       Interest cost.......................................................          641            554           343
       Expected return on plan assets......................................         (651)          (547)         (394)
       Recognized net actuarial loss.......................................           53              2            27
       Settlement charge...................................................           16             --            --
       Amortization of prior service cost and net
          transition obligation............................................            7             21            53
                                                                                  ------        -------       -------

          Net periodic pension expense.....................................     $    256      $     148     $      98
                                                                                  ======        =======       =======

      Net periodic pension expense was $76,000 and $40,000 for the three months ended June 30, 2002 and 2001, respectively.

      DIRECTOR EMERITUS PLAN

      The Company maintains a non-qualified, unfunded Director Emeritus Plan. The plan provides for payments to directors who reach emeritus status, in annual amounts equal to the compensation earned as a director at the time of retirement. Payments are made to the Director Emeritus for a period not to exceed fifteen years or age 85 or until the death of the Director Emeritus, whichever comes first. Directors qualify for emeritus status upon attaining age 70 with at least 15 years of board service (5 years if directorship ceases as a result of a merger, consolidation or similar transaction). The plan's projected benefit obligation and unrecognized prior service cost were $741,000 and $475,000, respectively, at March 31, 2002 ($704,000 and $554,000, respectively, at March 31, 2001). Total expense for this plan was $37,000 and $33,000 for the three months ended June 30, 2002 and 2001, respectively, and $133,000, $96,000 and $94,000 for the years ended March 31, 2002, 2001 and 2000, respectively.

      SAVINGS PLAN

      The Company maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees are able to make contributions to the plan of up to 10% of their compensation. Prior to February 1, 1999, the Company made matching contributions equal to 50% of the participant's contributions to the plan. The Company ceased its matching contributions effective February 1, 1999. Participants vest immediately in both their own contributions and Company contributions.

      EMPLOYEE STOCK OWNERSHIP PLAN

      In connection with the Reorganization and Offering, the Company established an ESOP for eligible employees who meet certain age and service requirements. The ESOP borrowed approximately $1.9 million from Sound Federal Bancorp and used the funds to purchase 192,129 shares of common stock sold in the Offering. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loan which has a ten-year term and bears interest at the prime rate. The ESOP uses these contributions and any dividends received by the ESOP on unallocated shares to make principal and interest payments on the loan.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      Shares purchased by the ESOP are held in a suspense account by the plan trustee until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation. Participants become vested in the allocated shares over a period not to exceed five years. Any forfeited shares are allocated to other participants in the same proportion as contributions.

      ESOP expense was $92,000 and $51,000 for the three months ended June 30, 2002 and 2001, respectively, and $246,000, $176,000 and $178,000 for the years ended March 31, 2002, 2001 and 2000, respectively. The cost of the ESOP shares that have not yet been allocated or committed to be released to participants is deducted from stockholders' equity (105,674 shares and 110,473 shares at June 30, 2002 and March 31, 2002, respectively). The fair value of these shares was approximately $2.5 million at June 30, 2002 and $1.7 million at March 31, 2002.

      STOCK OPTION PLAN

      On October 14, 1999, stockholders approved the Sound Federal Bancorp 1999 Stock Option Plan (the "Stock Option Plan"). A total of 210,738 shares of authorized but unissued common stock were reserved for issuance under the Stock Option Plan. Options have a ten-year term and may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

      Effective October 20, 1999, initial option grants were made under the Stock Option Plan for 210,738 shares at an exercise price of $9.125 per share. During the year ended March 31, 2002, 8,000 options were exercised. A total of 202,738 options were outstanding at March 31, 2002, including 126,043 that were exercisable at that date. During the three months ended June 30, 2002, 3,000 options were exercised, resulting in a total of 199,738 outstanding options at June 30, 2002, including 123,043 that were exercisable at that date.

      In accordance with the provisions of APB Opinion No. 25 related to fixed stock options, compensation expense is not recognized with respect to these options since the exercise price equals the fair value of the common stock at the grant date. Under the alternative fair-value-based method defined in SFAS No. 123, the grant-date fair value of fixed stock options is recognized as expense over the vesting period. The estimated per-share fair value of options granted in October 1999 was $2.25, estimated using the Black-Scholes option-pricing model with assumptions as follows: dividend yield of 3.1%; expected volatility rate of 20.0%; risk-free interest rate of 6.4%; and expected option life of 7 years. Had the Company applied the fair-value-based method to the options granted, it would have reported net income, basic earnings per share and diluted earnings per share of $2.1 million, $0.44 and $0.44, respectively, for the three months ended June 30, 2002; $1.1 million, $0.23 and $0.23, respectively, for the three months ended June 30, 2001; $5.7 million, $1.22 and $1.21, respectively, for the year ended March 31, 2002; $2.6 million, $0.54 and $0.54, respectively, for the year ended March 31, 2001; and $2.3 million, $0.46 and $0.46, respectively, for the year ended March 31, 2000.

      RECOGNITION AND RETENTION PLAN

      On October 14, 1999, stockholders also approved the Sound Federal Bancorp 1999 Recognition and Retention Plan (the "RRP"). The purpose of the RRP is to provide officers and non-employee directors of the Company with a proprietary interest in the Company in a manner designed to encourage their retention. A total of 105,369 shares were awarded under the RRP in October 1999 and funded with shares purchased by the Company in the open market. The grant-date fair value of these shares was charged to stockholders' equity. The awards vest at a rate of 20% on each of five annual vesting dates, the first of which was January 1, 2000. RRP expense for both the three months ended June 30, 2002 and 2001 amounted to $36,000. RRP expense for the year ended March 31, 2002 amounted to $148,000. RRP expense for the year ended March 31, 2001 was $329,000 and included $148,000 for

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      awards that vested as a result of the retirement of certain participants. RRP expense for the year ended March 31, 2000 was $240,000 and included $193,000 for the 20% of the 1999 awards that vested on January 1, 2000.

(12)  COMMITMENTS AND CONTINGENCIES

      OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

      The Company's off-balance sheet financial instruments at June 30, 2002, March 31, 2002 and March 31, 2001 were limited to loan origination commitments of $25.5 million, $28.7 million and $16.8 million, respectively, and unused lines of credit (principally fixed rate home equity lines) extended to customers of $40.1 million, $36.8 million and $31.1 million, respectively. Substantially all of these commitments and lines of credit have been provided to customers within the Company's primary lending area described in Note 6. Loan origination commitments at June 30, 2002 consisted of adjustable rate and fixed rate commitments of $9.2 million and $16.3 million, respectively, with weighted average yields of 6.21% and 7.00%, respectively. Loan origination commitments at March 31, 2002 consisted of adjustable rate and fixed rate commitments of $4.8 million and $23.9 million, respectively, with weighted average yields of 6.78% and 6.68%, respectively. Substantially all of the commitments at March 31, 2001 carried fixed interest rates ranging from 6.75% to 10.50%.

      Loan origination commitments and lines of credit are contractual agreements to lend to customers within specified time periods at interest rates and on other terms specified in the agreements. These financial instruments involve elements of credit risk and interest rate risk in addition to the amounts for funded loans recognized in the consolidated balance sheets. The contractual amounts of commitments and lines of credit represent the Company's maximum potential exposure to credit loss (assuming that the agreements are fully funded and any collateral proves to be worthless), but do not necessarily represent future cash requirements since certain agreements may expire without being fully funded. Loan commitments generally have fixed expiration dates (ranging up to three months) or other termination clauses and may require the payment of a fee by the customer. Commitments and lines of credit are subject to the same credit approval process applied in the Company's general lending activities, including a case-by-case evaluation of the customer's creditworthiness and related collateral requirements.

      LEASE COMMITMENTS

      The Company is obligated under non-cancelable operating leases for six branch offices. Rent expense under these leases was $96,000 and $73,000 for the three months ended June 30, 2002 and 2001, respectively, and $304,000, $258,000 and $176,000 for the years ended March 31, 2002, 2001 and 2000, respectively. At March 31, 2002, the future minimum rental payments under these lease agreements for the fiscal years ending March 31 are $385,000 in 2003, $395,000 in 2004, $382,000 in 2005, $388,000 in
      2006, $395,000 in 2007, and a total of $2.6 million for 2008 and thereafter. There were no significant changes in future minimum lease rentals during the three months ended June 30, 2002.

      LEGAL PROCEEDINGS

      In the normal course of business, the Company is involved in various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings should not have a material effect on the Company's financial condition, results of operations or liquidity.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

(13)  REGULATORY MATTERS

      REGULATORY CAPITAL REQUIREMENTS

      OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%, a minimum ratio of Tier I (core) capital to total adjusted assets of 4.0%, and a minimum ratio of Total (core and supplementary) capital to risk-weighted assets of 8.0%.

      Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier I (core) capital ratio of at least 5.0%, a Tier I risk-based capital ratio of at least 6.0%, and a Total risk-based capital ratio of at least 10.0%.

      The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors. These capital requirements apply only to the Bank, and do not consider additional capital retained by Sound Federal Bancorp.

      Management believes that, as of June 30, 2002, March 31, 2002 and March 31, 2001, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      The following is a summary of the Bank's actual capital amounts and ratios, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution. In accordance with the applicable regulatory requirements, the Bank's actual tangible and Tier 1 capital amounts exclude goodwill and the after-tax net unrealized gain on securities available for sale, while the Total risk-based capital amounts include the allowance for loan losses.

                                                                           OTS REQUIREMENTS
                                                            -----------------------------------------------------
                                                               MINIMUM CAPITAL            CLASSIFICATION AS
                                       BANK ACTUAL                  ADEQUACY                WELL CAPITALIZED
                                -------------------------   -------------------------   -------------------------
                                   AMOUNT        RATIO         AMOUNT        RATIO         AMOUNT        RATIO
                                   ------        -----         ------        -----         ------        -----
                                                               (DOLLARS IN THOUSANDS)
       JUNE 30, 2002
       -------------
        Tangible capital.....   $  42,113         6.6%      $  9,528          1.5%
        Tier I (core) capital.     42,113         6.6         25,405          4.0         $  31,757       5.0%
        Risk-based capital:
           Tier I............      42,113        13.1                                        19,341       6.0
           Total.............      44,410        13.8         25,788          8.0            32,236      10.0

       MARCH 31, 2002
       --------------
        Tangible capital.....   $  39,865         6.5%      $  9,139          1.5%
        Tier I (core) capital.     39,865         6.5         24,371          4.0         $  30,464      5.0%
        Risk-based capital:
           Tier I............      39,865        12.7                                        18,776      6.0
           Total.............      42,087        13.5         25,035          8.0            31,294     10.0

       MARCH 31, 2001
       --------------
        Tangible capital.....   $  34,247         6.4%      $  8,029          1.5%
        Tier I (core) capital      34,247         6.4         21,410          4.0         $  26,763      5.0%
        Risk-based capital:
           Tier I............      34,247        14.8                                        13,847      6.0
           Total.............      36,294        15.7         18,463          8.0            23,079     10.0

      DIVIDEND LIMITATIONS

      Under current OTS regulations, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income for the current year plus retained net income for the two preceding years. Dividends in excess of this amount require OTS approval. Unlike the Bank, Sound Federal Bancorp is not subject to OTS regulatory limitations on the payment of dividends to its shareholders. Beginning in April 1999, Sound Federal Bancorp has declared a quarterly cash dividend of $0.07 per common share. Since October 1999, the Mutual Holding Company has waived receipt of this dividend with respect to all of its shares. The cumulative amount of dividends waived through June 30, 2002 was $2.2 million.

      STOCK REPURCHASE PROGRAMS

      In July 1999, the Company announced a stock repurchase program to acquire up to 344,926 shares of its common stock, which represents approximately 15% of the common stock held by persons other than the Mutual Holding Company. This repurchase program was completed in February 2001. In March 2001, the Company announced a program to repurchase up to 206,000 shares of its common stock. As of June 30, 2002, the Company had acquired 444,926 shares of its common stock as treasury shares, at a total cost of approximately $4.4 million or an average of $9.78 per share.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      LIQUIDATION RIGHTS

      All depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization continue to have such rights solely with respect to the Mutual Holding Company, as long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have such liquidation rights with respect to the Mutual Holding Company.

(14)  COMPREHENSIVE INCOME

      Comprehensive income represents the sum of net income and items of "other comprehensive income or loss" that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale. The Company has reported its total comprehensive income in the consolidated statements of changes in stockholders' equity.

      The Company's other comprehensive income (loss) is summarized as follows:

                                                           THREE MONTHS
                                                          ENDED JUNE 30,                 YEARS ENDED MARCH 31,
                                                        -------------------     --------------------------------------
                                                         2002         2001         2002          2001            2000
                                                         ----         ----         ----          ----            ----
                                                                              (IN THOUSANDS)
       Net unrealized holding gain (loss) arising
          during the period on securities available
          for sale...............................    $   1,023    $    (250)    $ (1,850)     $   5,823     $  (1,788)
       Additional minimum pension liability......           --           --         (170)            --            --
       Related deferred income tax effect........         (396)         101          869         (2,369)          718
                                                       --------      ------       ------        -------       -------

       Other comprehensive income (loss).........    $     627    $    (149)    $ (1,151)     $   3,454     $  (1,070)
                                                       =======       =======      ======        =======       =======

      The Company's accumulated other comprehensive income, which is included in stockholders' equity, is summarized as follows:

                                                                                              MARCH 31,
                                                                             JUNE 30, -----------------------
                                                                              2002        2002         2001
                                                                              ----        ----         ----
                                                                                       (IN THOUSANDS)

           Net unrealized holding gain on securities available for sale  $     2,985  $     1,962  $     3,812
           Additional minimum pension liability......................           (170)        (170)          --
           Related deferred income taxes.............................         (1,087)        (691)      (1,560)
                                                                           ----------   ---------    ---------

           Accumulated other comprehensive income ...................    $     1,728  $     1,101  $     2,252
                                                                           =========    =========    =========

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

(15)  EARNINGS PER SHARE

      The following is a summary of the Company's EPS calculations. For purposes of computing basic EPS, net income applicable to common stock equaled net income for all periods.

                                                   THREE MONTHS
                                                    ENDED JUNE 30,                YEARS ENDED MARCH 31,
                                               ------------------------ --------------------------------------
                                                   2002         2001        2002         2001           2000
                                                   ----         ----        ----         ----           ----
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

      Net income.............................   $    2,161   $    1,175  $    5,770  $    2,659    $    2,392
                                                  ========     ========    ========    ========      ========
      Weighted average common shares
          outstanding for computation of
          basic EPS (1)......................        4,649        4,633       4,639       4,783         4,949
      Common-equivalent shares due to the
          dilutive effect of stock options
          and RRP awards (2).................           94           29          56          --             2
                                                  --------     --------    --------    --------      --------
      Weighted average common shares for
          computation of diluted EPS.........        4,743        4,662       4,695       4,783         4,951
                                                  ========     ========    ========    ========      ========

      Earnings per common share:
          Basic..............................   $     0.46   $     0.25  $     1.24  $     0.56    $     0.48
          Diluted............................         0.46         0.25        1.23        0.56          0.48
                                                 ==========   ==========  ==========  ==========    ==========

      (1) Includes all shares issued to the Mutual Holding Company and contributed to the Charitable Foundation. Excludes RRP shares that have not vested and unallocated ESOP shares that have not been released or committed to be released to participants.
      (2) Represents an incremental number of shares computed using the treasury stock method.

(16)  FAIR VALUES OF FINANCIAL INSTRUMENTS

      SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosures for financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Company's consolidated balance sheets, as well as certain off-balance sheet items. Fair value is defined in SFAS No. 107 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

      Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. Estimates developed using these methods are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities (none of which were held for trading purposes):

                                                                                      MARCH 31,
                                                JUNE 30,           ------------------------------------------------
                                                  2002                      2002                      2001
                                          --------------------     ---------------------      ---------------------
                                            CARRYING     FAIR        CARRYING      FAIR        CARRYING     FAIR
                                             AMOUNT      VALUE        AMOUNT       VALUE        AMOUNT      VALUE
                                             ------      -----        ------       -----        ------      -----
                                                                       (IN MILLIONS)
     Financial assets:
        Cash and due from banks........    $    6.7   $    6.7       $   6.9    $    6.9      $    5.8    $    5.8
        Federal funds sold and other
          overnight deposits...........        35.4       35.4          19.8        19.8          35.0        35.0
        Other interest-earning assets..         --         --           --          --             2.5         2.5
        Securities.....................       143.8      143.8         150.2       150.2         185.7       185.8
        Loans..........................       437.4      448.1         418.4       426.4         293.8       299.4
        Accrued interest receivable....         3.5        3.5           3.2         3.2           3.4         3.4
        FHLB stock.....................         4.1        4.1           4.1         4.1           3.7         3.7
     Financial liabilities:
        Savings certificate accounts...       324.8      326.8         312.3       313.5         295.7       298.8
        Other deposit accounts.........       219.9      219.9         207.6       207.6         177.8       177.8
        Borrowings.....................        35.0       36.3          34.9        35.4          14.7        15.5
        Mortgage escrow funds..........         4.4        4.4           5.0         5.0           4.5         4.5
                                             ======    =======        ======      ======        ======      ======

      The following is a description of the valuation methods used by the Company to estimate the fair values of its financial instruments:

      SECURITIES

      The fair values of securities were based on market prices or dealer quotes.

      LOANS

      For valuation purposes, the loan portfolio was segregated into its significant categories, such as residential mortgage loans and consumer loans. These categories were further analyzed, where appropriate, into components based on significant financial characteristics such as type of interest rate (fixed or adjustable). Generally, management estimated fair values by discounting the anticipated cash flows at current market rates for loans with similar terms to borrowers of similar credit quality.

      DEPOSIT LIABILITIES

      The fair values of savings certificate accounts represent contractual cash flows discounted using interest rates currently offered on certificates with similar characteristics and remaining maturities (but are not less than the net amount at which depositors could settle their accounts). In accordance with SFAS No. 107, the fair values of other deposit accounts (those with no stated maturity, such as passbook and money market accounts) are equal to the carrying amounts payable on demand. These fair values do not include the value of core deposit relationships that comprise a significant portion of the Company's deposit base. Management believes that these core deposit

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

      relationships provide a relatively stable, low-cost funding source that has a substantial unrecognized value separate from the deposit balances.

      BORROWINGS

      The fair values of securities repurchase agreements and FHLB advances represent contractual repayments discounted using interest rates currently available on borrowings with similar characteristics and remaining maturities.

      OTHER FINANCIAL INSTRUMENTS

      The remaining financial assets and liabilities listed in the preceding table have fair values that approximate the respective carrying amounts in the consolidated balance sheets because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments and unused lines of credit described in Note 12 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At June 30, 2002, March 31, 2002 and March 31, 2001, the fair values of these instruments approximated the related carrying amounts.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

(17)  PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

      Set forth below are condensed financial statements of Sound Federal
      Bancorp:

                                                                                                        MARCH 31,
                                                                               JUNE 30,      -----------------------------
        CONDENSED BALANCE SHEETS                                                 2002             2002             2001
                                                                                 ----             ----             ----
                                                                                            (IN THOUSANDS)
        ASSETS
        Interest-bearing deposits at subsidiary bank.................       $      5,075     $      5,229     $      6,116
        Loan receivable from ESOP....................................              1,153            1,153            1,345
        Investment in subsidiary bank................................             57,891           55,082           50,468
        Other assets.................................................                998              931              704
                                                                               ---------        ---------        ---------
                Total assets.........................................       $     65,117     $     62,395     $     58,633
                                                                               =========        =========        =========

        LIABILITIES..................................................       $      1,297     $      1,380     $      1,704
        STOCKHOLDERS' EQUITY.........................................             63,820           61,015           56,929
                                                                               ---------        ---------        ---------
                Total liabilities and stockholders' equity...........       $     65,117     $     62,395     $     58,633
                                                                               =========        =========        =========


                                                                 THREE MONTHS
                                                                ENDED JUNE 30,                 YEARS ENDED MARCH 31,
                                                          -------------------------  --------------------------------------
       CONDENSED STATEMENTS OF INCOME                         2002          2001         2002         2001          2000
                                                              ----          ----         ----         ----          ----
                                                                                    (IN THOUSANDS)

       Interest income..............................      $       52     $      79   $      269    $     345    $      410
       Other expenses...............................             (88)          (41)        (208)         (77)         (221)
                                                              -------      --------      -------     --------    ---------
       (Loss) income before income taxes and
          equity in undistributed earnings of
          subsidiary bank...........................             (36)           38           61          268           189
       Income tax (benefit) expense.................             (14)           44           56           56            48
                                                              -------      -------       ------      -------     ---------
       (Loss) income before equity in undistributed
           earnings of subsidiary bank..............             (22)           (6)           5          212           141
       Equity in undistributed earnings of subsidiary
           bank.....................................           2,183         1,181        5,765        2,447         2,251
                                                              ------       -------       ------      -------      --------
       Net income...................................      $    2,161     $   1,175   $    5,770    $   2,659    $    2,392
                                                              ======       =======       ======      =======      ========

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)


                                                           THREE MONTHS
                                                           ENDED JUNE 30,                   YEARS ENDED MARCH 31,
                                                     --------------------------   -----------------------------------------
       CONDENSED STATEMENTS OF CASH FLOWS                2002          2001           2002          2001           2000
                                                         ----          ----           ----          ----           ----
                                                                                  (IN THOUSANDS)
       OPERATING ACTIVITIES
       Net income..............................      $    2,161    $    1,175     $    5,770    $    2,659    $     2,392
       Adjustments to reconcile net income to net
           cash (used in) provided by operating
           activities:
             Equity in undistributed earnings of
               subsidiary bank.................          (2,183)       (1,181)        (5,765)       (2,447)        (2,251)
             (Increase) decrease in other
               assets..........................             (67)          (67)          (227)         (148)            12
             Other.............................              46            24             70            (2)           (70)
                                                         ------        ------         ------        -------       --------
                 Net cash (used in)  provided
                   by operating activities.....             (43)          (49)          (152)           62             83
                                                         ------        -------        -------       ------        -------

       INVESTING ACTIVITIES
       ESOP loan repayments....................              --            --            192           192            192
                                                         ------        ------         ------        ------        -------

       FINANCING ACTIVITIES
       Purchases of treasury stock.............              --          (483)          (483)       (1,798)        (2,069)
       Issuance of stock pursuant to stock
           option plan.........................              27            --             73            --             --
       Payment of cash dividends on common stock...        (138)         (140)          (517)         (580)        (1,004)
                                                         -------       -------        -------   -----------       --------
                 Net cash used in financing
                   activities..................            (111)         (623)          (927)       (2,378)        (3,073)
                                                         -------       -------        -------       -------       --------
       Net decrease in cash and cash
           equivalents.........................            (154)         (672)          (887)       (2,124)        (2,798)
       Cash and cash equivalents at beginning
           of period...........................           5,229         6,116          6,116         8,240         11,038
                                                         ------        ------         ------        ------        -------
       Cash and cash equivalents at end
           of period...........................      $    5,075    $    5,444     $    5,229    $    6,116    $     8,240
                                                         ======        ======         ======         =====        =======

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 2002 AND THE THREE-MONTH
               PERIODS ENDED JUNE 30, 2002 AND 2001 IS UNAUDITED)

(18)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      The following is a condensed summary of quarterly results of operations for the years ended March 31, 2002 and 2001:

                                                              FIRST           SECOND        THIRD          FOURTH
                                                             QUARTER         QUARTER       QUARTER         QUARTER
                                                             -------         -------       -------         -------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
      YEAR ENDED MARCH 31, 2002
      -------------------------
      Interest and dividend income...................      $     9,365     $     9,464   $     9,445      $   9,171
      Interest expense...............................            5,339           4,961         4,650          3,589
                                                           -----------     -----------   -----------      ---------
      Net interest income............................            4,026           4,503         4,795          5,582
      Provision for loan losses......................               25              25            75             50
      Non-interest income............................              196             169           194            172
      Non-interest expense...........................            2,334           2,421         2,535          3,026
                                                           -----------     -----------   -----------      ---------
      Income before income tax expense...............            1,863           2,226         2,379          2,678
      Income tax expense.............................              688             854           914            920
                                                           -----------     -----------   -----------      ---------
      Net income.....................................      $     1,175     $     1,372   $     1,465      $   1,758
                                                           ===========     ===========   ===========      =========

      Basic earnings per common share................      $      0.25     $      0.30   $      0.32      $    0.38
      Diluted earnings per common share..............             0.25            0.29          0.31           0.37
                                                           ===========     ===========   ============     =========

      YEAR ENDED MARCH 31, 2001
      -------------------------
      Interest and dividend income...................      $     5,730     $     8,610   $     9,635      $   9,601
      Interest expense...............................            2,896           4,808         5,701          5,603
                                                           -----------     -----------   -----------      ---------
      Net interest income............................            2,834           3,802         3,934          3,998
      Provision for loan losses......................               50              58            50             50
      Non-interest income............................               55              66           146            115
      Non-interest expense...........................            1,888           2,550         2,868          2,727
                                                           -----------     -----------   -----------      ---------
      Income before income tax expense...............              951           1,260         1,162          1,336
      Income tax expense.............................              356             590           491            613
                                                           -----------     -----------   -----------      ---------
      Net income.....................................      $       595     $       670   $       671      $     723
                                                           ===========     ===========   ===========      =========

      Basic and diluted earnings per common share....      $      0.12     $      0.14   $      0.14      $    0.15
                                                           ===========     ===========   ===========      =========

--------------------------------------------------------------------------------
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUND FEDERAL BANCORP OR SOUND FEDERAL SAVINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SOUND FEDERAL BANCORP OR SOUND FEDERAL SAVINGS SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.


                             UP TO 6,765,910 SHARES
                              (ANTICIPATED MAXIMUM)

                              SOUND FEDERAL BANCORP

                              (HOLDING COMPANY FOR
                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION)


                                  COMMON STOCK
                            PAR VALUE $0.01 PER SHARE


                               ------------------

                                   PROSPECTUS
                               ------------------


                          KEEFE, BRUYETTE & WOODS, INC.


                                NOVEMBER __, 2002
                                ----------------

                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.
                                ----------------

UNTIL DECEMBER __, 2002 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OF SUBSCRIPTIONS.
--------------------------------------------------------------------------------

PART II:    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                                             AMOUNT

      *     Legal Fees and Expenses............................................      $      320,000
      *     Printing, Postage, Mailing and EDGAR...............................             190,000
      *     Appraisal and Business Plan Fees and Expenses......................              34,000
      *     Accounting and State Tax Fees and Expenses.........................             100,000
      *     Conversion Agent and Data Processing Fees..........................              60,000
      **    Marketing Agent Fees and Expenses..................................             825,500
      *     Marketing Agent Counsel Fees and expenses..........................              35,000
      *     Filing Fees (OTS, NASD, Nasdaq and SEC)............................              56,767
      *     Other..............................................................              45,733
                                                                                     --------------
      *     Total .............................................................      $    1,682,000
                                                                                     ==============

*     Estimated
** Sound Federal Bancorp has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the Offerings. Fees are estimated at the maximum of the offering range.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article TENTH of the Certificate of Incorporation of Sound Federal Bancorp (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

      TENTH:

      A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a

Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

      C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

      D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

      E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

      F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

            Not Applicable.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES:

            The exhibits and financial statement schedules filed as part of this registration statement are as follows:

            (A) LIST OF EXHIBITS

1.1   Engagement Letter between the Registrant and Keefe, Bruyette & Woods, Inc.
1.2 Form of Agency Agreement between the Registrant and Keefe, Bruyette & Woods, Inc.
2     Plan of Conversion and Reorganization
3.1   Certificate of Incorporation of Sound Federal Bancorp (Included in Exhibit
      2)
3.2   Bylaws of Sound Federal Bancorp (Included in Exhibit 2)
4     Form of Common Stock Certificate of Sound Federal Bancorp
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8.1   Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1  Sound Federal Bancorp 1999 Stock Option Plan**
10.2  Sound Federal Bancorp 1999 Recognition and Retention Plan**
10.3  Employment Agreement with Richard P. McStravick***
10.4  Employee Stock Ownership Plan
21    Subsidiaries of Registrant
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8.1)
23.2  Consent of KPMG LLP
23.3  Consent of FinPro, Inc.
24    Power of Attorney (set forth on signature page)
99.1  Appraisal and Business Plan Agreement between the Registrant and FinPro,
      Inc.
99.2  Appraisal Report of FinPro, Inc.****
99.3  Marketing Materials
99.4  Order and Acknowledgment Form
99.5  Special Meeting Proxy Statement
99.6  Letter of FinPro, Inc. with respect to Subscription Rights
99.7  Prospectus Supplement
-------------------------------
*     To be filed supplementally or by amendment.
** Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-93215), originally filed with the Commission on December 21, 1999.
*** Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-57377), originally filed with the Commission on June 22, 1998.
****  Supporting financial schedules filed pursuant to Rule 202 of Regulation
      S-T.

            (B) FINANCIAL STATEMENT SCHEDULES

            No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17.    UNDERTAKINGS

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

      Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mamaroneck, State of New York on September 16, 2002.

                                     SOUND FEDERAL BANCORP


                                     By:  /s/ Richard P. McStravick
                                          ------------------------------------
                                          Richard P. McStravick
                                          President and Chief Executive Officer
                                          (Duly Authorized Representative)

                                POWER OF ATTORNEY

      We, the undersigned directors and officers of Sound Federal Bancorp (the "Company") hereby severally constitute and appoint Richard P. McStravick as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Richard P. McStravick may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Richard P. McStravick shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


           Signatures                              Title                                 Date
           ----------                              -----                                 ----

/s/ Richard P. McStravick               President, Chief Executive                September 16, 2002
--------------------------------        Officer and Director (Principal
Richard P. McStravick                   Executive Officer)

/s/ Anthony J. Fabiano                  Senior Vice President and Chief           September 16, 2002
--------------------------------        Financial Officer
Anthony J. Fabiano                      (Principal Financial and
                                        Accounting Officer)

/s/ Bruno J. Gioffre                    Chairman                                  September 16, 2002
--------------------------------
Bruno J. Gioffre

/s/ Joseph Dinolfo                      Director                                  September 16, 2002
--------------------------------
Joseph Dinolfo

/s/ Donald H. Heithaus                  Director                                  September 16, 2002
--------------------------------
Donald H. Heithaus

/s/ Joseph A. Lanza                     Director                                  September 16, 2002
--------------------------------
Joseph A. Lanza


           Signatures                              Title                                 Date
           ----------                              -----                                 ----

/s/ Eldorus Maynard                     Director                                  September 16, 2002
--------------------------------
Eldorus Maynard

/s/ James Staudt                        Director                                  September 16, 2002
--------------------------------
James Staudt

/s/ Samuel T. Telerico                  Director                                  September 16, 2002
--------------------------------
Samuel T. Telerico

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2002

                                                   REGISTRATION NO. 333-________
================================================================================

                     ---------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------







                                    EXHIBITS
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1








                              SOUND FEDERAL BANCORP
                              MAMARONECK, NEW YORK


================================================================================

                                  EXHIBIT INDEX


1.1   Engagement Letter between the Registrant and Keefe, Bruyette & Woods, Inc.
1.2 Form of Agency Agreement between the Registrant and Keefe, Bruyette & Woods, Inc.
2     Plan of Conversion and Reorganization
3.1   Certificate of Incorporation of Sound Federal Bancorp (Included in Exhibit
      2)
3.2   Bylaws of Sound Federal Bancorp (Included in Exhibit 2)
4     Form of Common Stock Certificate of Sound Federal Bancorp
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8.1   Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1  Sound Federal Bancorp 1999 Stock Option Plan**
10.2  Sound Federal Bancorp 1999 Recognition and Retention Plan**
10.3  Employment Agreement with Richard P. McStravick***
10.4  Employee Stock Ownership Plan
21    Subsidiaries of Registrant
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8.1)
23.2  Consent of KPMG LLP
23.3  Consent of FinPro, Inc.
24    Power of Attorney (set forth on signature page)
99.1  Appraisal and Business Plan Agreement between the Registrant and FinPro,
      Inc.
99.2  Appraisal Report of FinPro, Inc.****
99.3  Marketing Materials
99.4  Order and Acknowledgment Form
99.5  Special Meeting Proxy Statement
99.6  Letter of FinPro, Inc. with respect to Subscription Rights
99.7  Prospectus Supplement
-------------------------------
*     To be filed supplementally or by amendment.
** Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-93215), originally filed with the Commission on December 21, 1999.
*** Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-57377), originally filed with the Commission on June 22, 1998.
****  Supporting financial schedules filed pursuant to Rule 202 of Regulation
      S-T.